                                                                Exhibit 4(f)(69)


                                                                  EXECUTION COPY


                                U.S. $325,000,000

             FIRST AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

                          Dated as of February 15, 2006

                                      Among

                      CAC WAREHOUSE FUNDING CORPORATION II
                                 as the Borrower

                          CREDIT ACCEPTANCE CORPORATION
                          as the Servicer and Custodian

                       WACHOVIA BANK, NATIONAL ASSOCIATION
                                 as an Investor

                            JPMORGAN CHASE BANK, N.A.
                     as an Investor, and the other Investors
                         from time to time party hereto

                      VARIABLE FUNDING CAPITAL COMPANY, LLC
                          as a CP Conduit and a Lender

                       PARK AVENUE RECEIVABLES COMPANY LLC
             as a CP Conduit and a Lender, and the other CP Conduits
                         from time to time party hereto

                          WACHOVIA CAPITAL MARKETS, LLC
                   as the Deal Agent and the Collateral Agent

                       WACHOVIA BANK, NATIONAL ASSOCIATION
               as the Liquidity Agent for the VFCC Purchaser Group

                            JPMORGAN CHASE BANK, N.A.
          as the Liquidity Agent for the PARCO Purchaser Group, and the
              other Liquidity Agents from time to time party hereto

                                       and

                      SYSTEMS & SERVICES TECHNOLOGIES, INC.
                             as the Backup Servicer

                                TABLE OF CONTENTS

                                                                                                 Page
                                                                                                 ----
ARTICLE I         DEFINITIONS.............................................................          2

        Section 1.1.      Certain Defined Terms...........................................          2
        Section 1.2.      Other Terms.....................................................         27
        Section 1.3.      Computation of Time Periods.....................................         27
        Section 1.4.      Interpretation..................................................         27

ARTICLE II        THE LOAN FACILITY.......................................................         28

        Section 2.1.      Funding of the Advance..........................................         28
        Section 2.2.      Grant of Security Interest; Acceptance by Collateral Agent......         30
        Section 2.3.      Procedures for Funding of Advances..............................         31
        Section 2.4.      Determination of Yield..........................................         32
        Section 2.5.      Reduction of the Facility Limit and a Purchaser Group
                          Facility Limit; Repurchase......................................         32
        Section 2.6.      Actions with Respect to Advance.................................         33
        Section 2.7.      Settlement Procedures...........................................         33
        Section 2.8.      [Reserved.].....................................................         35
        Section 2.9.      Collections and Allocations.....................................         35
        Section 2.10.     Payments, Computations, Etc.....................................         36
        Section 2.11.     [Reserved.].....................................................         37
        Section 2.12.     Fees............................................................         37
        Section 2.13.     Increased Costs; Capital Adequacy; Illegality...................         37
        Section 2.14.     Taxes...........................................................         39
        Section 2.15.     Assignment of the Contribution Agreement........................         40
        Section 2.16.     Take-Out........................................................         40

ARTICLE III       CONDITIONS TO THE CLOSING, EACH FUNDING AND AMENDMENT AND
                  RESTATEMENT.............................................................         42

        Section 3.1.      Conditions to the Closing and the Initial Funding...............         42
        Section 3.2.      Conditions Precedent To All Fundings............................         43

ARTICLE IV        REPRESENTATIONS AND WARRANTIES..........................................         45

        Section 4.1.      Representations and Warranties of the Borrower..................         45
        Section 4.2.      Representations and Warranties of the Borrower Relating to
                          the Loans and the Related Contracts.............................         50
        Section 4.3.      Representations and Warranties of the Servicer..................         51
        Section 4.4.      Representations and Warranties of the Backup Servicer...........         52
        Section 4.5.      Breach of Representations and Warranties........................         52

ARTICLE V         GENERAL COVENANTS.......................................................         53

        Section 5.1.      Affirmative Covenants of the Borrower...........................         53
        Section 5.2.      Negative Covenants of the Borrower..............................         58
        Section 5.3.      Covenant of the Borrower Relating to the Hedging Agreement......         63
        Section 5.4.      Affirmative Covenants of the Servicer...........................         63

        Section 5.5.      Negative Covenants of the Servicer..............................         65
        Section 5.6.      Negative Covenants of the Backup Servicer.......................         66

ARTICLE VI        ADMINISTRATION AND SERVICING OF CONTRACTS...............................         66

        Section 6.1.      Servicing.......................................................         66
        Section 6.2.      Duties of the Servicer and Custodian............................         67
        Section 6.3.      Rights After Designation of Successor Servicer..................         70
        Section 6.4.      Responsibilities of the Borrower................................         70
        Section 6.5.      Reports.........................................................         70
        Section 6.6.      Additional Representations and Warranties of Credit
                          Acceptance as Servicer..........................................         71
        Section 6.7.      Establishment of the Accounts...................................         72
        Section 6.8.      Payment of Certain Expenses by Servicer.........................         73
        Section 6.9.      Annual Independent Public Accountant's Servicing Reports........         73
        Section 6.10.     The Servicer Not to Resign......................................         73
        Section 6.11.     Servicer Termination Events.....................................         74
        Section 6.12.     Appointment of Successor Servicer...............................         75
        Section 6.13.     Responsibilities of the Borrower................................         76
        Section 6.14.     Segregated Payment Account......................................         76

ARTICLE VII       BACKUP SERVICER.........................................................         76

        Section 7.1.      Designation of the Backup Servicer..............................         76
        Section 7.2.      Duties of the Backup Servicer...................................         76
        Section 7.3.      Backup Servicing Compensation...................................         77

ARTICLE VIII      [Reserved]..............................................................         77

ARTICLE IX        SECURITY INTEREST.......................................................         77

        Section 9.1.      Security Agreement..............................................         77
        Section 9.2.      Release of Lien.................................................         77
        Section 9.3.      Further Assurances..............................................         77
        Section 9.4.      Remedies........................................................         77
        Section 9.5.      Waiver of Certain Laws..........................................         78
        Section 9.6.      Power of Attorney...............................................         78

ARTICLE X         TERMINATION EVENTS......................................................         78

        Section 10.1.     Termination Events..............................................         78
        Section 10.2.     Remedies........................................................         80

ARTICLE XI        INDEMNIFICATION.........................................................         81

        Section 11.1.     Indemnities by the Borrower.....................................         81
        Section 11.2.     Indemnities by the Servicer.....................................         83
        Section 11.3.     After-Tax Basis.................................................         84

ARTICLE XII       THE DEAL AGENT AND THE LIQUIDITY AGENTS.................................         84

        Section 12.1.     Authorization and Action........................................         84
        Section 12.2.     Delegation of Duties............................................         85
        Section 12.3.     Exculpatory Provisions..........................................         86

        Section 12.4.     Reliance........................................................         87
        Section 12.5.     Non-Reliance on Deal Agent, Liquidity Agents, Collateral
                          Agent and Other Lenders.........................................         88
        Section 12.6.     Reimbursement and Indemnification...............................         88
        Section 12.7.     Deal Agent, Liquidity Agents and Collateral Agent in their
                          Individual Capacities...........................................         89
        Section 12.8.     Successor Deal Agent, Liquidity Agents or Collateral Agent......         89

ARTICLE XIII      ASSIGNMENTS; PARTICIPATIONS.............................................         90

        Section 13.1.     Assignments and Participations..................................         90

ARTICLE XIV       MISCELLANEOUS...........................................................         93

        Section 14.1.     Amendments and Waivers..........................................         93
        Section 14.2.     Notices, Etc....................................................         94
        Section 14.3.     Ratable Payments................................................         94
        Section 14.4.     No Waiver; Remedies.............................................         94
        Section 14.5.     Binding Effect; Benefit of Agreement............................         95
        Section 14.6.     Term of this Agreement..........................................         95
        Section 14.7.     Governing Law; Consent to Jurisdiction; Waiver of Objection
                          to Venue........................................................         95
        Section 14.8.     Waiver of Jury Trial............................................         95
        Section 14.9.     Costs, Expenses and Taxes.......................................         95
        Section 14.10.    No Proceedings..................................................         96
        Section 14.11.    Recourse Against Certain Parties................................         96
        Section 14.12.    Protection of Right, Title and Interest in Assets; Further
                          Action Evidencing the Funding...................................         97
        Section 14.13.    Confidentiality; Tax Treatment Disclosure.......................         98
        Section 14.14.    Execution in Counterparts; Severability; Integration............        100
        Section 14.15.    Waiver of Setoff................................................        100

                                    EXHIBITS

EXHIBIT A       Form of Funding Notice
EXHIBIT B       Form of Assignment and Acceptance
EXHIBIT C       Form of Monthly Report
EXHIBIT D       Form of Joinder
EXHIBIT E       Form of Hedging Agreement (including Schedule and Confirmation)
EXHIBIT F       Form of Officer's Certificate as to Solvency
EXHIBIT G       Form of Take-Out Release
EXHIBIT H       Form of Contribution Agreement
EXHIBIT I       Form of Variable Funding Note
EXHIBIT J-1     Form 1 of Dealer Agreement
EXHIBIT J-2     Form 2 of Dealer Agreement
EXHIBIT J-3     Form 3 of Dealer Agreement
EXHIBIT J-4     Form 4 of Dealer Agreement
EXHIBIT K       [Reserved]
EXHIBIT L       Forms of Contracts
EXHIBIT M       [Reserved]
EXHIBIT N       [Reserved]
EXHIBIT O       Form of Backup Servicing Agreement



                              SCHEDULES


SCHEDULE I      Condition Precedent Documents
SCHEDULE II     Credit Guidelines
SCHEDULE III    Tradenames, Fictitious Names and "Doing Business As" Names
SCHEDULE IV     Location of Records and Contract Files
SCHEDULE V      Loan and Contract List
SCHEDULE VI     Collection Guidelines
SCHEDULE VII    Forecasted Collections
SCHEDULE VIII   Commitment Amount of Each Investor
SCHEDULE IX     List of Dealer Agreements and Pools
SCHEDULE X      Condition Precedent Documents Relating to Amendment and
                Restatement

      THIS FIRST AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (the "Agreement") is made as of February 15, 2006, among:

      (1) CAC WAREHOUSE FUNDING CORPORATION II, a Nevada corporation, (the "Borrower");

      (2) CREDIT ACCEPTANCE CORPORATION, a Michigan corporation, ("Credit Acceptance", the "Originator", the "Servicer" or the "Custodian");

      (3) WACHOVIA BANK, NATIONAL ASSOCIATION, as an investor for the VFCC Purchaser Group (an "Investor");

      (4) JPMORGAN CHASE BANK, N.A., as an investor for the PARCO Purchaser Group ("JPMorgan" or an "Investor") and the other Investors from time to time party hereto;

      (5) VARIABLE FUNDING CAPITAL COMPANY, LLC, a Delaware limited liability company ("VFCC", a "CP Conduit" or a "Lender");

      (6) Park Avenue Receivables Company LLC, a Delaware limited liability company ("PARCO", a "CP Conduit" or a "Lender") and the other CP Conduits from time to time party hereto;

      (7) WACHOVIA CAPITAL MARKETS, LLC, a Delaware limited liability company ("WCM"), as deal agent (the "Deal Agent");

      (8) WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association with its headquarters in Charlotte, North Carolina ("Wachovia"), as the liquidity agent for the VFCC Purchaser Group (a "Liquidity Agent");

      (9) JPMORGAN CHASE BANK, N.A., a national banking association with its headquarters in New York, New York ("JPMorgan"), as the liquidity agent for the PARCO Purchaser Group (a "Liquidity Agent") and the other Liquidity Agents from time to time party hereto;

      (10) SYSTEMS & SERVICES TECHNOLOGIES, INC., a Delaware corporation (the "Backup Servicer"); and

      (11) WACHOVIA CAPITAL MARKETS, LLC, a Delaware corporation (the "Collateral Agent").

      WHEREAS, the Borrower, Credit Acceptance, Wachovia, in its capacity as Investor and in its capacity as Liquidity Agent, VFCC, WCM, in its capacity as Deal Agent and in its capacity as Collateral Agent and the Backup Servicer have entered into a Loan and Security Agreement dated as of September 30, 2003 (as amended through the date hereof, the "Original Loan and Security Agreement"); and

      WHEREAS, the parties hereto desire to amend and restate the Original Loan and Security Agreement in its entirety as provided herein.

      IT IS AGREED as follows:

                                    ARTICLE I
                                   DEFINITIONS

      Section 1.1. Certain Defined Terms.

      (a) Certain capitalized terms used throughout this Agreement are defined above or in this Section 1.1.

      (b) As used in this Agreement and its schedules, exhibits and other attachments, unless the context requires a different meaning, the following terms shall have the following meanings:

      Accrual Period: For any Payment Date, the calendar month immediately preceding such Payment Date.

      Addition Date: With respect to any open Pool, the date on which any additional Loans are added to such Pool.

      Additional Amount:  Defined in Section 2.14.

      Additional Conduit: Each commercial paper conduit which satisfies the conditions set forth in the definition of "Eligible Assignee" and becomes party hereto by execution of a Joinder.

      Additional Loans: All Loans that become part of the Collateral after the Initial Funding.

      Adjusted Eurodollar Rate: For any Accrual Period, an interest rate per annum equal to the sum of 1.0% and a fraction, expressed as a percentage and rounded upwards (if necessary), to the nearest 1/100 of 1%, (i) the numerator of which is equal to the LIBOR Rate for such Accrual Period and (ii) the denominator of which is equal to 100% minus the Eurodollar Reserve Percentage for such Accrual Period.

      Additional Cut-Off Date: Each date on and after which Collections on an Additional Loan are to be transferred to the Collateral.

      Additional Principal Payment Amount: With respect to any Payment Date during the Amortization Period, the lesser of: (i) Capital as of the immediately preceding Payment Date (after giving effect to all payments in reduction of principal on such Payment Date); and (ii) Collections remaining after distribution of amounts described in Section 2.7 (a)(i) through (vii).

      Administration Agreement: That certain Amended and Restated Administration Agreement, dated as of July 1, 1998, executed between VFCC and WCM, as the same may be amended, supplemented, or otherwise modified from time to time.

      Advance:  As defined in Section 2.1.

      Affected Party: Each of the Lenders, each Investor, each Liquidity Bank, any assignee or participant of any Lender, Investor or Liquidity Bank, WCM, any successor to WCM as Deal Agent, any sub-agent of the Deal Agent, Wachovia, JPMorgan and any successor to any initial Liquidity Agent.

      Affiliate: With respect to a Person, means any other Person that, directly or indirectly, controls, is controlled by or under common control with such Person, or is a director or officer of such Person. For purposes of this definition, "control" (including the terms "controlling," "controlled by" and "under common control with") when used with respect to any specified Person means the possession, direct or indirect, of the power to vote 5% or more of the voting securities of such Person or to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

      Agent's Account: An account at Wachovia Bank, National Association in the name of the Deal Agent or at such other account as may be designated by the Deal Agent from time to time.

      Aggregate Outstanding Eligible Loan Balance: On any date of determination, the sum of the Outstanding Balances of all Eligible Loans on such day.

      Aggregate Outstanding Eligible Loan Net Balance: On any date of determination the Aggregate Outstanding Eligible Loan Balance less the related Loan Loss Reserves at the end of the most recent Collection Period.

      Aggregate Unpaids: At any time, an amount, equal to the sum of all accrued and unpaid Capital, Yield, Breakage Costs, Hedge Breakage Costs and all other amounts owed by the Borrower hereunder, under any Hedging Agreement (including, without limitation, payments in respect of the termination of any such Hedging Agreement or under any other Transaction Document or by the Borrower or any other Person under any fee letter (including, without limitation, the Fee Letter) delivered in connection with the transactions contemplated by this Agreement (whether due or accrued) and any unpaid fees due to the Backup Servicer, both before and after the Assumption Date.

      Alternative Rate: An interest rate per annum equal to the Adjusted Eurodollar Rate; provided, however, that the Alternative Rate shall be the Base Rate if a Eurodollar Disruption Event occurs.

      Amortization Event: The occurrence of any of the following events: (i) the Payment Rate averaged for any three (3) consecutive Collection Periods is less than 6.0%; (ii) the Net Yield Percentage is less than 7.5%; (iii) the Weighted Average Performing Advance Rate exceeds 45.0%; (iv) a Reserve Advance is made, except if on the date of such Reserve Advance, the Capital is zero; or (v) Collections are less than 75.0% of Forecasted Collections for any two (2) consecutive Collection Periods.

      Amortization Period: With respect to each Purchaser Group, the period beginning on the earlier of: (i) the occurrence of an Amortization Event and
(ii) the occurrence of the Termination Date, and ending on the Collection Date.

      Applicable Law: For any Person, all existing and future applicable laws, rules, regulations (including proposed, temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by any Governmental Authority (including, without limitation, usury laws, the Federal Truth in Lending Act, and Regulation Z and Regulation B of the Board of Governors of the Federal Reserve System), and applicable judgments, decrees, injunctions, writs, orders, or action of any Court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

      Assignment and Acceptance: An assignment and acceptance entered into by an Investor and an Eligible Assignee, and accepted by the Deal Agent and the Liquidity Agent for the related Purchaser Group, in substantially the form of Exhibit B hereto.

      Assumption Date:  Defined in the Backup Servicing Agreement.

      Available Funds: With respect to any Payment Date: (i) all amounts deposited in the Collection Account during the Collection Period (other than Dealer Collections and Repossession Expenses) that ended on the last day of the calendar month immediately preceding the calendar month in which such Payment Date occurs and investment earnings thereon; (ii) all Reserve Advances (which shall be applied in accordance with Section 2.7(c) hereof); (iii) all amounts paid by the Borrower pursuant to Section 4.5 hereof during or with respect to the prior Collection Period in respect of Ineligible Loans; (iv) amounts paid by the Borrower pursuant to Section 2.16 hereof; and (v) all amounts paid under any Dealer Agreement.

      Backup Servicer:  Systems & Services Technologies, Inc.

      Backup Servicing Fee: The fee payable by the Borrower to the Backup Servicer pursuant to the Backup Servicing Agreement and Section 7.3 hereof.

      Bankruptcy Code: The United States Bankruptcy Reform Act of 1978 (11 U.S.C.Section 101, et seq.), as amended from time to time.

      Base Rate: On any date, a fluctuating interest rate per annum equal to the higher of (a) the Prime Rate or (b) the Federal Funds Rate plus 2.0%.

      Benefit Plan: Any employee benefit plan as defined in Section 3(3) of ERISA in respect of which the Borrower or any ERISA Affiliate of the Borrower is, or at any time during the immediately preceding six years was, an "employer" as defined in Section 3(5) of ERISA.

      Borrower:  CAC Warehouse Funding Corporation II, a Nevada corporation.

      Borrowing Base: On any date of termination, the product of (i) Aggregate Outstanding Eligible Loan Net Balance and (ii) the Net Advance Rate.

      Breakage Costs: Any amount or amounts as shall compensate any Lender for any loss, cost or expense incurred by such Lender (as determined by such Lender (or, in the case of a CP Conduit, its Liquidity Agent) in such Person's sole discretion) as a result of a prepayment by the Borrower of Capital or Yield.

      Business Day: Any day other than a Saturday or a Sunday on which (a) banks are not required or authorized to be closed in New York City, New York, Charlotte, North Carolina, Detroit, Michigan or Nevada, or if the Backup Servicer has become the Servicer, Missouri or Indiana and (b) if the term "Business Day" is used in connection with the determination of the LIBOR Rate, dealings in United States dollar deposits are carried on in the London interbank market.

      Capital: The amounts advanced to the Borrower by the Lenders pursuant to
Section 2.1(a) and Section 2.3, reduced from time to time by Collections distributed on account of such Capital pursuant to Section 2.7; provided, however, if such Capital shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Capital shall be increased by the amount of such rescinded or returned distribution, as though it had not been made; provided, further, that the aggregate amount of Capital may not, at any time, exceed the lesser of: (i) the Facility Limit and (ii) the Borrowing Base.

      Capped Servicing Fee: With respect to any Collection Period when the Backup Servicer has become the Servicer, the greater of (x) an amount equal to the product of (i) 10.00% and (ii) Collections received during such Collection Period (exclusive of amounts received under any Hedging Agreement) and (y) $5,000.

      Carrying Costs: with respect to any Payment Date, the sum of amounts payable under Section 2.7(a)(v)(A)-(C).

      Change-in-Control:  Any of the following:

      (a) the creation or imposition of any Lien on any shares of capital stock of the Borrower; or

      (b) the failure by Originator to own all of the issued and outstanding capital stock of the Borrower.

      Closing Date:  September 30, 2003.

      Code:  The Internal Revenue Code of 1986, as amended from time to time.

      Collateral:  Defined in Section 2.2(a).

      Collateral Agent:  Wachovia Capital Markets, LLC

      Collection Account:  Defined in Section 6.7(a).

      Collection Date: The date following the Termination Date on which the Aggregate Unpaids have been reduced to zero and indefeasibly paid in full.

      Collection Guidelines: With respect to Credit Acceptance, the policies and procedures of the Servicer, attached hereto as Schedule VI, relating to the collection of amounts due on contracts for the sale of automobiles and/or light-duty trucks, as in effect on the Cut-Off Date and as amended from time to time in accordance herewith and with the other Transaction Documents, and with respect to the Backup Servicer, as Successor Servicer, the servicing policies and procedures set forth in the Backup Servicing Agreement.

      Collection Period: Each calendar month, except in the case of the first Collection Period, the period beginning on the Cut-Off Date to and including the last day of the calendar month in which the Funding Date occurs.

      Collections: All payments (including Recoveries, credit-related insurance proceeds and proceeds of Related Security and so long as Credit Acceptance is the Servicer, excluding certain recovery and repossession expenses, in accordance with the terms of the Dealer Agreements) received by the Servicer, Credit Acceptance or the Borrower on or after the Cut-Off Date in respect of the Loans in the form of cash, checks, wire transfers or other form of payment in accordance with the Loans and the Dealer Agreements and all net amounts received under any Hedging Agreement.

      Commercial Paper Notes: With respect to any CP Conduit, on any day, any short-term promissory notes issued by such CP Conduit.

      Commitment: For each Investor, the commitment of such Investor to make Advances to the Borrower in an amount not to exceed the amount set forth opposite such Investor's name on Schedule VIII to this Agreement or as set forth in the Joinder executed by such Investor, as the case may be.

      Commitment Termination Date: With respect to each Purchaser Group, February 14, 2007, or with respect to each Purchaser Group, such later date to which the Commitment Termination Date may be extended in the sole discretion of such Purchaser Group in accordance with the terms of Section 2.1(b).

      Contract: Each retail installment sales contract, in substantially one of the forms attached hereto as Exhibit L, relating to the sale of a new or used automobile or light-duty truck originated by a Dealer and in which Credit Acceptance shall have been granted a security interest and shall have acquired certain other rights under the related Dealer Agreement to secure the related dealer's obligation to repay one or more related Loans.

      Contract Files: With respect to each Contract, the fully executed original counterpart (for UCC purposes) of the Contract, either a copy of the application to the appropriate state authorities for a certificate of title with respect to the related financed vehicle or a standard assurance in the form commonly used in the industry relating to the provision of a certificate of title or other evidence of lien, all original instruments modifying the terms and conditions of such Contract and the original endorsements or assignments of such Contract.

      Contribution Agreement: The Contribution Agreement, dated as of the Closing Date, substantially in the form of Exhibit H hereto, between Credit Acceptance and the Borrower, as the same may be amended, restated, supplemented or otherwise modified from time to time.

      Contractual Obligation: With respect to any Person, means any provision of any securities issued by such Person or any indenture, mortgage, deed of trust, contract, undertaking, agreement, instrument or other document to which such Person is a party or by which it or any of its property is bound or is subject.

      CP Conduit:  VFCC, PARCO and any Additional Conduit.

      CP Rate: (a) With respect to VFCC, for any day during any Accrual Period, the per annum rate equivalent to the weighted average of the per annum rates paid or payable by VFCC from time to time as interest on or otherwise (by means of interest rate hedges or otherwise taking into consideration any incremental carrying costs associated with short-term promissory notes issued by VFCC maturing on dates other than those certain dates on which VFCC is to receive funds) in respect of the promissory notes issued by VFCC that are allocated, in whole or in part, by the Deal Agent (on behalf of VFCC) to fund or maintain Capital during such period, as determined by the Deal Agent (on behalf of VFCC) and reported to the Borrower and the Servicer, which rates shall reflect and give effect to (i) the commissions of placement agents and dealers in respect of such promissory notes, to the extent such commissions are allocated, in whole or in part, to such promissory notes by the Deal Agent (on behalf of VFCC) and (ii) other borrowings by VFCC, including, without limitation, borrowings to fund small or odd dollar amounts that are not easily accommodated in the commercial paper market; provided, however, that if any component of such rate is a discount rate, in calculating the CP Rate, the Deal Agent shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum, (b) with respect to PARCO, for any day during any Accrual Period, (i) the actual interest rate (or discount) paid to purchasers of PARCO's Commercial Paper Notes, together with the commissions of placement agents and dealers in respect of such Commercial Paper Notes, to the extent such commissions are allocated, in whole or in part, to such Commercial Paper Notes by PARCO or its Liquidity Agent, (ii) certain documentation and transaction costs directly associated with the issuance of such Commercial Paper Notes, as are customarily charged by PARCO to its customers in similar transactions, (iii) any incremental costs incurred with respect to Commercial Paper Notes maturing on dates other than those on which corresponding funds are received by PARCO, and (d) other borrowings by PARCO (other than under any program facilities (such as committed loan facilities, lines of credit, purchase facilities and other financial accommodations) provided to PARCO as credit enhancement or liquidity in connection with the issuance of, and to support, its Commercial Paper Notes), including borrowings to fund small or odd dollar amounts that are not easily accommodated in the commercial paper market, in each case, without any duplication; and (c) with respect to any other CP Conduit, the rate identified as the "CP Rate" in the Joinder related to its Purchaser Group.

      Credit Acceptance: Credit Acceptance Corporation, a Michigan corporation, and its successors and permitted assigns.

      Credit Acceptance Payment Account: The clearinghouse account number xxxxxx5068 maintained by Credit Acceptance at Comerica Bank, where payments received in respect of all loans and contracts are deposited or paid.

      Credit Agreement: The Fourth Amended and Restated Credit Agreement, dated as of February 7, 2006 among Credit Acceptance, Comerica Bank, as Administrative Agent and Collateral Agent and the banks signatory thereto; provided, however, to the extent the Credit

Agreement is amended or terminated after the Effective Date, references to the Credit Agreement shall refer to the Credit Agreement on the Effective Date unless otherwise consented to by the Deal Agent.

      Credit Guidelines: The policies and procedures of Credit Acceptance, relating to the extension of credit to automobile and light-duty truck dealers in respect of retail installment contracts for the sale of automobiles and/or light-duty trucks, including, without limitation, the policies and procedures for determining the creditworthiness of such dealers and relating to this extension of credit to such dealers and the maintenance of installment sale contracts, as in effect on the Cut-Off Date and as amended from time to time in accordance herewith and with the other Transaction Documents, attached hereto as
Schedule II.

      Custodian: Credit Acceptance, or any person appointed as Custodian pursuant to Section 6.2(d).

      Cut-Off Date: With respect to the Initial Funding, August 31, 2003, and with respect to each Incremental Funding, the related Additional Cut-Off Date.

      Date of Processing: With respect to any transaction relating to a Loan or a Contract, the date on which such transaction is first recorded on the Servicer's master servicing file (without regard to the effective date of such recordation).

      Deal Agent:  Defined in the preamble of the Agreement.

      Dealer: Any new or used automobile and/or light-duty truck dealer who has entered into a Dealer Agreement with Credit Acceptance.

      Dealer Agreement: Each agreement between Credit Acceptance and any Dealer, in substantially the forms attached hereto as Exhibit J-1 and Exhibit J-2.

      Dealer Collections:  Defined in Section 2.9(d).

      Dealer Concentration Limit: With respect to any Dealer, an amount equal to, in the case of Loans related to any Dealer, 4.0% of the aggregate Net Loan Balance, on the Funding Date.

      Defaulted Contract: A Contract shall be deemed a Defaulted Contract no later than the earlier of (x) the day it becomes 90 days delinquent, based on the date the last payment thereon was received by the Servicer and (y) the day on which an auction check is posted to the relevant account.

      Derivatives: Any exchange-traded or over-the-counter (i) forward, future, option, swap, cap, collar, floor or foreign exchange contract or any combination thereof, whether for physical delivery or cash settlement, relating to any interest rate, interest rate index, currency, currency exchange rate, currency exchange rate index, debt instrument, debt price, debt index, depository instrument, depository price, depository index, equity instrument, equity price, equity index, commodity, commodity price or commodity index, (ii) any similar transaction, contract, instrument, undertaking or security, or (iii) any transaction, contract, instrument, undertaking or security containing any of the foregoing.

      Determination Date: The fourth (4th) Business Day prior to the related Payment Date.

      Dissenting Investor:  Defined in Section 2.1(b)(ii).

      Downgraded Investor:  Defined in Section 2.5(b).

      Effective Date: The date this First Amended and Restated Loan and Security Agreement becomes effective, which shall be February 15, 2006.

      Eligible Assignee: With respect to any CP Conduit: (a) a Person whose short-term rating is at least A-1 from S&P and P-1 from Moody's, or whose obligations under this Agreement are guaranteed by a Person whose short-term rating is at least A-1 from S&P and P-1 from Moody's, or (b) such other Person satisfactory to such CP Conduit, the Deal Agent and each of the rating agencies rating the Commercial Paper Notes of such CP Conduit.

      Eligible Contract: Each Contract which at the time of its pledge by the applicable Dealer to the Originator, satisfied the requirements for "Qualified Loan" set forth in the related Dealer Agreement.

      Eligible Dealer Agreement:  Each Dealer Agreement:

      (a) which was originated by the Originator in compliance with all applicable requirements of law and which complies with all applicable requirements of law;

      (b) with respect to which all material consents, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority required to be obtained, effected or given by the Borrower, Credit Acceptance or by the Servicer in connection with the origination of such Dealer Agreement or the execution, delivery and performance by the Borrower, Credit Acceptance or by the Servicer of such Dealer Agreement have been duly obtained, effected or given and are in full force and effect;

      (c) as to which at the time of the transfer of rights thereunder to the Collateral Agent and the Secured Parties, the Borrower will have good and marketable title thereto, free and clear of all Liens;

      (d) the Borrower's rights under which have been the subject of a valid grant by the Borrower of a first priority perfected security interest in such rights and in the proceeds thereof in favor of the Collateral Agent;

      (e) which will at all times be the legal, valid and binding obligation of the Dealer party thereto (it being understood that recourse for such payment obligation shall be limited to the extent set forth in the Dealer Agreement), enforceable against such Dealer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting the enforcement of creditors' rights in general and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity);

      (f) which constitutes either a "general intangible" or "tangible chattel paper" under and as defined in Article 9 of the UCC;

      (g) which, at the time of the pledge of the rights to payment thereunder to the Collateral Agent and the Secured Parties, no right to payment thereunder has been waived or modified;

      (h) which is not subject to any right of rescission, setoff, counterclaim or other defense (including the defense of usury), other than defenses arising out of applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general;

      (i) as to which Credit Acceptance, the Servicer and the Borrower have satisfied all obligations to be fulfilled at the time the rights to payment thereunder are pledged to the Collateral Agent and the Secured Parties;

      (j) as to which the related Dealer has not asserted that such agreement is void or unenforceable;

      (k) as to which the related Dealer is not bankrupt or insolvent;

      (l) as to which the related Dealer is not an Affiliate of or an executive of Credit Acceptance or an Affiliate of Credit Acceptance;

      (m) as to which the related Dealer is located in the United States; and

      (n) as to which none of Credit Acceptance, the Servicer nor the Borrower has done anything, at the time of its pledge to the Collateral Agent and Secured Parties, to impair the rights of the Collateral Agent and Secured Parties therein.

      Eligible Loans: Each Loan, at the time of its transfer to the Borrower under the Contribution Agreement:

      (a) which has arisen under a Dealer Agreement that, on the day the Loan was created, qualified as an Eligible Dealer Agreement;

      (b) which was created in compliance with all applicable requirements of law and pursuant to an Eligible Dealer Agreement which complies with all applicable requirements of law;

      (c) with respect to which all material consents, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority required to be obtained, effected or given by the Borrower, in connection with the creation of such Loan or the execution, delivery and performance by the Borrower, of the related Eligible Dealer Agreement have been duly obtained, effected or given and are in full force and effect;

      (d) as to which at the time of the pledge of such Loan to the Collateral Agent and the Secured Parties, the Borrower will have good and marketable title thereto, free and clear of all Liens;

      (e) as to which a valid first priority perfected security interest in such Loan, related security and in the Proceeds thereof has been granted by the Originator in favor of the Borrower and by the Borrower in favor of the Collateral Agent;

      (f) which will at all times be the legal, valid and binding payment obligation of the Obligor thereof (it being understood that recourse for such payment obligation shall be limited to the extent set forth in the Dealer Agreement), enforceable against such Obligor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting the enforcement of creditors' rights in general and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity);

      (g) which constitutes a "general intangible" under and as defined in
Article 9 of the UCC as in effect in the Relevant UCC State;

      (h) the financing of which with the proceeds of commercial paper would constitute a "current transaction" within the meaning of Section 3(a)(3) of the Securities Act;

      (i) which is denominated and payable in United States dollars;

      (j) which, at the time of its pledge to the Collateral Agent and the Secured Parties, has not been waived or modified;

      (k) which is not subject to any right of rescission (subject to the rights of the related Dealer to repay the outstanding balance of the Loan and terminate the related Dealer Agreement), setoff, counterclaim or other defense (including the defense of usury), other than defenses arising out of applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general;

      (l) as to which Credit Acceptance, the Servicer and the Borrower have satisfied all obligations to be fulfilled at the time it is pledged to the Collateral Agent and the Secured Parties;

      (m) as to which the related Dealer has not asserted that the related Dealer Agreement is void or unenforceable;

      (n) as to which the related Dealer is not bankrupt or insolvent;

      (o) as to which none of Credit Acceptance, the Servicer nor the Borrower has done anything, at the time of its pledge to the Collateral Agent and the Secured Parties, to impair the rights of the Collateral Agent and the Secured Parties;

      (p) is not an Overconcentration Loan; and

      (q) the proceeds of which were used to finance the purchases of new or used automobiles and/or light-duty trucks and related products.

      ERISA: The United States Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

      ERISA Affiliate: (a) Any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower, (b) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with the Borrower, or (c) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Borrower, any corporation described in clause (a) above or any trade or business described in clause (b) above.

      Eurocurrency Liabilities: Defined in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

      Eurodollar Disruption Event: The occurrence of any of the following: (a) a determination by a Lender that it would be contrary to law or to the directive of any central bank or other governmental authority (whether or not having the force of law) to obtain United States dollars in the London interbank market to make, fund or maintain the Funding, (b) the failure of one or more of the Reference Banks to furnish timely information for purposes of determining the Adjusted Eurodollar Rate, (c) a determination by a Lender that the rate at which deposits of United States dollars are being offered to such Lender in the London interbank market does not accurately reflect the cost to such Lender of making, funding or maintaining the Funding or (d) the inability of a Lender to obtain United States dollars in the London interbank market to make, fund or maintain the Advance.

      Eurodollar Reserve Percentage: Of any Reference Bank for any period, for Capital means the percentage applicable during such period (or, if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Reference Bank with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term of one month.

      Excess Reserve Amount: With respect to any Payment Date, the excess, if any, of the amount on deposit in the Reserve Account over the Required Reserve Account Amount.

      Excluded Dealer Agreement Rights: With respect to any Dealer Agreement, the rights of Credit Acceptance thereunder related to loans made to the related Dealer which are not Loans pledged by the Borrower to the Collateral Agent hereunder, including rights of set-off and rights of indemnification, related to such Loans.

      Facility Fee: With respect to each Purchaser Group, defined in the Fee Letter related to such Purchaser Group.

      Facility Limit: $325,000,000; or as such amount may vary from time to time upon the written agreement of the Borrower, Credit Acceptance, the Deal Agent and the Liquidity Agents; provided, however, that on any date on or after the end of the Revolving Period with respect to all Purchaser Groups, the Facility Limit shall mean the aggregate outstanding Capital on such date, and; provided, further, if the Termination Date occurs with respect to fewer than all Purchaser Groups, the Facility Limit shall be equal to the sum of the Purchaser Group Facility Limits for each Purchaser Group for which the Termination Date has not occurred plus the outstanding Capital on the Termination Date for each Purchaser Group for which the Termination Date has occurred.

      Federal Funds Rate: For any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the federal funds rates as quoted by Wachovia and confirmed in Federal Reserve Board Statistical Release H.15(519) or any successor or substitute publication selected by Wachovia (or, if such day is not a Business Day, for the next preceding Business Day), or, if, for any reason, such rate is not available on any day, the rate determined, in the sole opinion of Wachovia, to be the rate at which federal funds are being offered for sale in the national federal funds market at 9:00 a.m. Charlotte, North Carolina time.

      Fee Letter: With respect to each Purchaser Group, the Fee Letter, dated as of the date hereof, in the case of the VFCC Purchaser Group and the PARCO Purchaser Group, or in the case of any other Purchaser Group, the date of the Joinder related to such Purchaser Group, among the Borrower, the Servicer and the Deal Agent, in the case of VFCC, among the Borrower, the Servicer and the related Liquidity Agent, in the case of PARCO and among the Borrower, the Servicer, the Deal Agent and the related Liquidity Agent, in the case of any other Purchaser Group, as any such letter may be amended, modified, supplemented, restated or replaced from time to time.

      Financed Vehicle: With respect to a Contract, any new or used automobile, light-duty truck, minivan or sport utility vehicle, together with all accessories thereto, securing the related Obligor's indebtedness thereunder.

      Forecasted Collections: The expected amount of Collections to be received with respect to the Aggregate Outstanding Eligible Loan Balance each month as determined by Credit Acceptance in accordance with its forecasting model, which shall be submitted to the Deal Agent with each Funding Notice related to a proposed Advance when new Pools are pledged to the Collateral Agent.

      Funding: An Advance by a Lender pursuant to Section 2.1 and Section 2.3 hereof.

      Funding Date: In the case of the Initial Funding, and as to any Incremental Funding, the second Business Day immediately following receipt by the Deal Agent and the Liquidity Agents of a Funding Notice, delivered in accordance with Section 2.2, provided that such Funding Notice is received by 5:00 pm, Charlotte time.

      Funding Notice: The notice, in the form of Exhibit A hereto, delivered in accordance with Section 2.3 hereof.

      GAAP: Generally accepted accounting principles as in effect from time to time in the United States.

      Governmental Authority: Any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person, and any accounting board or authority (whether or not a part of government) which is responsible for the establishment or interpretation of national or international accounting principles, in each case whether foreign or domestic.

      H.15:  Federal Reserve Statistical Release H.15.

      Hedge Breakage Costs: For any Hedging Agreement, any amount payable by the Borrower for the early termination of such Hedging Agreement or any portion thereof.

      Hedge Costs: For any Hedging Agreement, any amount payable by the Borrower with respect thereto, including any swap payments, any breakage payments, any termination payments, any notional reduction payments and any other amounts due to the Hedge Counterparty.

      Hedge Counterparty: Any entity that (a) on the date of entering into any Hedge Transaction (i) is an interest rate swap dealer that is either a Lender or an Affiliate of a Lender, or has been approved in writing by the Deal Agent (which approval shall not be unreasonably withheld), and (ii) unless otherwise agreed to by the Deal Agent, has a long-term unsecured debt rating of not less than "A" by S&P and not less than "A2" by Moody's ("Long-term Rating Requirement") and a short-term unsecured debt rating of not less than "A-1" by S&P and not less than "P-1" by Moody's ("Short-term Rating Requirement"), and
(b) in a Hedging Agreement (i) consents to the assignment of the Borrower's rights under the Hedging Agreement to the Deal Agent pursuant to Section 2.2(a) and (ii) agrees that in the event that Moody's or S&P reduces its long-term unsecured debt rating below the Long-term Rating Requirement, or reduces its short-term unsecured debt rating below the Short-term Rating Requirement, it shall transfer its rights and obligations under each Hedging Agreement to another entity that meets the requirements of clause (a) and (b) hereof and has entered into a Hedging Agreement with the Borrower on or prior to the date of such transfer.

      Hedge Transaction: Each interest rate swap or other interest rate protection transaction between the Borrower and a Hedge Counterparty that is entered into pursuant to Section 5.3 hereof and is governed by a Hedging Agreement.

      Hedging Agreement: Each agreement between the Borrower and a Hedge Counterparty that governs one or more Hedge Transactions entered into pursuant to Section 5.3 hereof, substantially in the form of Exhibit E hereto or such other form as shall be approved in writing by the Liquidity Agents for each of the VFCC Purchaser Group and the PARCO Purchaser Group, and each "Confirmation" thereunder confirming the specific terms of each such Hedge Transaction.

      Increased Costs: Any amounts required to be paid by the Borrower to an Affected Party pursuant to Section 2.13.

      Incremental Funding: Any Advance made after the Initial Funding that increases the aggregate outstanding Capital hereunder.

      Independent Director:  Defined in Section 5.2(o)(xxvii).

      Ineligible Contract:  Each Contract other than an Eligible Contract.

      Ineligible Loan:  Each Loan other than an Eligible Loan.

      Indebtedness: With respect to any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current liabilities incurred in the ordinary course of business and payable in accordance with customary trade practices) or that is evidenced by a note, bond, debenture or similar instrument, (b) all obligations of such Person under leases that shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, (c) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (d) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (e) all indebtedness, obligations or liabilities of that Person in respect of Derivatives, and (f) obligations under direct or indirect guaranties in respect of obligations (contingent or otherwise) to purchase or otherwise acquire, or to otherwise assure a creditor against loss in respect of, indebtedness or obligations of others of the kind referred to in clauses (a) through (e) above.

      Indemnified Amounts:  Defined in Section 11.1(a).

      Indemnified Parties:  Defined in Section 11.1(a).

      Initial Facility Limit:  $325,000,000.

      Initial Funding:  Defined in Section 2.3(a).

      Insolvency Event: With respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person's affairs, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.

      Insolvency Laws: The Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

      Insolvency Proceeding: Any case, action or proceeding before any court or other Governmental Authority relating to any Insolvency Event.

      Instrument: Any "instrument" (as defined in Article 9 of the UCC), other than an instrument that constitutes part of chattel paper.

      Investors: With respect to the VFCC Purchaser Group, Wachovia Bank, National Association, with respect to the PARCO Purchaser Group, JPMorgan Chase Bank, N.A. and with respect to each other Purchaser Group, the financial institutions identified as "Investors" on the Joinder related to such Purchaser Group and with respect to any Purchaser Group, any other Person who becomes an Investor as provided in Section 13.1(a).

      Investment: With respect to any Person, any direct or indirect loan, advance or investment by such Person in any other Person, whether by means of share purchase, capital contribution, loan or otherwise, excluding the acquisition of Assets pursuant to the Contribution Agreement and excluding commission, travel and similar advances to officers, employees and directors made in the ordinary course of business.

      Issuer: VFCC, PARCO, each CP Conduit and any other Lender, whose principal business consists of issuing commercial paper or other securities to fund its acquisition or maintenance of receivables, accounts, instruments, chattel paper, general intangibles and other similar assets.

      JPMorgan: as Defined in the Preamble hereto.

      Joinder: With respect to each Purchaser Group, other than the VFCC Purchaser Group, the agreement among a CP Conduit, its related Investors, its related Liquidity Agent, the Borrower, Credit Acceptance and the Deal Agent, substantially in the form of Exhibit D hereto.

      Late Fees: If the Backup Servicer has become the successor Servicer, any late fees collected with respect to any Contract in accordance with the Collection Guidelines.

      Lenders: Collectively, VFCC and its related Investors, PARCO and its related Investors, each other CP Conduit and its related Investors and any other Person that agrees, pursuant to the pertinent Assignment and Acceptance, to make or maintain Fundings pursuant to this Agreement.

      LIBOR Rate: For any portion of Capital and any day during any Accrual Period, an interest rate per annum equal to:

            (i) the posted rate for 30-day deposits in United States Dollars appearing on Telerate page 3750 as of 11:00 a.m. (London time) on the Business Day which is the second Business Day immediately preceding the first day of the applicable Accrual Period; or

            (ii) if no such rate appears on Telerate page 3750 at such time and day, then the LIBOR Rate shall be determined by Wachovia at its principal office in Charlotte, North Carolina as its rate (each such determination, absent manifest error, to be conclusive and binding on all parties hereto and their assignees) at which 30-day deposits in United States Dollars are being, have been, or would be offered or quoted by Wachovia to major banks in the applicable interbank market for Eurodollar deposits at or about 11:00 a.m. (Charlotte, North Carolina time) on such day.

      Lien: With respect to any Loan, Dealer Agreement or Contract, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind (other than any tax liens, mechanics' liens, liens of collection attorneys or agents collecting the property subject to such tax lien or mechanics' lien and any liens which attach thereto by operation of law).

      Liquidity Agent: With respect to the VFCC Purchaser Group, Wachovia Bank, National Association, with respect to the PARCO Purchaser Group, JPMorgan Chase Bank, N.A. and with respect to each other Purchaser Group, the financial institution identified as the "Liquidity Agent" on the Joinder related to such Purchaser Group.

      Liquidity Agreement: (a) With respect to VFCC, the Liquidity Purchase Agreement, dated as of the Closing Date among VFCC, as seller, the Investors named therein, WCM, as Deal Agent and documentation agent, and Wachovia Bank, National Association, as liquidity agent (b) with respect to PARCO, the Asset Purchase Agreement, dated as of the Effective Date among PARCO, as seller, the Investors named therein and JPMorgan Chase Bank, N.A., as liquidity agent and
(c) with respect to each other CP Conduit, the liquidity and/or credit support agreement identified as the "Liquidity Agreement" on the Joinder related to such Purchaser Group, which shall include any agreement to purchase an assignment of or participation in a CP Conduit's portion of the Capital.

      Liquidity Bank: (i) With respect to VFCC, each liquidity bank that is a party to the Liquidity Agreement (ii) with respect to PARCO, each liquidity bank that is a party to the Liquidity Agreement and (iii) with respect to each other CP Conduit any bank, insurance company or other financial institution extending or having a commitment to extend funds to or for the account of such CP Conduit (including by an agreement to purchase an assignment of or participation in such CP Conduit's portion of the Capital) under a Liquidity Agreement. Each Investor shall be deemed to be a Liquidity Bank for its related CP Conduit.

      Loan: All amounts advanced by Credit Acceptance under a Dealer Agreement and payable from Collections, including servicing charges, insurance charges and service policies and all related finance charges, late charges, and all other fees and charges; provided, however, that the term "Loan" shall, for the purposes of this Agreement, include only those Loans identified from time to time on Schedule V hereto, as amended from time to time in accordance herewith.

      Loan Loss Reserve: The loan loss reserve, calculated in accordance with Credit Acceptance's periodic analysis of the performance of each Dealer, maintained against the Loans of such Dealer.

      Material Adverse Effect: With respect to any event or circumstance, means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of the Originator, the Servicer or the Borrower, (b) the validity, enforceability or collectibility of this Agreement or any other Transaction Document or the validity, enforceability or collectibility of the Loans, (c) the rights and remedies of the Deal Agent, the Collateral Agent or Secured Parties, (d) the ability of the Borrower, the Originator or the Servicer to perform its obligations under this Agreement or any Transaction Document, or (e) the status, existence, perfection, priority or enforceability of the Collateral Agent's or any Secured Party's interest in the Collateral.

      Material Debt:  Defined in Section 6.11(i).

      Monthly Principal Payment Amount: With respect to any Payment Date, the amount, if any, necessary to reduce the Capital as of the prior Payment Date to the Borrowing Base as of the last day of the related Collection Period.

      Monthly Report:  Defined in Section 6.5(a).

      Moody's:  Moody's Investors Service, Inc., and any successor thereto.

      Multiemployer Plan: A "multiemployer plan" as defined in Section 4001(a)(3) of ERISA that is or was at any time during the current year or the immediately preceding five years contributed to by the Borrower or any ERISA Affiliate on behalf of its employees.

      Net Advance Rate:  75%.

      Net Loan Balance: With respect to any Loan, the excess of the related Outstanding Balance over the related Loan Loss Reserve.

      Net Yield Percentage: For any Collection Period, the ratio, expressed as a percentage, the numerator of which is equal to the product of (i) 12 and (ii) the excess of (A) the product of (I) Collections (for the respective Collection Period) and (II) 20% over the (B) the sum of amounts distributed under Section 2.7(a)(i) through (v) and the denominator of which is equal to the Capital as of the first day of such Collection Period.

      Nonconforming Contract:  Defined in Section 6.2(c)(ii).

      Nonconforming Contract Payment Amount: With respect to a Nonconforming Contract, an amount equal to the sum of (i): (x) the product of the Outstanding Balance of such Contract as of the last day of the related Collection Period and a fraction, the numerator of which is Capital as of the Funding Date and the denominator of which is the Outstanding Balance of Eligible Contracts as of the Funding Date; (ii) accrued and unpaid Carrying Costs, Increased Costs, Indemnified Amounts and Additional Amounts related to such Contract through the date of such deposit; (iii) any related Servicer Advances; and (iv) and all Hedge Costs due to the relevant

Hedge Counterparties for any termination in whole or in part of one or more transactions related to the relevant Hedging Agreement, as required by the terms of any Hedging Agreement.

      Nonextending Investor:  Defined in Section 2.1(b)(ii).

      Notes: The Variable Funding Notes of the Borrower, issued to (i) the Deal Agent, in the case of the VFCC Purchaser Group, (ii) JPMorgan, in the case of the PARCO Purchaser Group and (iii) with respect to each other Purchaser Group, its Liquidity Agent, in each case, for the benefit of the related Lenders pursuant to Section 2.1(c) hereof substantially in the form of Exhibit I hereto.

      Obligor: With respect to any Loan, Dealer Agreement or Contract, the Person or Persons obligated to make payments with respect to such Dealer Agreement, Loan or Contract, respectively, including any guarantor thereof.

      Officer's Certificate: A certificate signed by any officer of the Borrower or the Servicer, as the case may be, and delivered to the Collateral Agent.

      Opinion of Counsel: A written opinion of counsel, which opinion and counsel are reasonably acceptable to the Deal Agent.

      Originator:  Defined in the preamble of this Agreement.

      Outstanding Balance:

      (i) With respect to any Contract on any date of determination, all amounts owing under such Contract (whether considered principal or as finance charges) on such date of determination. The Outstanding Balance with respect to a Contract shall be deemed to have been created at the end of the day on the Date of Processing of such Contract; which shall be greater than or equal to zero (except in the case of a Contract as to which the final payment on such Contract is in excess of the amount owed on such Contract on the date of such final payment); and

      (ii) with respect to any Loan on any date of determination, the aggregate amount advanced under such Loan plus revenue accrued with respect to such Loan in accordance with Credit Acceptance's accounting policies set forth in its periodic reports filed with the Securities and Exchange Commission and the payment of monies to a Dealer under the related Dealer Agreement, less collections on the related Contracts applied through such date of determination in accordance with the related Dealer Agreement to the reduction of the balance of such Loan and write offs of such Loan.

      Overconcentration Loan: With respect to any Dealer, the amount by which the aggregate Net Loan Balance related to such Dealer, calculated on the Funding Date, exceeds the Dealer Concentration Limit described in clause (i) of the definition of Dealer Concentration Limit.

      PARCO Purchaser Group: PARCO, JPMorgan Chase Bank, N.A., as Liquidity Agent and JPMorgan Chase Bank, N.A., as an Investor.

      Park Avenue Receivables Company LLC: as Defined in the Preamble hereto.

      Payment Date: The fifteenth (15th) day of each calendar month or, if such day is not a Business Day, the next succeeding Business Day.

      Payment Rate: With respect to any Collection Period, the ratio, expressed as a percentage, the numerator of which is equal to Collections received during such Collection Period and the denominator of which is equal to the Aggregate Outstanding Eligible Loan Net Balance as of the first day of such Collection Period.

      Permitted Investments: Any one or more of the following types of investments:

      (a) marketable obligations of the United States, the full and timely payment of which are backed by the full faith and credit of the United States of America and that have a maturity of not more than 270 days from the date of acquisition;

      (b) marketable obligations, the full and timely payment of which are directly and fully guaranteed by the full faith and credit of the United States and that have a maturity of not more than 270 days from the date of acquisition;

      (c) bankers' acceptances and certificates of deposit and other interest-bearing obligations (in each case having a maturity of not more than 270 days from the date of acquisition) denominated in dollars and issued by any bank with capital, surplus and undivided profits aggregating at least $100,000,000, the short-term obligations of which are rated at least A-1 by S&P and P-1 by Moody's;

      (d) repurchase obligations with a term of not more than ten days for underlying securities of the types described in clauses (a), (b) and (c) above entered into with any bank of the type described in clause (c) above;

      (e) commercial paper rated at least A-1 by S&P and P-1 by Moody's; and

      (f) demand deposits, time deposits or certificates of deposit (having original maturities of no more than 365 days) of depository institutions or trust companies incorporated under the laws of the United States of America or any state thereof (or domestic branches of any foreign bank) and subject to supervision and examination by federal or state banking or depository institution authorities; provided, however that at the time such investment, or the commitment to make such investment, is entered into, the short-term debt rating of such depository institution or trust company shall be at least A-1 by S&P and P-1 by Moody's.

      Permitted Liens: Liens for state, municipal or other local taxes if such taxes shall not at the time be due and payable and Liens granted pursuant to by the Transaction Documents and with respect to the Contracts, the second priority lien of the related Dealer therein as set forth in the related Dealer Agreement.

      Person: An individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, sole proprietorship, joint venture, government (or any agency or political subdivision thereof) or other entity.

      Pool: An identifiable group of Loans related to a particular Dealer Agreement identified on Schedule V hereto.

      Prime Rate: The rate announced by Wachovia from time to time as its prime rate in the United States, such rate to change as and when such designated rate changes. The Prime Rate is not intended to be the lowest rate of interest charged by Wachovia in connection with extensions of credit to debtors.

      Proceeds: With respect to any portion of the Collateral, all "proceeds" as such term is defined in Article 9 of the UCC, including, whatever is receivable or received when such portion of Collateral is sold, liquidated, foreclosed, exchanged, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes all rights to payment with respect to any insurance relating thereto.

      Program Fee: With respect to each Purchaser Group, as defined in the applicable Fee Letter related to such Purchaser Group.

      Program Fee Rate: With respect to each Purchaser Group, on any day, the rate set forth in the Fee Letter related to such Purchaser Group as the "Program Fee Rate."

      Purchaser Group: Each CP Conduit, its related Liquidity Agent and the related Investors, all as identified on the Joinder related to such Purchaser Group.

      Purchaser Group Facility Limit: With respect to each Purchaser Group, the amount so identified on the Joinder related to such Purchaser Group, with respect to the VFCC Purchaser Group, $225,000,000 and with respect to the PARCO Purchaser Group, $100,000,000.

      Qualified Institution:  Defined in Section 6.7(a).

      Rating Agency: Each of S&P, Moody's and any other rating agency that has been requested to issue a rating with respect to the commercial paper notes issued by the Issuer.

      Records: The Dealer Agreements, Contracts, Contract Files and all other documents, books, records and other information (including, without limitation, computer programs, tapes, discs, punch cards, data processing software and related contracts, records and other media for storage of information) maintained with respect to the Loans and the Contracts and the related Obligors.

      Reference Bank: Any bank that furnishes information for purposes of determining the Adjusted Eurodollar Rate.

      Recoveries: All amounts, if any, received in respect of the Collateral by the Servicer or Credit Acceptance with respect to Defaulted Contracts.

      Register: Defined in Section 13.1(c).

      Related Security: With respect to any Loan all of Credit Acceptance's and the Borrower's interest in:

            (i) the Dealer Agreements (other than Excluded Dealer Agreement Rights, but including Credit Acceptance's rights to service the Loans and the related Contracts and receive the related collection fee and receive reimbursement of certain repossession and recovery expenses, in accordance with the terms of the Dealer Agreements) and Contracts securing payment of such Loan;;

            (ii) all security interests or liens purporting to secure payment of such Loan, whether pursuant to such Loan, the related Dealer Agreement or otherwise, together with all financing statements signed by the related Obligor describing any collateral securing such Loan and all other property obtained upon foreclosure of any security interest securing payment of such Loan or any related Contract;

            (iii) all guarantees, insurance (including insurance insuring the priority or perfection of any lien) or other agreements or arrangements of any kind from time to time supporting or securing payment of each Contract whether pursuant to such Contract or otherwise, including any of the foregoing relating to any Contract securing payment of such Loan;

            (iv) all of the Borrower's interest in all Records, documents and writing evidencing or related to such Loan;

            (v) all rights of recovery of the Borrower against the Originator;

            (vi) all Collections (other than Dealer Collections), the Collection Account, the Reserve Account, and all amounts on deposit therein and investments thereof;

            (vii) all of the Borrower's right, title and interest in and to (but not its obligations under) any Hedging Agreement and any payment from time to time due thereunder;

            (viii) all of the Borrower's right, title and interest in and to the Contribution Agreement and the assignment to the Deal Agent of all UCC financing statements filed by the Borrower against the Originator under or in connection with the Contribution Agreement; and

            (ix)  the Proceeds of each of the foregoing.

      For the avoidance of doubt, the term "Related Security" with respect to any Loan includes all rights arising after the end of the Revolving Period under such Loan which rights are attributable to advances made under such Loan as the result of Contracts being added after the last date of the last full Collection Period during the Revolving Period to the identifiable group of Contracts to which such Loan relates.

      Release Date:  As defined in Section 4.5(b).

      Release Price:  As defined in Section 4.5(a).

      Released Contract Price:  As defined in Section 4.5(c).

      Reliening Expenses:  Defined in Section 6.2(d)(ii).

      Repossession Expenses: For any Collection Period, any expenses payable pursuant to the terms of this Agreement, incurred by the Backup Servicer, if it has become the Successor Servicer, in connection with the liquidation or repossession of any Financed Vehicle, in an aggregate amount not to exceed the cash proceeds received by the Backup Servicer, if it has become the Successor Servicer, from the disposition of the Financed Vehicles.

      Required Investors: At a particular time, Investors with Commitments in excess of 50% of the Facility Limit.

      Required Reports: Collectively, the Monthly Report and the quarterly financial statement of the Servicer required to be delivered to the Deal Agent and the Liquidity Agents pursuant to Section 6.5 hereof.

      Required Reserve Account Amount: With respect to any date of determination, an amount equal to the product of (i) 1.0% and (ii) the Capital on such date (after the application of funds pursuant to Section 2.7 on the related Payment Date plus all amounts required to be maintained by the Borrower pursuant to Section 6.2(c)(ii) hereof); provided, however, the Required Reserve Account Amount shall at no time be less than the product of 0.5% and the Facility Limit and provided, further, that if the Capital is zero, the Required Reserve Account Amount shall be $200,000.

      Reserve Account: The segregated trust account established at the Collateral Agent for the benefit of the Secured parties, established pursuant to
Section 6.7(a).

      Reserve Advance:  Defined in Section 2.7(c)(i).

      Responsible Officer: As to any Person any officer of such Person with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer's knowledge of and familiarity with the particular subject.

      Retransfer Amount:  Defined in Section 4.5(b).

      Revolving Period: The period commencing on the Closing Date and ending on the day immediately preceding the first day of the Amortization Period.

      S&P: Standard & Poor's, a division of The McGraw Hill Companies, Inc., and any successor thereto.

      Secured Party: (i) The Deal Agent, each Liquidity Agent and each Lender and (ii) each Hedge Counterparty that is either a Lender or an Affiliate of a Lender if that Affiliate is a Hedge Counterparty executes a counterpart of this Agreement agreeing to be bound by the terms of this Agreement applicable to a Secured Party.

      Servicer: Credit Acceptance, the Backup Servicer, if it has become the Successor Servicer or any other Successor Servicer, appointed in accordance with the terms hereof as the Servicer of the Loans and Contracts.

      Servicer Advance: An advance made by the Servicer pursuant to Section 2.7(c)(ii).

      Servicer Termination Event: Defined in Section 6.11.

      Servicer Termination Notice: Defined in Section 6.11.

      Servicer Expenses: Any expenses incurred by the Backup Servicer, if it has become the Successor Servicer hereunder, other than Repossession Expenses, Reliening Expenses or Transition Expenses.

      Servicing Fee: For each Payment Date, a fee payable to Servicer for services rendered during the related Collection Period, equal to: (i) so long as Credit Acceptance is the Servicer, the product of (A) 6.00% and (B) the total Collections for the related Collection Period (exclusive of amounts received under any Hedging Agreement) and (ii) if the Backup Servicer is the Servicer, the sum of (1) the greatest of: (a) the product of 10.0% and the total Collections for the related Collection Period (exclusive of amounts received under any Hedging Agreement), (b) the actual costs incurred by the Backup Servicer as successor Servicer, and (c) the product of (x) $30.00 and (y) the aggregate number of Contracts serviced by it during the related Collection Period, plus (2) without duplication, Late Fees and Servicer Expenses; provided, however, with respect to each Payment Date on which the Backup Servicer is the Servicer, the Servicing Fee shall be at least equal to $5,000.

      Solvent: As to any Person at any time, having a state of affairs such that all of the following conditions are met: (a) the fair value of the property of such Person is greater than the amount of such Person's liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair salable value of the property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business;
(d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in a business or a transaction, for which such Person's property would constitute unreasonably small capital.

      SST:  Systems & Services Technologies, Inc., a Delaware corporation.

      Structuring Fees: The structuring fee set forth in the Fee Letter related to the VFCC Purchaser Group and the structuring fee set forth in the Fee Letter related to the PARCO Purchaser Group.

      Subsidiary: A corporation of which the Originator and/or its Subsidiaries own, directly or indirectly, such number of outstanding shares as have more than 50% of the ordinary voting power for the election of directors.

      Successor Servicer:  Defined in Section 6.12(a).

      Take-Out: The release of certain Loans and the related contracts from the Lien of this Agreement and the reduction of the Capital by the lesser of (a) 85% of currently outstanding Capital or (b) $100,000,000.

      Take-Out Release: The release to be executed pursuant to Section 2.16 hereto, substantially in the form of Exhibit G hereto.

      Taxes: Any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including interest, penalties, and additions thereto) that are imposed by any Governmental Authority.

      Termination Date: With respect to each Purchaser Group, the earliest of:
(a) the date that the related Liquidity Agreement shall cease to be in full force and effect, (b) the date of the declaration of the Termination Date pursuant to Section 10.1, (c) the related Commitment Termination Date and (d) the date of termination of the Facility Limit pursuant to Section 2.5.

      Termination Event:  Defined in Section 10.1.

      Total Commitment: On any date of determination, the aggregate Commitments of all the Investors.

      Transaction Documents: This Agreement, the Contribution Agreement, the Liquidity Agreements, each Hedging Agreement, the Fee Letters, the Backup Servicing Agreement, each Joinder and any additional document the execution of which is necessary or incidental to carrying out the terms of the foregoing documents.

      Transition Expenses: If the Backup Servicer has become the Successor Servicer, the sum of: (i) reasonable costs and expenses incurred by the Backup Servicer in connection with its assumption of the servicing obligations hereunder, related to travel, Obligor welcome letters, freight and file shipping plus (ii) a boarding fee equal to the product of $7.50 and the number of Contracts to be serviced.

      UCC: The Uniform Commercial Code as from time to time in effect in the applicable jurisdiction or jurisdictions.

      United States:  The United States of America.

      Unmatured Termination Event: Any event that, with the giving of notice or the lapse of time, or both, would become a Termination Event.

      Unreimbursed Servicer Advances: At any time, the amount of all previous Servicer Advances (or portions thereof) as to which the Servicer has not been reimbursed as of such time pursuant to Section 2.7.

      Unsatisfactory Audit: The occurrence of any audit exceptions resulting from any audit, inspection or review pursuant to Section 6.1(c), Section 6.2(e) or Section 6.9, which, in the reasonable judgment of the Deal Agent, would have a material adverse effect on the ability of the Servicer to identify and allocate Collections.

      VFCC:  Variable Funding Capital Company, LLC.

      VFCC Purchaser Group: VFCC, Wachovia Bank, National Association, as Liquidity Agent and Wachovia Bank, National Association, as Investor.

      Weighted Average Performing Advance Rate: With respect to any Collection Period, the ratio (expressed as a percentage) the numerator of which is equal to Capital as of the Payment Date immediately following such Collection Period, and the denominator of which is equal to the aggregate Outstanding Balance of all Eligible Contracts less the Outstanding Balance of all Defaulted Contracts, as of the last day of such Collection Period.

      Yield: With respect to each Lender and its portion of the Capital, with respect to any Accrual Period, the sum of the products (for each day during such Accrual Period) of:

                                       YR x C x  1
                                                ---
                                                360

      where:

                  C = the outstanding principal amount of the Advance of such Lender; and

                  YR =  the Yield Rate for such Lender applicable on such day;

provided, however, that (i) no provision of this Agreement shall require the payment or permit the collection of Yield in excess of the maximum permitted by Applicable Law and (ii) Yield shall not be considered paid by any distribution if at any time such distribution is rescinded or must otherwise be returned for any reason.

      Yield Rate: For any Accrual Period and for the aggregate principal amount of the Advance allocated to such Accrual Period:

      (a) to the extent the relevant Lender funded the Advance through the issuance of commercial paper, a rate equal to the CP Rate, or

      (b) to the extent the relevant Lender did not fund the Advance through the issuance of commercial paper, a rate equal to the Alternative Rate; or

      (c) after the occurrence of a Termination Event, with respect to any Purchaser Group, the rate provided in the applicable Fee Letter.

      provided, however, the Yield Rate shall be the Base Rate for any Accrual Period for any portion of the Advance as to which (1) any CP Conduit has funded the acquisition or maintenance thereof by the assignment of an interest therein to any Liquidity Bank under its related Liquidity Agreement on any day other than the first day of such Accrual Period and without giving such Liquidity Bank(s) at least two Business Days' prior notice of such assignment or (2) any Investor has funded the acquisition thereof on any day other than the first day of such Accrual Period and without such Investor(s) having received at least two Business Days' prior notice of such funding pursuant to the provisions of
Section 2.1(a).

      Section 1.2. Other Terms. All accounting terms used but not specifically defined herein shall be construed in accordance with GAAP. All terms used in
Article 9 of the UCC in the State of New York, and used but not specifically defined herein, are used herein as defined in such Article 9.

      Section 1.3. Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding."

      Section 1.4. Interpretation. In each Transaction Document, unless a contrary intention appears:

                        (i) the singular number includes the plural number and vice versa;

                        (ii) reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are permitted by the Transaction Documents;

                        (iii) reference to any gender includes each other gender;

                        (iv) reference to any agreement (including any Transaction Document), document or instrument means such agreement, document or instrument as amended, supplemented or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Transaction Documents, and reference to any promissory note includes any promissory note that is an extension or renewal thereof or a substitute or replacement therefor; and

                        (v) reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision.

                                   ARTICLE II
                                THE LOAN FACILITY

      Section 2.1. Funding of the Advance.

      (a) (i) On the terms and conditions hereinafter set forth (including, without limitation, the conditions set forth in Sections 3.1 and 3.2), the Borrower may, at its option, on the Closing Date and on any Funding Date request an advance (an "Advance" or a "Funding"). The Deal Agent may act on behalf of and for the benefit of the VFCC Purchaser Group in this regard and each Liquidity Agent may act on behalf of and for the benefit of its Purchaser Group. Each CP Conduit may, in its sole discretion, make such Advance, or if a CP Conduit shall decline to make such Advance, the Liquidity Agent related to such CP Conduit shall make the Advance on behalf of the Investors related to such Purchaser Group, in each case, from time to time requested by the Borrower during the period from the date hereof to but not including the Termination Date. Under no circumstances shall any Lender make an Advance if, after giving effect to such Advance, (A) the aggregate Capital outstanding hereunder would exceed the lesser of (i) the Facility Limit and (ii) the Borrowing Base or (B) with respect to each Purchaser Group, the aggregate Capital funded or maintained by the Lenders in such Purchaser Group would exceed its Purchaser Group Facility Limit.

      (b) (i) The Borrower may, within 60 days, but no later than 45 days, prior to the then existing Commitment Termination Date, by written notice to the Deal Agent and each Liquidity Agent, make written request for the CP Conduits and the Investors to extend the Commitment Termination Date for an additional period of 364 days. Each Liquidity Agent will give prompt notice to its Purchaser Group of its receipt of such request for extension of the Commitment Termination Date. Each CP Conduit and each Investor shall make a determination, in their sole discretion, not less than 15 days prior to the then applicable Commitment Termination Date as to whether or not it will agree to extend the Commitment Termination Date; provided, however, that the failure of any CP Conduit or any Investor to make a timely response to the Borrower's request for extension of the Commitment Termination Date shall be deemed to constitute a refusal by such CP Conduit or Investor, as the case may be, to extend the Commitment Termination Date. With respect to each Purchaser Group, the Commitment Termination Date shall only be extended upon the consent of (i) the related CP Conduit and (ii) 100% of the related Investors.

                        (ii) Any Investor which notifies the applicable Liquidity Agent of its refusal to consent to the extension or which does not expressly notify such Liquidity Agent that it is willing to consent to an extension of the Commitment Termination Date during the time period set forth in clause (b)(i) above shall be deemed to be a (x) Nonextending Investor after the Commitment Termination Date then in effect and (y) a "Dissenting Investor" from the date of its refusal notice or the end of the applicable time period set forth in clause (i) above and such Dissenting Investor's Commitment shall be zero. If an Investor has agreed to extend its Commitment Termination Date, and, at the end of the applicable time period set forth in clause (i) above no Termination Event shall have occurred, the Commitment Termination Date for such Investor then in effect shall be extended to the date which is 364 days following the first day of the time period set forth in clause (i) above or, if such day is not a Business Day, the next preceding Business Day.

                        (iii) Within two Business Days following the end of the time period set forth in clause (i) above, the Liquidity Agent for each Purchaser Group shall notify each other Investor in such Purchaser Group, the Deal Agent, the Borrower and the Servicer of the identity of any Dissenting Purchaser and the amount of its Commitment, if any. The affected CP Conduit, may (but shall not be required to) request one or more other Investors in such Purchaser Group, with the consent of the related Liquidity Agent (which shall not be unreasonably withheld), or seek another financial institution reasonably acceptable to such Liquidity Agent and, the affected CP Conduit in its sole discretion, to acquire all or a portion of the Commitment of the Dissenting Investor and all amounts payable to it hereunder. Each Dissenting Investor hereby agrees to assign all or a portion of its Commitment and the amounts payable to it hereunder to a replacement investor identified by the Liquidity Agent for its Purchaser Group in accordance with the preceding sentence, subject to ratable payment of such Dissenting Investor's portion of the Capital, together with all accrued and unpaid interest thereon, and a ratable portion of all fees and other amounts due to it hereunder.

                        (iv) If the Commitment of a Dissenting Investor is not assigned in accordance with subsection (b)(iii), (A) the Purchaser Group Facility Limit shall be reduced by the Commitment of the Dissenting Investor existing on the Commitment Termination Date; and (B) the Facility Limit shall be reduced by the Commitment of the Dissenting Investor existing on the Commitment Termination Date. The Capital outstanding on the date such Investor becomes a Dissenting Investor shall be paid in accordance with Section 2.7(a)(viii).

      (c)   The Notes.

                        (i) The Borrower's obligation to pay the principal of and interest on all amounts advanced by the Lenders pursuant to the Fundings shall be evidenced by a variable funding note of the Borrower for each Purchaser Group (each, a "Note") which shall: (1) be dated the Effective Date; (2) be in the stated principal amount equal to the Commitment Amount for such Purchaser Group (as reflected from time to time on the grid attached thereto); (3) bear interest as provided therein; (4) be payable to the order of JPMorgan and Wachovia for the account of the applicable Lenders, and mature on February 15, 2009; and (5) be substantially in the form of Exhibit I hereto, with blanks appropriately completed in conformity herewith. The applicable Liquidity Agent shall, and is hereby authorized to, make a notation on the schedule attached to each Note of the date and the amount of the Fundings and the date and amount of the payment of principal thereon, and prior to any transfer of a Note, the applicable Liquidity Agent shall endorse the outstanding principal amount of such Note on the schedule attached thereto; provided, however, that failure to make such notation shall not adversely affect any Lender's rights with respect to such Note.

                        (ii) Although the Notes shall be dated the Effective Date, interest in respect thereof shall be payable only for the periods during which amounts are outstanding thereunder. In addition, although the stated principal amount of each Note shall be equal to the Commitment Amount of the related Purchaser Group, such Note shall be enforceable with respect to the Borrower's obligation to pay the principal thereof only to the extent of the unpaid principal amount of the Capital outstanding thereunder at the time such enforcement shall be sought.

      Section 2.2. Grant of Security Interest; Acceptance by Collateral Agent.

      (a) (i) As security for the prompt and complete payment of the Notes and the performance of all of the Borrower's obligations under the Notes, this Agreement and the other Transaction Documents, the Borrower hereby grants to the Collateral Agent, for the benefit of the Secured Parties, without recourse except as provided herein, a security interest in and continuing Lien on all of the Borrower's property (whether now owned or hereafter acquired or arising, and wherever located) including, without limitation, all of its right, title and interest to: (i) the Loans, and all monies due or to become due in payment thereupon on and after the related Cut-Off Date; (ii) all Related Security; and
(iii) all income and Proceeds of the foregoing (collectively, the "Collateral"). The foregoing pledge does not constitute an assumption by the Collateral Agent of any obligations of the Borrower to Obligors or any other Person in connection with the Collateral or under any agreement or instrument relating to the Collateral, including, without limitation, any obligation to make future advances to or on behalf of such Obligors.

                        (ii) In connection with such grant, the Borrower agrees to record and file, at its own expense, financing statements with respect to the Collateral now existing and hereafter created meeting the requirements of applicable state law in such manner and in such jurisdictions as are necessary to perfect the first priority security interest of the Collateral Agent for the benefit of the Secured Parties in the Collateral, and to deliver a file-stamped copy of such financing statements or other evidence of such filing to the Collateral Agent, each Liquidity Agent and the Deal Agent on or prior to each Funding Date. In addition, the Borrower and the Servicer agree to clearly and unambiguously mark their respective general ledgers and all accounting records and documents and all computer tapes and records to show that the Collateral, including that portion of the Collateral consisting of the Dealer Agreements listed on Schedule V hereto (and each addendum thereto), the Loans and the related Contracts and the rights to payment under the related Dealer Agreements, has been pledged to the Collateral Agent for the benefit of the Secured Parties hereunder.

                        (iii) In connection with such pledge, the Borrower agrees to deliver to the Collateral Agent on the Closing Date or any Funding Date on which new Pools are pledged to the Collateral Agent, as the case may be, one or more computer files containing true and complete lists of all Dealer Agreements, Pools and Loans securing the payment of the Notes and amounts due under the Transaction Documents and all of the Borrower's obligations under the Notes and the Transaction Documents as of the Closing Date or Funding Date, and all Contracts securing all such Loans, identified by account number, dealer number, and pool number and Outstanding Balance as of the Funding Date. Such file shall be marked as Schedule V hereto or as an addendum thereto, shall be delivered to the Collateral Agent as confidential and proprietary, and such
Schedule V and each addendum thereto are hereby incorporated into and made a part of this Agreement.

                        (iv) In connection with such pledge, each of the Borrower, Credit Acceptance and the Servicer also agrees, within 180 days of the Closing Date or relevant Funding Date, as the case may be, to clearly mark at least 98% of the Contracts or Contract folders securing a Loan with the following legend: "THIS AGREEMENT HAS BEEN PLEDGED TO WACHOVIA CAPITAL MARKETS, LLC AS COLLATERAL AGENT FOR

THE BENEFIT OF CERTAIN SECURED PARTIES". Such legend shall be in bold, in type face at least as large as 12 point and shall be entirely in capital letters.

      (b) The Collateral Agent hereby acknowledges its acceptance, on behalf of the Secured Parties, of the pledge by the Borrower of the Loans and all other Collateral. The Collateral Agent further acknowledges that, prior to or simultaneously with the execution and delivery of this Agreement, the Borrower delivered to the Collateral Agent the computer file or microfiche list represented by the Borrower to be the computer file or microfiche list described in Section 2.2(a)(iii).

      (c) The Collateral Agent hereby agrees not to disclose to any Person (including any Secured Party) any of the account numbers or other information contained in the computer files or microfiche lists delivered to the Collateral Agent by the Borrower pursuant to Section 2.2(a)(iii), except as is required in connection with the performance of its duties hereunder or in enforcing the rights of the Secured Parties or to a Successor Servicer; provided, however, that notwithstanding anything to the contrary in this Agreement, the Collateral Agent may reply to a request from any Person for a list of Loans, Dealer Agreements, Contracts or other information referred to in any financing statement. The Collateral Agent agrees to take such measures as shall be necessary or reasonably requested by the Borrower to protect and maintain the security and confidentiality of such information. The Collateral Agent shall provide the Borrower with written notice five Business Days prior to any disclosure pursuant to this subsection 2.2(c).

      Section 2.3. Procedures for Funding of Advances. (a) Each Advance hereunder shall be requested by the Borrower delivering to the Deal Agent and the Liquidity Agents (with a copy to the Collateral Agent) a duly completed Funding Notice no later than 5:00 p.m. (Charlotte, North Carolina time) at least two (2) Business Days prior to the proposed Funding Date. Each Funding Notice shall: (i) specify the desired amount of such Funding which amount must (a) in the case of the initial funding hereunder (the "Initial Funding") be in a minimum amount of $1,000,000, and (b) in the case of any Incremental Funding, be in an amount equal to $1,000,000 or an integral multiple of $10,000 in excess thereof, (ii) specify the date of such Funding, and (iii) include a representation that all conditions precedent for a Funding described in Article III hereof have been met. Each Funding shall be allocated pro rata among each Purchaser Group based upon the aggregate Commitments related to each Purchaser Group as a percentage of the Total Commitment. Each Funding Notice shall be irrevocable.

      (b) Following receipt of such Funding Notice, the Deal Agent, in the case of the VFCC Purchaser Group, and each Liquidity Agent, in the case of each other Purchaser Group, will consult with VFCC, or the related CP Conduit, as applicable, in order to assist VFCC or the CP Conduit, as applicable, in determining whether or not to make the Advance. If a CP Conduit decides in its sole discretion that it is unwilling or unable to make a proposed Advance, the Investors related to such CP Conduit will make such Advance. Each CP Conduit shall notify its Liquidity Agent by 10:00 am (New York City time) on the applicable Funding Date whether it has elected to effect the proposed Funding and each Liquidity Agent will notify the related Investors by 11:00 am (New York City time) on such Funding Date if the related CP Conduit has elected not to effect all or a portion of the proposed Funding. On the Funding Date, the CP Conduit or Investors shall, upon satisfaction of the applicable conditions set forth in Article III, make available to the Borrower in same day funds, at such bank or other location reasonably designated by Borrower in its Funding Notice given pursuant to this Section 2.3, an amount equal to the lesser of (A) the amount requested by the Borrower from such Purchaser Group for such Advance or (B) the excess of the total Commitments related to such Purchaser Group over such Purchaser Group's portion of Capital then outstanding.

      (c) In the event that notwithstanding the fulfillment of the applicable conditions set forth in Article III hereof with respect to a Funding, a CP Conduit elected to make a Funding on a Funding Date but failed to make such amount available to the Borrower on such date, such CP Conduit shall be deemed to have rescinded its election to make such purchase, and neither the Borrower nor any other party shall have any claim against such CP Conduit by reason of its failure to timely effect such Funding. In any such case, the Liquidity Agent for the related Purchaser Group shall give notice of such failure not later than 2:00 p.m. (New York City time) on the Funding Date to each Investor for such CP Conduit and to the Borrower, which notice shall specify (i) the identity of such CP Conduit and (ii) the amount of the Funding which it had elected but failed to make. Subject to receiving such notice, each of such CP Conduit's Investors shall effect such funding on such Funding Date and otherwise in accordance with this Agreement.

      (d) In no event shall an Investor be required on any date to make any Funding which would result in its portion of the Capital, determined after giving effect to such funding, exceeding its Commitment.

      (e) On the Effective Date, PARCO shall purchase from VFCC a portion of VFCC's Capital (the "Purchased Capital") in an amount equal to $32,153,846.15 by depositing such amount on the Effective Date in immediately available funds to an account previously designated by VFCC to PARCO. On and after the Effective Date, the Purchased Capital shall be Capital of the PARCO Purchaser Group and shall accrue interest at the Yield Rate applicable to the PARCO Purchaser Group. On the Effective Date, the Capital of VFCC shall be reduced by an amount equal to the Purchased Capital.

      Section 2.4. Determination of Yield. The Deal Agent, with respect to the VFCC Purchaser Group, and the related Liquidity Agent with respect to each other Purchaser Group, shall initially determine the applicable Yield Rate and the Yield (including unpaid Yield, if any, due and payable on a prior Payment Date) to be paid by the Borrower with respect to the Advance on each Payment Date for the related Accrual Period and shall advise the Servicer and the Backup Servicer thereof on the third Business Day prior to such Payment Date. Prior to the next succeeding Payment Date, the Deal Agent, on behalf of the VFCC Purchaser Group and each Liquidity Agent, with respect to its Purchaser Group, shall determine the amount of Yield, if any, payable in connection with Section 2.16(a)(iv) and not previously paid. The amount owed in respect of the Yield for the next succeeding Accrual Period, as initially determined by the Deal Agent, or Liquidity Agent, as applicable shall be increased, if necessary and as appropriate, to reflect any Yield payable in connection with Section 2.16(a)(iv) and not previously paid.

      Section 2.5. Reduction of the Facility Limit and a Purchaser Group Facility Limit; Repurchase.

      (a) The Borrower may, upon at least two (2) Business Days' notice to the Deal Agent and each Liquidity Agent, terminate in whole or reduce in part the portion of the Facility Limit that exceeds the aggregate Capital. With respect to any such reduction, (a) the Commitments of the Investors within each Purchaser Group shall be reduced proportionately based upon the total Commitments of such Purchaser Group and (b) each Purchaser Group Facility Limit shall be reduced pro rata based upon the Purchaser Group Facility Limit as a percentage of the Facility Limit; provided, however, that each partial reduction of the Facility Limit shall be in an aggregate amount equal to $1,000,000 or an integral multiple thereof. Each notice of reduction or termination pursuant to this Section 2.5(a) shall be irrevocable.

      (b) In the event that an Investor is a Downgraded Investor, the related CP Conduit shall have the right to replace such Investor with a replacement Investor consented to by the Borrower (which consent shall not be withheld except for a commercially reasonable purpose or reason), which replacement Investor shall succeed to the rights of such Investor under this Agreement in respect of its Commitment as an Investor, and such Investor shall assign such Commitment and its interest in the Capital to such replacement Investor in accordance with the provisions of this Section 2.5(b); provided, that (A) such Investor shall not be replaced hereunder with a new investor until such Investor has been paid in full its outstanding portion of the Capital and all accrued and unpaid interest thereon by such new investor and all other amounts owed to it pursuant to this Agreement. For purposes of this subsection, an Investor shall be a "Downgraded Investor" if and so long as the credit rating assigned to its short-term obligations by Moody's or Standard & Poor's on the date on which it became a party to this Agreement shall have been reduced or withdrawn, or as may be otherwise agreed among the Borrower, such Investor, the CP Conduit in its Purchaser Group and the Deal Agent.

      Section 2.6. Actions with Respect to Advance. The Deal Agent, with respect to the VFCC Purchaser Group, and the related Liquidity Agent with respect to each other Purchaser Group may, with the consent of the Lender that has funded the Advance, take any of the following actions at any time with respect to the
Advance: (i) divide the Advance funded by such Lender into two or more portions of having aggregate Capital equal to the Capital of such divided Advance; (ii) combine one portion of the Advance funded by such Lender with another portion of the Advance funded by such Lender with an Accrual Period ending on the same day, creating a new Advance having Capital equal to the Capital of the two portions of Advances combined or (iii) combine an Advance funded by such Lender with the Advance to be funded on such day by such Lender, creating a new Advance having Capital equal to the Capital of the two Advances combined.

      Section 2.7. Settlement Procedures. (a) On each Payment Date, the Collateral Agent shall withdraw Available Funds and any Excess Reserve Amount and Servicer Advances (to be applied in accordance with Section 2.7(c)) and investment earnings on amounts on deposit in the Collection Account from the Collection Account and allocate and distribute such amounts to the applicable Person in the following order of priority:

                        (i) FIRST, to the Hedge Counterparty, an amount equal to any Hedge Costs (exclusive of termination payments) and any such Hedge Costs (exclusive of termination payments) unpaid from any prior Payment Date.

                        (ii) SECOND, to the Servicer, an amount equal to any Unreimbursed Servicer Advances;

                        (iii) THIRD, to the Backup Servicer so long as it has not become the Servicer hereunder, an amount equal to any accrued and unpaid Backup Servicing Fee due in respect of such Payment Date, any unpaid Backup Servicing Fee from any prior Payment Date, any reasonable out-of-pocket expenses incurred in SST's capacity as Backup Servicer, and any accrued and unpaid Indemnified Amounts owed by the Borrower to SST up to $17,000, monthly;

                        (iv) FOURTH, (A) to the Servicer, an amount equal to any accrued and unpaid Servicing Fees due in respect of such Payment Date and any Servicing Fees unpaid from any prior Payment Date; provided, however, if the Servicer has been replaced pursuant to Section 6.12 such amount shall not exceed the Capped Servicing Fee; and (B) to the Backup Servicer, if it has become the Successor Servicer, any Transition Expenses;

                        (v) FIFTH, to the Deal Agent for the account of the Lenders, an amount equal to the sum of any accrued and unpaid (A) Yield and Breakage Costs, (B) the Program Fee, and (C) the Facility Fee, Increased Costs and any Additional Amounts due in respect of such Payment Date and any such amounts unpaid from any prior Payment Date;

                        (vi) SIXTH, during the Revolving Period, to the Deal Agent for the account of the Lenders, an amount equal to the Monthly Principal Payment Amount for such Payment Date;

                        (vii) SEVENTH, to any Successor Servicer, an amount equal to Reliening Expenses;

                        (viii) EIGHTH, (i) during the Revolving Period with respect to each Dissenting Investor, pro rata, an amount equal to its outstanding Capital until such Dissenting Investor's Capital has been reduced to zero and (ii) during the Amortization Period, to the Deal Agent for the account of the Lenders, pro rata, the Additional Principal Payment Amount, until Capital has been reduced to zero;

                        (ix) NINTH, to the Deal Agent for the account of the Lenders and the Backup Servicer, an amount equal to Increased Costs, any Additional Amounts and Indemnified Amounts (provided that, with respect to the Backup Servicer, such Indemnified Amounts shall include only those Indemnified Amounts not paid pursuant to clause THIRD above) due in respect of such Payment Date and unpaid from any prior Payment Date;

                        (x) TENTH, to the Reserve Account, (A) an amount equal to any outstanding Reserve Advances and (B) the amount necessary to cause the amount on deposit in the Reserve Account to equal the Required Reserve Account Amount (after giving effect to any deposits made in subclause (A));

                        (xi) ELEVENTH, to the Backup Servicer, any Servicing Fee due in respect of such Payment Date, to the extent not paid pursuant to clause FOURTH above and any such Servicing Fee unpaid from any prior Payment Date;

                        (xii) TWELFTH, to the Deal Agent for the account of any other applicable Person, all remaining amounts up to all Aggregate Unpaids (during the Revolving Period, other than Capital) until paid in full;

                        (xiii) THIRTEENTH, to the Borrower any remaining amounts.

      (b) One Business Day per calendar month, the date of which is to be chosen by the Borrower, the Collateral Agent shall, upon two Business Days' prior written request of the Borrower, withdraw from the Collection Account an amount not to exceed the amount on deposit therein on the date of such request. The Collateral Agent shall distribute such amount to the Deal Agent for the account of the Lenders, to be distributed by the Deal Agent to the Lenders, pro rata, as a payment in reduction of Capital. Notwithstanding anything in this Section 2.7(b) to the contrary, the Collateral Agent shall not be required to effect any such withdrawal or the Deal Agent make any such distribution until an Officer of the Servicer or a representative of the Servicer designated by an Officer of the Servicer has certified to the Collateral Agent and the Deal Agent in writing (which shall include electronic transmission) that it reasonably believes that at the end of the related Collection Period the sum of Available Funds and Excess Reserve Amount, after giving effect to such payment, will be greater than the amount needed to make the payments required pursuant to Section 2.7(a)(i) through (xii).

      (c) (i) If on any Payment Date the amount paid pursuant to Section 2.7(a)(v) and (vi) is insufficient to cover all amounts due thereunder on such Payment Date the Collateral Agent shall withdraw from the Reserve Account an amount equal to the lesser of such shortfall and the amount of funds on deposit in the Reserve Account (such withdrawal, a "Reserve Advance") and deposit such amount to the Collection Account. The Collateral Agent shall pay such amount to the Deal Agent for payment to the Lenders.

                        (ii) If on any Payment Date the amount on deposit in the Reserve Account is insufficient to pay the insufficiency set forth in Section 2.7(c)(i), on or prior to 9:00 a.m. (Charlotte, North Carolina time) the Servicer shall deposit to the Collection Account an amount equal to such insufficiency (each, a "Servicer Advance"), and the Collateral Agent shall pay such amount to the Deal Agent for payment to the Lenders. The Servicer shall not be required to make any Servicer Advance to the extent it does not reasonably deem such amount to be recoverable from future collections on the Loans.

                        (iii) If on any Payment Date during the Amortization Period, the amount paid pursuant to Section 2.7(a)(viii) is insufficient to reduce Capital to zero, the Deal Agent, in its sole discretion, may direct the Collateral Agent to withdraw any or all of the amount on deposit in the Reserve Account, and pay such amount to the Deal Agent, for payment to the Lenders.

      Section 2.8. [Reserved.]

      Section 2.9. Collections and Allocations.

      (a) Collections. The Servicer shall transfer, or cause to be transferred, all Collections on deposit in the form of available funds in the Credit Acceptance Payment Account to the Collection Account by the close of business on the second Business Day such Collections are received therein. The Servicer shall promptly (but in no event later than the second Business Day after the receipt thereof) deposit all Collections received directly by it in the Collection Account. The Servicer shall make such deposits or payments on the date indicated therein by wire transfer, in immediately available funds.

      (b) Initial Deposits. On the Funding Date, the Servicer will deposit (in immediately available funds) into the Collection Account all Collections received on and after the applicable Cut-Off Date and through and including the day immediately preceding the Funding Date, in respect of the Loans.

      (c) Investment of Funds. (i) Until the occurrence of a Termination Event or Unmatured Termination Event, to the extent there are uninvested amounts on deposit in the Collection Account and the Reserve Account, all amounts shall be invested as set forth in Section 6.7(c).

                        (ii) On the date on which Capital is reduced to zero and all Aggregate Unpaids have been indefeasibly paid in full and all Collateral is released from the Lien of this Agreement, any amounts on deposit in the Reserve Account shall be released to the Borrower.

      (d) Allocation of Collections. The Servicer will allocate Collections monthly in accordance with the actual amount of Collections received. The Servicer shall determine each month the amount of Collections received during such month which constitutes amounts which, pursuant to the terms of any Dealer Agreement, are required to be remitted to the applicable Dealer (such collections, "Dealer Collections") and shall so notify the Collateral Agent. Notwithstanding any other provision hereof, the Collateral Agent, at the direction of the Servicer, shall distribute on each Payment Date: (i) to the Borrower, an amount equal to the aggregate amount of Dealer Collections received during or with respect to the prior Collection Period and (ii) to the Backup Servicer, if it has become the Successor Servicer, an amount equal to any Repossession Expenses related to the prior Collection Period prior to the distribution of Available Funds pursuant to Section 2.7.

      Section 2.10.     Payments, Computations, Etc.

      (a) Unless otherwise expressly provided herein, all amounts to be paid or deposited by the Borrower or the Servicer hereunder shall be paid or deposited in accordance with the terms hereof no later than 11:00 a.m. (Charlotte, North Carolina time) on the day when due in lawful money of the United States in immediately available funds to the Agent's Account and the Deal Agent shall distribute such amounts actually received by it to the Persons entitled thereto no later than 2:00 p.m. (Charlotte, North Carolina time). Any amounts received in the Agent's Account after 11:00 a.m. (Charlotte, North Carolina time) shall be deemed to be received on the next subsequent Business Day and the Deal Agent shall distribute such amounts to the Persons entitled thereto no later than 2:00 p.m. (Charlotte, North Carolina time) on such next subsequent Business Day. The Borrower shall, to the extent permitted by law, pay to the Secured Parties interest on all amounts not paid or deposited when due hereunder 3.0% per annum above the Base Rate, payable on demand; provided, however, that such interest rate shall not at any time exceed the maximum rate permitted by Applicable Law. All computations of interest and all computations of Yield and other fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed.

      (b) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of Yield, interest or any fee payable hereunder, as the case may be.

      (c) If the Advance requested by the Borrower for any Funding Date and approved by a Lender, its Liquidity Agent and the Deal Agent pursuant to Section
2.1 and Section 2.3, is not for any reason made or effectuated, as the case may be, on the requested Funding Date, the Borrower shall indemnify such Lender against any reasonable loss, cost or expense incurred by such Lender, including, without limitation, any loss (including loss of anticipated profits, net of anticipated profits in the reemployment of such funds in the manner determined by such Lender), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain the Funding.

      Section 2.11. [Reserved.]

      Section 2.12. Fees.

      (a) The Borrower shall pay to the Deal Agent, for the account of each Purchaser Group from the Collection Account on each Payment Date, monthly in arrears, the Program Fee for each Purchaser Group agreed to in each Fee Letter.

      (b) The Servicer shall be entitled to receive the Servicing Fee, monthly in arrears in accordance with Section 2.7(a).

      (c) The Backup Servicer shall be entitled to receive the Backup Servicing Fee in accordance with Section 2.7(a).

      (d) The Borrower shall pay to JPMorgan, on the Effective Date, the Structuring Fee and reasonable out-of-pocket expenses in immediately available funds.

      (e) The Borrower shall pay to Dechert LLP, as counsel to the Deal Agent, and to Kirkland & Ellis LLP, as counsel to JPMorgan, on the Effective Date, their respective estimated reasonable fees and out-of-pocket expenses in immediately available funds and shall pay all additional reasonable fees and out-of-pocket expenses of Dechert LLP or Kirkland & Ellis LLP, as applicable, within ten (10) Business Days after receiving an invoice for such amounts.

      Section 2.13.     Increased Costs; Capital Adequacy; Illegality.

      (a) If either (i) the introduction of or any change (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation of any law or regulation or (ii) the compliance by an Affected Party with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), shall (A) subject an Affected Party to any Tax (except for Taxes on the overall net income of such Affected Party), duty or other charge with respect to the Advance made by it hereunder, or any right to make the Funding hereunder, or on any payment made hereunder, (B) impose, modify or deem applicable any reserve requirement (including, without limitation, any reserve requirement imposed by the Board of Governors of the Federal Reserve System, but excluding any reserve requirement, if any, included in the determination of Yield), special deposit or similar requirement against assets of, deposits with or for the amount of, or credit extended by, any Affected Party or (C) impose any other condition affecting the Advance made by it hereunder or a Lender's rights hereunder, the result of which is to increase the cost to any Affected Party or to reduce the amount of any sum received or receivable by an Affected Party under this Agreement, then within ten days after demand by such Affected Party (which demand shall be accompanied by a statement setting forth the basis for such demand), the Borrower shall pay directly to such Affected Party such additional amount or amounts as will compensate such Affected Party for such additional or increased cost incurred or such reduction suffered.

      (b) If either (i) the introduction of or any change in or in the interpretation of any law, guideline, rule, regulation, directive or request or
(ii) compliance by any Affected Party with any law, guideline, rule, regulation, directive or request from any central bank or other governmental authority or agency (whether or not having the force of law), including, without limitation, compliance by an Affected Party with any request or directive regarding capital adequacy, has or would have the effect of reducing the rate of return on the capital of any Affected Party as a consequence of its obligations hereunder or arising in connection herewith to a level below that which any such Affected Party could have achieved but for such introduction, change or compliance (taking into consideration the policies of such Affected Party with respect to capital adequacy) by an amount deemed by such Affected Party to be material, then from time to time, within ten days after demand by such Affected Party (which demand shall be accompanied by a statement setting forth the basis for such demand), the Borrower shall pay directly to such Affected Party such additional amount or amounts as will compensate such Affected Party for such reduction. For avoidance of doubt, any interpretation of Accounting Research Bulletin No. 51 by the Financial Accounting Standards Board shall constitute an adoption, change, request or directive subject to this subsection 2.13(b).

      (c) If as a result of any event or circumstance similar to those described in clauses (a) or (b) of this section, any Affected Party is required to compensate a bank or other financial institution providing liquidity support, credit enhancement or other similar support to such Affected Party in connection with this Agreement or the funding or maintenance of the Advance hereunder, then within ten days after demand by such Affected Party, the Borrower shall pay to such Affected Party such additional amount or amounts as may be necessary to reimburse such Affected Party for any amounts payable or paid by it.

      (d) In determining any amount provided for in this section, the Affected Party may use any reasonable averaging and attribution methods. Any Affected Party making a claim under this section shall submit to the Servicer a written description as to such additional or increased cost or reduction and the calculation thereof, which written description shall be conclusive absent demonstrable error.

      (e) If a Lender shall notify the Deal Agent that a Eurodollar Disruption Event as described in clause (a) of the definition of "Eurodollar Disruption Event" has occurred, the Deal

Agent shall in turn so notify the Borrower, whereupon all Capital in respect of which Yield accrues at the Adjusted Eurodollar Rate shall immediately be converted into Capital in respect of which Yield accrues at the Base Rate.

      Section 2.14. Taxes.

      (a) All payments made by an Obligor in respect of each Loan and each Contract and all payments made by the Borrower or the Servicer under this Agreement will be made free and clear of and without deduction or withholding for or on account of any Taxes. If any Taxes are required to be withheld from any amounts payable to the Deal Agent, the Liquidity Agent or any Secured Party, then the amount payable to such Person will be increased (such increase, the "Additional Amount") such that every net payment made under this Agreement after withholding for or on account of any Taxes (including, without limitation, any Taxes on such increase) is not less than the amount that would have been paid had no such deduction or withholding been deducted or withheld. The foregoing obligation to pay Additional Amounts, however, will not apply with respect to net income or franchise taxes imposed on a Lender or the Deal Agent, respectively, with respect to payments required to be made by the Borrower or Servicer under this Agreement, by a taxing jurisdiction in which such Lender or Deal Agent is organized, conducts business or is paying taxes as of the Effective Date (as the case may be).

      (b) The Borrower will indemnify each Affected Party for the full amount of Taxes payable by such Person in respect of Additional Amounts and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. All payments in respect of this indemnification shall be made within ten days from the date a written invoice therefor is delivered to the Borrower.

      (c) The Borrower will notify the Deal Agent and each Liquidity Agent on a quarterly annual basis of any payments by the Borrower in respect of any Taxes, not including those Taxes paid by Credit Acceptance on a consolidated basis.

      (d) If a Lender is not created or organized under the laws of the United States or a political subdivision thereof, such Lender shall deliver to the Borrower, with a copy to the Deal Agent and each Liquidity Agent, (i) within 15 days after the date hereof, or, if such Lender becomes a Lender after the Closing Date, the date on which such Lender becomes a Lender hereunder, two (or such other number as may from time to time be prescribed by Applicable Laws) duly completed copies of IRS Form W-8BEN or Form W-8ECI (or any successor forms or other certificates or statements that may be required from time to time by the relevant United States taxing authorities or Applicable Laws), as appropriate, to permit the Borrower to make payments hereunder for the account of such Lender, as the case may be, without deduction or withholding of United States federal income or similar Taxes and (ii) upon the obsolescence of or after the occurrence of any event requiring a change in, any form or certificate previously delivered pursuant to this Section 2.14(d), copies (in such numbers as may from time to time be prescribed by Applicable Laws or regulations) of such additional, amended or successor forms, certificates or statements as may be required under Applicable Laws or regulations to permit the Borrower to make payments hereunder for the account of such Lender, without deduction or withholding of United States federal income or similar Taxes.

      (e) If, in connection with an agreement or other document providing liquidity support, credit enhancement or other similar support to the Lenders in connection with this Agreement or the funding or maintenance of the Funding hereunder, the Lenders are required to compensate a bank or other financial institution in respect of Taxes under circumstances similar to those described in this section then within 10 days after demand by the Lenders, the Borrower shall pay to the Lenders such additional amount or amounts as may be necessary to reimburse the Lenders for any amounts paid by them.

      (f) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this section shall survive the termination of this Agreement.

      Section 2.15. Assignment of the Contribution Agreement. The Borrower hereby assigns to the Deal Agent, for the ratable benefit of the Secured Parties hereunder, all of the Borrower's right, title and interest in and to, but none of its obligations under, the Contribution Agreement and the Hedging Agreement. The Borrower confirms that the Deal Agent on behalf of the Secured Parties shall have the sole right to enforce the Borrower's rights and remedies under the Contribution Agreement and the Hedging Agreement for the benefit of the Secured Parties.

      Section 2.16. Take-Out.

      (a) On any Business Day (the "Take-Out Date"), the Borrower shall have the right to effect a Take-Out and require the Collateral Agent to release its security interest and Lien on the related Contracts and Loans, subject to the following terms and conditions:

                        (i) The Borrower shall have given the Deal Agent, the Backup Servicer and each Liquidity Agent and the Servicer at least five (5) Business Days' prior written notice of its intent to effect the Take-Out, which notice shall be irrevocable; provided however, failure to effect such Take-Out on the Take-Out Date shall not result in a Termination Event (except as specifically set forth in Section 10.1(u)), but the Borrower shall be obligated to pay any Breakage Costs and any other losses incurred by the Lenders in connection therewith.

                        (ii) Unless the Take-Out is to be effected on a Payment Date (in which case the relevant calculations with respect to such Take-Out shall be reflected on the applicable Monthly Report), the Servicer shall deliver to the Deal Agent an Officer's Certificate, together with evidence to the reasonable satisfaction of the Deal Agent (which evidence may consist solely of the Officer's Certificate signed by an officer of the Servicer) that the Borrower shall have sufficient funds on the related Take-Out Date to effect the contemplated Take-Out in accordance with this Agreement. In effecting the Take-Out, the Borrower may use the proceeds of sales of the Loans (which sales must be made in arm's-length transactions.

                        (iii) After giving effect to the Take-Out and the release to the Borrower of the Loans and related Contracts on the Take-Out Date,
(x) the representations and warranties contained in Section 4.1 and 4.2 hereof shall continue to be correct in all material respects, except to the extent relating to an earlier date and (y) neither an Unmatured Termination Event nor a Termination Event shall have resulted.

                        (iv) On the Take-Out Date, the Collateral Agent shall have received, for the benefit of the Secured Parties and the Hedge Counterparties, as applicable, in immediately available funds, an amount equal to the sum of: (A) the aggregate outstanding Capital being paid plus (B) an amount equal to the related unpaid Yield (including Yield not yet accrued) to the end of the Accrual Period plus (C) an aggregate amount equal to the sum of all other amounts due and owing to the Deal Agent, the Lenders, the Backup Servicer, the Successor Servicer, the Hedge Counterparties and the other Secured Parties, as applicable, under this Agreement and the other Transaction Documents, to the extent accrued to such date and to accrue thereafter (including, without limitation, Breakage Costs and Hedge Costs) plus (D) any outstanding Servicer Advances plus (E) all other Aggregate Unpaids. No such reduction shall be given effect unless the Borrower has complied with the terms of any Hedging Agreement requiring that any derivative transaction related thereto be terminated in whole or in part as a result of any such reduction in the Capital and Borrower has paid all Hedge Costs due to the relevant Hedge Counterparty for any such termination.

                        (v) Upon receipt of the amount set forth in Section 2.16(a)(iv), the Collateral Agent shall apply such amounts first to the pro-rata reduction of the Capital, second to the payment of accrued Yield on the amount of Capital to be repaid and to the payment of any Breakage Costs, by paying such amounts to the Lenders, and third to pay any Hedge Costs related to such reduction of the Capital due to the relevant Hedge Counterparty, and fourth to pay all other Aggregate Unpaids related to such reduction of the Capital due to the relevant party.

                        (vi) The Borrower shall certify in writing to the Collateral Agent, each Liquidity Agent and the Deal Agent that no adverse selection was employed in the selection of the Loans and Contracts to be released.

      (b) The Borrower hereby agrees to pay the reasonable legal fees and expenses of the Deal Agent, the Liquidity Agents and the Lenders in connection with any Take-Out (including, but not limited to, expenses incurred in connection with the release of the Lien of the Collateral Agent, the Lenders and any other party having such an interest in the Loans in connection with such Take-Out).

      (c) In connection with any Take-Out, on the related Take-Out Date, the Collateral Agent, on behalf of the Lenders, shall, at the expense of the
Borrower: (i) execute such instruments of release with respect to the portion of the Loans to be released to the Borrower, in favor of the Borrower as the Borrower may reasonably request; (ii) deliver any portion of the Loans to be released to the Borrower in its possession to the Borrower; and (iii) otherwise take such actions, and cause or permit the Collateral Agent to take such actions, as are necessary and appropriate to release the Lien of the Collateral Agent on the Loans to be released to the Borrower and deliver to the Borrower such Loans.

                                   ARTICLE III
          CONDITIONS TO THE CLOSING, EACH FUNDING AND AMENDMENT AND
                                   RESTATEMENT

      Section 3.1. Conditions to the Closing and the Initial Funding. The Closing Date shall not occur and no Lender shall be obligated to make an Advance hereunder on the occasion of the Initial Funding, nor shall any Lender, the Deal Agent, the Liquidity Agent, the Backup Servicer or the Collateral Agent be obligated to take, fulfill or perform any other action hereunder, until (i) in the case of the Closing Date, the conditions set forth in clauses (a)(i) (other than with respect to the Hedging Agreements), (d), (e), (f) and (j) and (ii) in the case of the Initial Funding, all of the following conditions, after giving effect to the proposed Advance, in each case, have been satisfied, in the sole discretion of, or waived in writing by, the Deal Agent:

      (a) (i) Each Transaction Document shall have been duly executed by, and delivered to, the parties hereto and thereto and the Deal Agent shall have received such other documents, instruments, agreements and legal opinions as the Deal Agent shall request in connection with the transactions contemplated by this Agreement, including, without limitation, all those specified in the Schedule of Documents attached hereto as Schedule I, each in form and substance satisfactory to the Deal Agent, provided, however, that Schedules V, VII and IX to the Agreement, Schedule I to the Contribution Agreement, the Funding Date Officer's Certificate regarding the Agreement, the Funding Date Officer's Certificate regarding the Contribution Agreement, the filed financing statements on Form UCC-1, the Funding Notice, the UCC-3 termination statements and the contractual release shall not be required prior to the Initial Funding on the Initial Funding Date, and (ii) the executed Notes in the aggregate face amount of $325,000,000 shall have been delivered to the Deal Agent.

      (b) The Deal Agent shall have received (i) satisfactory evidence that the Borrower, the Originator and the Servicer have obtained all required consents and approvals of all Persons, including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Transaction Documents to which each is a party and the consummation of the transactions contemplated hereby or thereby or (ii) an Officer's Certificate from each of the Borrower, the Originator and the Servicer in form and substance satisfactory to the Deal Agent affirming that no such consents or approvals are required; it being understood that the acceptance of such evidence or officer's certificate shall in no way limit the recourse of the Deal Agent or any Secured Party against the Borrower, the Originator or Servicer for a breach of its representation or warranty that all such consents and approvals have, in fact, been obtained.

      (c) The Borrower, the Originator and the Servicer shall each be in compliance in all material respects with all Applicable Laws and shall have delivered a Certificate to the Deal Agent as to this and other closing matters.

      (d) The Borrower shall have paid all fees required to be paid by it on the Closing Date, including all fees required hereunder and under the Fee Letter related to the VFCC Purchaser Group, and shall have reimbursed each Lender, the Backup Servicer, the Deal Agent and the Collateral Agent for all fees, costs and expenses of closing the transactions contemplated hereunder and under the other Transaction Documents, including the attorney fees and any other legal and document preparation costs incurred by any Lender, the Backup Servicer, the Deal Agent and/or the Collateral Agent.

      (e) No Amortization Event, Termination Event or Unmatured Termination Event shall have occurred.

      (f) No Servicer Termination Event or any event that, with the giving of notice or the lapse of time, or both, would become a Servicer Termination Event shall have occurred.

      (g) No adverse selection procedures were used by the Borrower with respect to the Loans, Contracts or Dealer Agreements.

      (h) The Borrower shall have deposited to the Reserve Account an amount equal to 1.0% of the Capital after giving effect to the proposed Advance.

      (i) The Hedging Agreement shall be in effect.

      (j) The Borrower shall have deposited $295,000 to the Reserve Account.

      Section 3.2. Conditions Precedent To All Fundings. Each request for a Funding hereunder (each, a "Transaction") shall be subject to the further conditions precedent:

      (a) With respect to any Advance (including the Initial Funding), the Borrower shall have delivered to the Deal Agent and the Liquidity Agents, on or prior to the date of the Advance in form and substance satisfactory to the Deal Agent, (i) the Funding Notice and (ii) Exhibit A to the Contribution Agreement, including the Schedule of Loans and Contracts attached thereto, thereto dated within 5 days prior to the date of the Advance and containing such additional information as may be reasonably requested by the Deal Agent.

      (b) On the date of such Transaction the following statements shall be true and the Borrower shall be deemed to have certified that, after giving effect to the proposed Advance and pledge of Additional Loans:

                        (i) The representations and warranties contained in Sections 4.1, 4.2 and 4.3 are true and correct on and as of such day as though made on and as of such day and shall be deemed to have been made on such day;

                        (ii) On and as of such day, after giving effect to the proposed Advance, (A) the outstanding Capital does not exceed the lesser of (1) the Borrowing Base and (2) the Facility Limit and (B) with respect to each Purchaser Group the aggregate Capital funded or maintained by the Lender in such Purchaser Group does not exceed the total Commitments of the Investors in such Purchaser Group or its Purchaser Group Facility Limit;

                        (iii) On and as of such day, the Borrower, the Originator and the Servicer each has performed all of the agreements contained in this Agreement and the other Transaction Documents to which it is a party to be performed by such person at or prior to such day; and

                        (iv) No law or regulation shall prohibit, and no order, judgment or decree of any federal, state or local court or governmental body, agency or instrumentality shall prohibit or enjoin, the making of the Funding by the Lender in accordance with the provisions hereof.

      (c) The Borrower shall have delivered to the Collateral Agent the information described in Section 2.2(a)(iii).

      (d) All financing statements necessary to perfect the Collateral Agent's first priority security interest in the Collateral shall have been filed in the appropriate filing offices.

      (e) Forecasted Collections for the Aggregate Outstanding Eligible Loan Net Balance (after giving effect to the proposed Advance) shall be greater than or equal to Capital, after giving effect to the proposed Advance.

      (f) (i) All other documents, opinions, certificates and documents listed on Schedule I hereto shall have been delivered to the Deal Agent, in form and substance satisfactory to the Deal Agent and its counsel and (ii) all conditions required to be satisfied in the Contribution Agreement shall have been satisfied.

      (g) No Amortization Event, Termination Event or Unmatured Termination Event shall have occurred.

      (h) No Servicer Termination Event or any event, that with the giving of notice or the lapse of time, or both, would become a Servicer Termination Event shall have occurred.

      (i) No adverse selection procedures were used by the Borrower with respect to the Loans, Contracts or Dealer Agreements.

      (j) The Borrower shall have deposited to the Reserve Account an amount equal to 1.0% of the Capital after giving effect to the proposed Advance. In addition, the amount on deposit in the Reserve Account shall not be less than the product of (i) 0.50% and (ii) the Facility Limit then in effect.

      (k)   The Hedging Agreement shall be in effect.

      (l) Each CP Conduit shall have received evidence satisfactory to it that its advance of amounts hereunder will not result in a reduction or downgrade of the ratings of its Commercial Paper Notes by the Rating Agencies.

      (m) The Deal Agent shall have received such other approvals, opinions or documents as the Deal Agent or its counsel may reasonably require.

      Section 3.3 Conditions to Effectiveness of this First Amended and Restated Loan and Security Agreement. This First Amended and Restated Loan and Security Agreement shall not become effective until:

      (a) Each document specified in the Schedule of Documents attached hereto as Schedule X has been duly executed by, and delivered to, the parties hereto and thereto and the Deal Agent and JPMorgan have received all such executed documents.

      (b) the executed Notes in the face amounts representing the Commitment Amount of each Purchaser Group have been delivered to each Purchaser Group.

      (c) the Borrower has paid the Structuring Fee specified in the Fee Letter related to the PARCO Purchaser Group.

      (d)   [Reserved.]

      (e) The Deal Agent has received such other approvals, opinions or documents as the Deal Agent or its counsel may reasonably require.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

      Section 4.1. Representations and Warranties of the Borrower. The Borrower represents and warrants to the Collateral Agent, the Deal Agent, the Backup Servicer and the Secured Parties on the Closing Date, the Effective Date and each Funding Date as follows:

      (a) Organization and Good Standing. The Borrower has been duly organized, and is validly existing as a corporation in good standing under the laws of the State of Nevada, with all requisite power and authority to own or lease its properties and conduct its business as such business is presently conducted, and the Borrower had at all relevant times, and now has all necessary power, authority and legal right to acquire, own and pledge the Collateral and perform its obligations under this Agreement.

      (b) Due Qualification. The Borrower is duly qualified to do business and is in good standing as a corporation and has obtained all necessary licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualification, licenses or approvals.

      (c) Power and Authority; Due Authorization. The Borrower: (i) has all necessary power, authority and legal right to: (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party, (B) carry out the terms of the Transaction Documents to which it is a party, and (C) transfer and assign each Loan, Related Security and all other Collateral on the terms and conditions herein provided and (ii) has duly authorized by all necessary action the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the transfer and assignment of the Loans, Related Security and all other Collateral on the terms and conditions herein provided. This Agreement and each other Transaction Document to which it is a party have been duly executed and delivered by it.

      (d) Binding Obligation. This Agreement and each other Transaction Document to which the Borrower is a party constitutes a legal, valid and binding obligation of the Borrower, each enforceable against the Borrower in accordance with its terms.

      (e) No Violation. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party and the fulfillment of the terms hereof and thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Borrower's certificate of incorporation, bylaws or any Contractual Obligation of the Borrower, (ii) result in the creation or imposition of any Lien upon any of the Borrower's properties pursuant to the terms of any such Contractual Obligation, other than this Agreement, or (iii) violate any Applicable Law.

      (f) No Proceedings. There is no litigation, proceeding or investigation pending or, to the best knowledge of the Borrower, threatened against the Borrower, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document to which the Borrower is a party,
(ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document to which the Borrower is a party or (iii) seeking any determination or ruling that could reasonably be expected to have Material Adverse Effect.

      (g) All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by the Borrower of this Agreement and any other Transaction Document to which the Borrower is a party have been obtained.

      (h) Bulk Sales. The execution, delivery and performance of this Agreement do not require compliance with any "bulk sales" act or similar law by Borrower.

      (i) Solvency. The transactions under this Agreement and any other Transaction Document to which the Borrower is a party do not and will not render the Borrower not Solvent and the Borrower shall deliver to the Deal Agent on the Closing Date and the Effective Date a certification in the form of Exhibit F. The Originator has confirmed in writing to the Borrower that, so long as the Borrower is Solvent, the Originator will not cause the Borrower to file a voluntary petition under the Bankruptcy Code or any other Insolvency Laws.

      (j) Selection Procedures. No procedures believed by the Borrower to be adverse to the interests of the Collateral Agent or the Lenders were utilized by the Borrower in identifying and/or selecting Loans or Dealer Agreements. In addition, each Loan shall have been underwritten in accordance with and satisfy the standards of any Credit Guidelines that has been established by the Borrower or the Originator and is then in effect.

      (k) Taxes. The Borrower has filed or caused to be filed all tax returns that are required to be filed by it. The Borrower has paid or made adequate provisions for the payment of all Taxes and all assessments made against it or any of its property (other than any amount of Tax the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower), and no tax lien has been filed and, to the Borrower's knowledge, no claim is being asserted, with respect to any such Tax, fee or other charge.

      (l) Exchange Act Compliance; Regulations T, U and X. None of the transactions contemplated herein (including, without limitation, the use of the proceeds from the pledge of the Collateral) will violate or result in a violation of Section 7 of the Securities Exchange Act, or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. The Borrower does not own or intend to carry or purchase, and no proceeds from the pledge of the Collateral will be used to carry or purchase, any "margin stock" within the meaning of Regulation U or to extend "purchase credit" within the meaning of Regulation U.

      (m) Quality of Title. Each Loan, together with the Related Security related thereto, shall, at all times, be owned by the Borrower free and clear of any Lien except as provided in Section 4.2(a)(iii), and upon each Funding, the Collateral Agent as agent for the Secured Parties shall acquire a valid and perfected first priority security interest in such Loans, the Related Security related thereto and all Collections then existing or thereafter arising, free and clear of any Lien, except as provided in Section 4.2(a)(iii). No effective financing statement or other instrument similar in effect covering any Loan or Dealer Agreement shall at any time be on file in any recording office except such as may be filed (i) in favor of the Borrower in accordance with the Contribution Agreement or (ii) in favor of the Collateral Agent in accordance with this Agreement.

      (n) Security Interest. The Borrower has granted a security interest (as defined in the UCC) to the Collateral Agent, as agent for the Secured Parties, in the Collateral, which is enforceable in accordance with applicable law upon execution and delivery of this Agreement. Upon the filing of UCC-1 financing statements naming the Collateral Agent as secured party and the Borrower as debtor, or upon the Collateral Agent obtaining control, in the case of that portion of the Collateral which constitutes electronic chattel paper, or possession, in the case of that portion of the Collateral which constitutes tangible chattel paper, the Collateral Agent, as agent for the Secured Parties, shall have a first priority perfected security interest in the Collateral. All filings (including, without limitation, such UCC filings) as are necessary in any jurisdiction to perfect the interest of the Collateral Agent, as agent for the Secured Parties, in the Collateral have been made.

      (o) Accuracy of Information. All information heretofore furnished by the Borrower (including without limitation, the Monthly Report and Credit Acceptance's financial statements) to the Deal Agent, Collateral Agent, any Liquidity Agent or any Lender for purposes of or in connection with this Agreement or any other Transaction Document, or any transaction contemplated hereby or thereby, will be true, correct, complete and accurate in every material respect, on the date such information is stated or certified.

      (p) Location of Offices. The principal place of business and chief executive office of the Borrower and the office where the Borrower keeps all the Records are located at the address of the Borrower referred to in Section 14.2 hereof (or at such other locations as to which the notice and other requirements specified in Section 5.2(g) shall have been satisfied).

      (q) Eligibility of Loans. Each Loan classified as an Eligible Loan (or included in any aggregation of balances of Eligible Loans) by the Borrower or the Servicer in any document or report delivered hereunder was an Eligible Loan as of the date so delivered and (ii) each related Contract classified as an Eligible Contract (or included in any aggregation of balances of Eligible Contracts) by the Borrower or Servicer in any document or report delivered hereunder was an Eligible Contract as of the date so delivered.

      (r) Tradenames; Place of Business; Correct Legal Name. (i) Except as described in Schedule III, the Borrower has no trade names, fictitious names, assumed names or "doing business as" names or other names under which it has done or is doing business; (ii) the principal place of business and chief executive office of the Borrower are located at the address of the Borrower set forth on the signature pages hereto; and (iii) "CAC Warehouse Funding Corporation II" is the correct legal name of the Borrower indicated on the public records of the Borrower's jurisdiction of organization.

      (s) Contribution Agreement. The Contribution Agreement is the only agreement pursuant to which the Borrower purchases Loans from the Originator.

      (t) Value Given. The Borrower shall have given reasonably equivalent value to the Originator in consideration for the transfer to the Borrower of the Loans and Related Security under the Contribution Agreement, no such transfer shall have been made for or on account of an antecedent debt owed by the Originator to the Borrower, and no such transfer is or may be voidable or subject to avoidance under any section of the Bankruptcy Code.

      (u) Accounting. The Borrower accounts for the transfers to it from the Originator of Loans and Related Security under the Contribution Agreement as sales or contributions to capital of such Loans and Related Security in its books, records and financial statements, in each case consistent with GAAP and with the requirements set forth herein.

      (v) Special Purpose Entity. The Borrower is in compliance with Section 5.2(o) hereof.

      (w) Confirmation from the Originator. The Borrower has received in writing from the Originator confirmation that, so long as the Borrower is not "insolvent" within the meaning of the Bankruptcy Code, the Originator will not cause the Borrower to file a voluntary petition under the Bankruptcy Code or any other bankruptcy or insolvency laws. Each of the Borrower and the Originator is aware that in light of the circumstances described in the preceding sentence and other relevant facts, the filing of a voluntary petition under the Bankruptcy Code for the purpose of making any Loan or any other assets of the Borrower available to satisfy claims of the creditors of the Originator would not result in making such assets available to satisfy such creditors under the Bankruptcy Code.

      (x) Investment Company Act. The Borrower is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

      (y) ERISA. The present value of all benefits vested under all "employee pension benefit plans," as such term is defined in Section 3 of ERISA, maintained by the Borrower, or in which employees of the Borrower are entitled to participate, as from time to time in effect

(herein called the "Pension Plans"), does not exceed the value of the assets of the Pension Plan allocable to such vested benefits (based on the value of such assets as of the last annual violation date). No prohibited transactions, accumulated funding deficiencies, withdrawals or reportable events have occurred with respect to any Pension Plans that, in the aggregate, could subject the Borrower to any material tax, penalty or other liability. No notice of intent to terminate a Pension Plan has been billed, nor has any Pension Plan been terminated under Section 4041(f) of ERISA, nor has the Pension Benefit Guaranty Corporation instituted proceedings to terminate, or appoint a trustee to administer a Pension Plan and no event has occurred or condition exists that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan.

      (z)   [Reserved.]

      (aa) Representations and Warranties in Contribution Agreement. The representations and warranties made by the Originator to the Borrower in the Contribution Agreement are hereby remade by the Borrower on each date to which they speak in the Contribution Agreement as if such representations and warranties were set forth herein. For purposes of this Section 4.2(aa), such representations and warranties are incorporated herein by reference as if made by the Borrower to the Deal Agent, the Collateral Agent and to each of the Secured Parties under the terms hereof mutatis mutandis.

      (bb) Amount of Loans and Contracts; Computer File. When new Pools are pledged to the Collateral Agent, the related Funding Notice shall provide (A) the aggregate Outstanding Balance of the Contracts to be pledged to the Collateral Agent on the related Funding Date; (B) the Aggregate Outstanding Eligible Loan Balance; and (C) the Aggregate Outstanding Eligible Loan Net Balance; each as of the applicable Cut-off Date and as reported in the Loan Servicing System or as a product of the Loan Loss Reserve analysis. The computer file or microfiche list delivered pursuant to Section 2.2(a)(iii) hereof is complete and accurately reflects the information regarding the Loans, Dealer Agreements and Contracts in all material respects.

      (cc) Use of Proceeds. The proceeds of each Funding will be used by the Borrower to purchase the Loans and related Collateral from the Originator pursuant to the Contribution Agreement.

      (dd)  Subsidiaries.  The Borrower does not have any Subsidiaries.

      (ee) Capital Stock. The Issuer has neither sold nor pledged any of its common stock to any entity other than Credit Acceptance.

      The representations and warranties set forth in this Section 4.1 shall survive the Borrower's pledge of the Collateral to the Collateral Agent and the termination and rights and obligations of the Servicer. Upon discovery by the Borrower, the Servicer, Credit Acceptance or the Collateral Agent of a breach of any of the representations and warranties set forth herein, the party discovering such breach shall give prompt written notice to the other parties of such breach.

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
      Section 4.2. Representations and Warranties of the Borrower Relating to the Loans and the Related Contracts.

      (a) Eligibility of Loans. The Borrower hereby represents and warrants to the Deal Agent, the Collateral Agent, the Backup Servicer and the Secured Parties as of the Closing Date, the Effective Date and each Funding Date with respect to the Dealer Agreements, Loans, Contracts and Related Security pledged to the Collateral Agent on such date that:

                        (i) each Loan classified as an "Eligible Loan" (or included in any aggregation of balances of "Eligible Loans") by the Borrower or the Servicer in any document or report delivered hereunder satisfied the requirements contained in the definition of Eligible Loan on the date so delivered; each Contract classified as an "Eligible Contract" (or included in any aggregation of balances of "Eligible Contracts") by the Borrower or the Servicer in any document or report delivered hereunder satisfied the requirements contained in the definition of Eligible Contract on the date so delivered;

                        (ii) all information with respect to the Dealer Agreements and the Loans and the Contracts and the other Collateral provided to the Collateral Agent, any Liquidity Agent or the Deal Agent by the Borrower or the Servicer was true and correct in all material respects as of the date such information was provided to the Collateral Agent, such Liquidity Agent or the Deal Agent, as applicable;

                        (iii) each Loan and all other Collateral has been pledged to the Collateral Agent free and clear of any Lien of any Person, (other than, with respect to the Contracts, the second priority Lien of the related Dealer therein as set forth in the related Dealer Agreement) and in compliance, in all material respects, with all Applicable Laws;

                        (iv) with respect to each Dealer Agreement, Loan, Contract and all other Collateral, all consents, licenses, approvals or authorizations of or registrations or declarations with any Governmental Authority required to be obtained, effected or given by the Borrower, in connection with the pledge of such Dealer Agreement, Loan, Contract or other Collateral to the Collateral Agent have been duly obtained, effected or given and are in full force and effect;

                        (v) Schedules V and IX to this Agreement (and any addendums thereto) are and will be accurate and complete listings of all Loans, Contracts and Dealer Agreements in all material respects on the date each such Loan, Contract or Dealer Agreement was pledged to the Collateral Agent hereunder, and the information contained therein is and will be true and correct in all material respects as of such date; and

                        (vi) no selection procedure believed by the Borrower to be adverse to the interests of the Secured Parties has been or will be used in selecting the Dealer Agreements, Loans or Contracts.

      (b) Notice of Breach. The representations and warranties set forth in this Section 4.2 shall survive the pledge of the Collateral to the Collateral Agent and the termination of the rights and obligations of the Servicer. Upon discovery by the Borrower, Credit Acceptance, the Servicer or the Collateral Agent of a breach of any of the representations and warranties set forth in this Section 4.2, the party discovering such breach shall give prompt written notice to the other parties of such breach.

      Section 4.3. Representations and Warranties of the Servicer. The Servicer represents and warrants as follows on the Closing Date, the Effective Date and each Funding Date:

      (a) Organization and Good Standing. The Servicer has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Michigan, with all requisite corporate power and authority to own or lease its properties and to conduct its business as such business is presently conducted and to enter into and perform its obligations pursuant to this Agreement and the other Transaction Documents to which it is a party.

      (b) Due Qualification. The Servicer is duly qualified to do business as a corporation and is in good standing as a corporation, and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of its property and or the conduct of its business requires such qualification, licenses or approvals.

      (c) Power and Authority; Due Authorization. The Servicer (i) has all necessary power, authority and legal right to (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party, (B) carry out the terms of this Agreement and the other Transaction Documents to which it is a party, and (ii) has duly authorized by all necessary corporate action the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party. This Agreement and each other Transaction Document to which it is a party have been duly executed and delivered by the Servicer.

      (d) Binding Obligation. This Agreement and each other Transaction Document to which the Servicer is a party constitutes a legal, valid and binding obligation of the Servicer, each enforceable against the Servicer in accordance with its terms.

      (e) No Violation. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party and the fulfillment of the terms hereof and thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Servicer's certificate of incorporation, bylaws or any Contractual Obligation of the Servicer, (ii) result in the creation or imposition of any Lien upon any of the Servicer's properties pursuant to the terms of any such Contractual Obligation, or (iii) violate any Applicable Law.

      (f) No Proceedings. There is no litigation, proceeding or investigation pending or, to the best knowledge of the Servicer, threatened against the Servicer, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document to which the Servicer is a party,
(ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document to which the Servicer is a party or (iii) seeking any determination or ruling that could reasonably be expected to have Material Adverse Effect.

      (g) All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by the Servicer of this Agreement and any other Transaction Document to which the Servicer is a party have been obtained.

      (h) Reports Accurate. All Monthly Reports and other written and electronic information, exhibits, financial statements, documents, books, records or reports furnished by the Servicer to the Deal Agent, the Backup Servicer, the Collateral Agent, any Liquidity Agent or a Lender in connection with this Agreement are accurate, true, complete and correct in all material respects as of the date delivered.

      (i) Servicer's Performance. The Servicer has the knowledge, the experience and the systems, financial and operational capacity available to timely perform each of its obligations hereunder and under each Transaction Document to which it is a party.

      (j) Compliance With Credit Guidelines and Collection Guidelines. The Servicer has, with respect to the Loans and Contracts, complied in all material respects with the Credit Guidelines and the Collection Guidelines.

      Section 4.4. Representations and Warranties of the Backup Servicer. The Backup Servicer represents and warrants as follows:

      (a) Organization and Good Standing. The Backup Servicer has been duly organized, and is validly existing as a corporation and in good standing under the laws of Delaware, with all requisite power and authority to own or lease its properties and to conduct its business as such business is presently conducted and to enter into and perform its obligations pursuant to this Agreement and each Transaction Document to which it is a party.

      (b) Binding Obligation. This Agreement and each other Transaction Document to which it is a party constitutes a legal, valid and binding obligation of the Backup Servicer, each enforceable against the Backup Servicer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by equitable limitations on the availability of specific remedies, regardless of whether such enforceability is considered in a proceeding in equity or at law.

      (c) Backup Servicing Agreement. The Backup Servicer hereby remakes the representations and warranties made by it under the Backup Servicing Agreement.

      Section 4.5.  Breach of Representations and Warranties.

      (a) Payment in respect of an Ineligible Loan. If a Loan is an Ineligible Loan, no later than the earlier of (i) knowledge by the Borrower of such Loan being an Ineligible Loan and (ii) receipt by the Borrower from the Deal Agent, the Collateral Agent or the Servicer of written notice thereof the Borrower shall make a payment to the Collection Account in respect of each such Loan in an amount equal to the related Release Price. On and after the date of such payment, the related Loan or Loans shall for all purposes of this Agreement be deemed to be an Ineligible Loan or Ineligible Loans. The Borrower shall make a deposit to the Collection Account (for allocation pursuant to Section 2.7) in immediately available funds an amount (the "Release Price") equal to the sum of
(i): the product of the Net Loan Balance related to such

Loan as of the last day of the related Collection Period and the Net Advance Rate in effect on the date of such payment; (ii) accrued and unpaid Carrying Costs, Increased Costs, Indemnified Amounts and Additional Amounts related to such Loan through the date of such deposit; (iii) any related Servicer Advances; and (iv) and all Hedge Costs due to the relevant Hedge Counterparties for any termination in whole or in part of one or more transactions related to the relevant Hedging Agreement, as required by the terms of any Hedging Agreement.

      (b) Retransfer of All of the Loans. In the event of a breach of any representation or warranty set forth in Section 4.2 hereof which breach could reasonably be expected to have a Material Adverse Effect, by notice then given in writing to the Borrower, the Deal Agent may direct the Borrower to accept the release by the Collateral Agent of all of the Loans, in which case the Borrower shall be obligated to accept the release of such Loans on a Payment Date specified by the Deal Agent (such date, the "Release Date"); provided, however, that no such release shall be given effect unless Borrower has complied with the terms of any Hedging Agreement requiring that any derivative transaction related thereto be terminated in whole or in part and the Borrower has paid all Hedge Costs due with respect to such termination. The Borrower shall deposit in the Collection Account on the Release Date an amount equal to: (A) the Aggregate Unpaids minus (B) the amount, if any, available in the Collection Account and Reserve Account on such Payment Date (the "Retransfer Amount") for allocation and distribution in accordance with Section 2.7. On the Release Date, provided that the full Retransfer Amount has been deposited into the Collection Account, the Loans and Related Security related thereto shall be transferred to the Borrower; and the Collateral Agent as agent for the Secured Parties shall, at the sole expense of the Servicer, execute and deliver such instruments of transfer, in each case without recourse, representation or warranty, as shall be prepared and reasonably requested by the Servicer on behalf of the Borrower to vest in the Borrower, or its designee or assignee, all right, title and interest of the Collateral Agent as agent for the Secured Parties in, to and under the Loans.

      (c)   [Reserved.]

      (d) Remedy for Breach. The parties hereto agree that the sole remedy for the breach by the Borrower of the representations and warranties set forth in
Section 4.2 hereof with respect to the eligibility of a Loan or Contract shall be set forth in this Section 4.5 and Section 6.2(c)(ii).

      (e) Application. Amounts paid in accordance with Section 4.5(a) and (b) shall be distributed on the next succeeding Payment Date in accordance with
Section 2.7.

      (f) Notwithstanding anything herein to the contrary, during the Revolving Period, payments required under Section 4.5(a) and (b) shall not be required if the Capital is equal to or less than the Borrowing Base.

                                    ARTICLE V
                                GENERAL COVENANTS

      Section 5.1. Affirmative Covenants of the Borrower. From the date hereof until the Collection Date:

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
      (a) Compliance with Laws. The Borrower will comply in all material respects with all Applicable Laws, including those with respect to the Loans and Dealer Agreements.

      (b) Preservation of Corporate Existence; Conduct of Business. The Borrower will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect. The Borrower will carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

      (c) Performance and Compliance with Loans, Dealer Agreements and Contracts. The Borrower will, at its expense, timely and fully perform and comply (or cause the Originator to perform and comply pursuant to the Contribution Agreement) with all provisions, covenants and other promises required to be observed by it under the Loans, Dealer Agreements and Contracts in and all other agreements related thereto in all material respects.

      (d) Keeping of Records and Books of Account. The Borrower will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Loans in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Loans.

      (e) Originator Assets. With respect to each Loan acquired by the Borrower, the Borrower will: (i) acquire such Loan pursuant to and in accordance with the terms of the Contribution Agreement; (ii) take all action necessary to perfect, protect and more fully evidence the Borrower's ownership of such Loan, including, without limitation, (A) filing and maintaining, effective financing statements (Form UCC-1) against the Originator in all necessary or appropriate filing offices, and filing continuation statements, amendments or assignments with respect thereto in such filing offices, and (B) executing or causing to be executed such other instruments or notices as may be necessary or appropriate; and (iii) take all additional action that the Deal Agent or the Collateral Agent may reasonably request to perfect, protect and more fully evidence the respective interests of the parties to this Agreement in the Collateral.

      (f) Delivery of Collections. Subject to Section 2.9(d) hereof, the Borrower will deposit to the Collection Account promptly (but in no event later than two (2) Business Days after receipt) all Collections received by Borrower in respect of the Loans or the Contracts.

      (g) Separate Corporate Existence. The Borrower shall be in compliance with the requirements set forth in Section 5.2(o).

      (h) Credit Guidelines and Collection Guidelines. The Borrower will comply in all material respects with the Credit Guidelines and the Collection Guidelines with respect to each Loan and Contract.

      (i) Taxes. The Borrower will file and pay any and all Taxes.

      (j) Use of Proceeds. The Borrower will use the proceeds of the Funding only to acquire Loans pursuant to the Contribution Agreement or to make distributions to Credit Acceptance.

      (k) Reporting. The Borrower will maintain for itself a system of accounting established and administered in accordance with GAAP and furnish or cause to be furnished to the Deal Agent and each Liquidity Agent the following information:

            (i) [Reserved];

            (ii) Annual Reporting. Within 120 days after the close of the Borrower's and Credit Acceptance's fiscal years, (A) audited financial statements for Credit Acceptance and all of its Subsidiaries, prepared in accordance with GAAP on a consolidated basis and (B) unaudited financial statements for each of (x) Credit Acceptance and all of its Subsidiaries relating to its business segments, and (y) the Borrower, including, in each case, balance sheets as of the end of such period, related statements of operations, shareholder's equity and cash flows, accompanied by an unqualified audit report certified by independent certified public accountants, acceptable to the Deal Agent, prepared in accordance with generally accepted auditing principles and any management letter prepared by said accountants;

            (iii) Quarterly Reporting. Within sixty (60) days after the close of the first three quarterly periods of each of the Borrower's and Credit Acceptance's fiscal years, for (x) the Borrower and (y) for Credit Acceptance and its Subsidiaries, in each case, consolidated unaudited balance sheets as at the close of each such period and consolidated related statements of operations, shareholder's equity and cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by its chief financial officer as true, accurate and complete in all material respects;

            (iv) Compliance Certificate. Together with the financial statements required hereunder, a compliance certificate signed by the Borrower's or Credit Acceptance's, as applicable, chief financial officer stating that (x) the attached financial statements have been prepared in accordance with GAAP and accurately reflect the financial condition of the Borrower or Credit Acceptance as applicable and (y) to the best of such Person's knowledge, no Termination Event or Unmatured Termination Event exists, or if any Termination Event or Unmatured Termination Event exists, stating the nature and status thereof;

            (v) Shareholders Statements and Reports. Promptly upon the furnishing thereof to the shareholders of the Borrower or Credit Acceptance, copies of all financial statements, reports and proxy statements so furnished, to the extent such information has not been provided pursuant to another clause of this Section 5.1(k);

            (vi) S.E.C. Filings. Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which Credit Acceptance or any subsidiary files with the Securities and Exchange Commission;

            (vii) Notice of Termination Events or Unmatured Termination Events. As soon as possible and in any event within two (2) days after the occurrence of each Termination Event or each Unmatured Termination Event, a statement of the chief financial officer or chief accounting officer of the Borrower setting forth details of such Termination Event or Unmatured Termination Event and the action which the Borrower proposes to take with respect thereto;

            (viii) Change in Collection Guidelines. Prior to the date of the effectiveness of any material change in or amendment to the Collection Guidelines (which shall be in accordance with the terms of this Agreement), a notice describing such change or amendment.

            (ix) Collection Guidelines. On the Closing Date, a complete copy of the Collection Guidelines then in effect;

            (x) ERISA. Promptly after the filing or receiving thereof, copies of all reports and notices with respect to any Reportable Event (as defined in Article IV of ERISA) which the Borrower, Credit Acceptance or any ERISA Affiliate of the Borrower or Credit Acceptance files under ERISA with the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or which the Borrower, Credit Acceptance or any ERISA Affiliates of the Borrower or Credit Acceptance receives from the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor;

            (xi) Proceedings. As soon as possible and in any event within two
(2) Business Days after any executive officer of the Borrower receives notice or obtains knowledge thereof, any settlement of, material judgment (including a material judgment with respect to the liability phase of a bifurcated trial) in or commencement of any labor controversy (of a material nature), litigation, action, suit or proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Borrower or any of its Affiliates;

            (xii) Notice of Material Events. Promptly upon becoming aware thereof, notice of any other event or circumstances that, in the reasonable judgment of the Borrower, is likely to have a Material Adverse Effect; and

            (xiii) Other Information. Such other information, documents, records or reports (including non-financial information) as the Deal Agent, each Liquidity Agent or the Collateral Agent may from time to time reasonably request with respect to Credit Acceptance, the Borrower, the Servicer or any Subsidiary of any of the foregoing.

      (l) Compliance with Applicable Law. The Borrower shall duly satisfy in all material respects its obligations under or in connection with each Loan and Contract, will maintain in effect all material qualifications required under all Applicable Law, and will comply in all material respects with all other Applicable Law in connection with each Loan and Contract the failure to comply with which would have a material adverse effect on the interests of the Secured Parties in the Collateral.

      (m) Furnishing of Information and Inspection of Records. The Borrower will furnish to the Deal Agent, each Liquidity Agent, the Backup Servicer and the Collateral Agent, from time to time, such information with respect to the Loans and Contracts as may be reasonably requested, including, without limitation, a computer file, microfiche list or other list identifying each Loan and Contract by pool number, account number and dealer number and by the Outstanding Balance and identifying the Obligor on such Loan or Contract. The Borrower will, at any time and from time to time during regular business hours, upon reasonable notice, permit the Deal Agent, each Liquidity Agent, the Backup Servicer and the Collateral Agent, or its agents or representatives, to examine and make copies of and abstracts from all Records, to visit the offices and properties of the Borrower for the purpose of examining such Records, and to discuss matters relating to the Loans or Contracts or the Borrower's performance hereunder and under the other Transaction Documents with any of the officers, directors, employees or independent public accountants of the Borrower having knowledge of such matters; provided, however, that the Deal Agent, each Liquidity Agent and the Collateral Agent each acknowledges that in exercising the rights and privileges conferred in this Section 5.1(m) it or its agents and representatives may, from time to time, obtain knowledge of information, practices, books, correspondence and records of a confidential nature and in which the Borrower has a proprietary interest. The Deal Agent, each Liquidity Agent and the Collateral Agent each agrees that all such information, practices, books, correspondence and records are to be regarded as confidential information and agrees that it shall retain in strict confidence and shall use its reasonable efforts to ensure that its agents and representatives retain in strict confidence, and will not disclose without the prior written consent of the Borrower, any such information, practices, books, correspondence and records furnished to them except that it may disclose such information: (i) to its officers, directors, employees, agents, counsel, accountants, auditors, affiliates, advisors or representatives (provided that such Persons are informed of the confidential nature of such information); (ii) to the extent such information has become available to the public other than as a result of a disclosure by or through the Deal Agent, any Liquidity Agent, the Collateral Agent or its officers, directors, employees, agents, counsel, accountants, auditors, affiliates, advisors or representatives; (iii) to the extent such information was available to the Deal Agent, any Liquidity Agent or the Collateral Agent on a non-confidential basis prior to its disclosure hereunder;
(iv) to the extent the Deal Agent, any Liquidity Agent or the Collateral Agent should be (A) required under the Transaction Documents or in connection with any legal or regulatory proceeding or (B) requested by any bank regulatory authority to disclose such information; (v) to the Liquidity Agent, any Liquidity Bank, or any other person providing liquidity to a CP Conduit; or (vi) to any Lender or prospective assignee or Investor; provided, that the relevant Liquidity Agent shall notify such assignee of the confidentiality provisions of this Section 5.1(m).

      (n) Keeping of Records and Books of Account. The Borrower will maintain and implement or cause to be maintained and implemented administrative and operating procedures (including, without limitation, an ability to recreate records evidencing the Loans and Contracts in the event of the destruction of the originals thereof), and keep and maintain, or obtain, as and when required, all documents, books, records and other information reasonably necessary or advisable for the collection of all amounts due under the Loans and Contracts (including, without limitation, records adequate to permit adjustments to amounts due under each existing Loan and Contract). The Borrower will give the Deal Agent and each Liquidity Agent notice of any material change in the administrative and operating procedures of the Borrower referred to in the previous sentence.

      (o) Notice of Liens. The Borrower will advise the Deal Agent, each Liquidity Agent and the Collateral Agent promptly, in reasonable detail of: (i) any Lien asserted by a Person against any of the Loans or Contracts or other Collateral; (ii) any breach by the Borrower, the Originator or the Servicer of any of its representations, warranties and covenants contained herein or in any other Transaction Document; and (iii) of the occurrence of any other event which would have a Material Adverse Effect.

      (p) Protection of Interest in Collateral. The Borrower shall file such continuation statements and any other documents reasonably requested by the Collateral Agent, the Deal Agent or any Lender or which may be required by law to fully preserve and protect the interest of the Collateral Agent and the Secured Parties in and to the Loans, the Contracts and the other Collateral.

      (q) Contribution Agreement. The Borrower will at all times enforce the covenants and agreements of Credit Acceptance in the Contribution Agreement (including, without limitation, the rights and remedies against the Dealers).

      (r) Notice of Delegation of Servicer's Duties. The Borrower promptly shall notify the Collateral Agent of any delegation by the Servicer of any of the Servicer's duties under this Agreement which is not in the ordinary course of business of the Servicer.

      (s) Organizational Documents. The Borrower shall only amend, alter, change or repeal its Certificate of Incorporation with the prior written consent of the Deal Agent.

      Section 5.2. Negative Covenants of the Borrower. From the date hereof until the Collection Date:

      (a) Other Business. Borrower will not: (i) engage in any business other than the transactions contemplated by the Transaction Documents; (ii) incur any indebtedness, obligation, liability or contingent obligation of any kind other than pursuant to the Transaction Documents; or (iii) form any Subsidiary or make any Investments in any other Person.

      (b) Loans Not to be Evidenced by Instruments. The Borrower will take no action to cause any Loan that is not, as of the Closing Date, evidenced by an Instrument, to be so evidenced except in connection with the enforcement or collection of such Loan.

      (c) Security Interests. The Borrower will not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien (other than the Lien described in Section 4.2(a)(iii)) on any Loan, Contract, Related Security or any other Collateral, whether now existing or hereafter transferred hereunder, or any interest therein, and the Borrower will not sell, pledge, assign or suffer to exist any Lien on its interest, if any, hereunder. The Borrower will promptly notify the Deal Agent of the existence of any Lien on any Loan, Contract, Related Security or any other Collateral and the Borrower shall defend the right, title and interest of the Deal Agent as agent for the Secured Parties in, to and under the Loans, Contracts, Related Security and other Collateral, against all claims of third parties.

      (d) Mergers, Acquisitions, Sales, etc. The Borrower will not be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person, or, sell, transfer, convey or lease all or any substantial part of its assets, or sell or assign with or without recourse any Loan, Contracts, Related Security or other Collateral or any interest therein (other than pursuant to and in accordance with the Transaction Documents).

      (e) [Reserved.]

      (f) Distributions. The Borrower shall not declare or pay, directly or indirectly, any dividend or make any other distribution (whether in cash or other property) with respect to the profits, assets or capital of the Borrower or any Person's interest therein, or purchase, redeem or otherwise acquire for value any of its capital stock now or hereafter outstanding, except that so long as no Termination Event or Unmatured Termination Event has occurred and is continuing or would result therefrom, the Borrower may declare and pay cash or stock dividends on its capital stock.

      (g) Change of Name or Location of Records Files. The Borrower shall not
(x) change its name or state of organization, move the location of its principal place of business and chief executive office, and the offices where it keeps the Records from the location referred to in Section 14.2 or (y) move, or consent to the Custodian or Servicer moving, the Records/Contract Files from the location thereof on the Closing Date, unless the Borrower has given at least thirty (30) days' written notice to the Deal Agent and the Collateral Agent and has taken all actions required under the UCC of each relevant jurisdiction in order to continue the first priority perfected security interest of the Collateral Agent, as agent for the Secured Parties, in the Collateral.

      (h) Accounting of the Contribution Agreement. The Borrower will not account for or treat (whether in financial statements or otherwise) the transaction contemplated by the Contribution Agreement in any manner other than as a contribution, or absolute assignment, of the Loans and related assets by the Originator to the Borrower.

      (i) ERISA Matters. The Borrower will not: (i) engage or permit any ERISA Affiliate to engage in any prohibited transaction for which an exemption is not available or has not previously been obtained from the United States Department of Labor; (ii) permit to exist any accumulated funding deficiency, as defined in
Section 302(a) of ERISA and Section 412(a) of the Code, or funding deficiency with respect to any Benefit Plan other than a Multiemployer Plan; (iii) fail to make any payments to a Multiemployer Plan that the Borrower or any ERISA Affiliate may be required to make under the agreement relating to such Multiemployer Plan or any law pertaining thereto; (iv) terminate any Benefit Plan so as to result in any liability; or (v) permit to exist any occurrence of any reportable event described in Title IV of ERISA.

      (j) Certificate of Incorporation; Contribution Agreement. The Borrower will not amend, modify, waive or terminate any provision of its Certificate of Incorporation or the Contribution Agreement. The Borrower will not take any action under the Contribution Agreement which would have a Material Adverse Effect.


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      (k) Changes in Payment Instructions to Obligors. The Borrower will not make any change, or permit Servicer to make any change, in its instructions to Obligors regarding where payments in respect of Contracts are to be made to Borrower or Servicer, unless the Deal Agent shall have consented to such change in writing and has received duly executed copies of all documentation related thereto.

      (l) Extension or Amendment. The Borrower will not, except as otherwise permitted hereunder or by law, extend, amend or otherwise modify, or permit the Servicer to extend, amend or otherwise modify, the terms of any Dealer Agreement, Loan or Contract; provided, however, the Dealer Agreements may be amended in connection with the closing of or opening of a pool.

      (m) Collection Guidelines. The Borrower will not permit the amendment, modification, restatement or replacement, in whole or in part, of the Collection Guidelines, which change would materially impair the collectibility of any Loan or Contract or otherwise adversely affect the interests or the remedies of the Deal Agent, Collateral Agent or the Secured Parties under this Agreement or any other Transaction Document, without the prior written consent of the Deal Agent.

      (n) No Assignments. The Borrower will not assign or delegate, or grant any interest in, or permit any Lien to exist upon, any of its rights, obligations or duties under this Agreement without the prior written consent of the Liquidity Agents for each of the VFCC Purchaser Group and the PARCO Purchaser Group.

      (o) Special Purpose Entity. The Borrower has not and shall not:

            (i) engage in any business or activity other than the purchase and receipt of Loans and related assets from the Originator under the Contribution Agreement, the pledge of Loans and related assets under the Transaction Documents and such other activities as are incidental thereto;

            (ii) acquire or own any material assets other than (A) the Loans and related assets from the Originator under the Contribution Agreement and (B) incidental property as may be necessary for the operation of the Borrower;

            (iii) merge into or consolidate with any Person or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure, without in each case first obtaining the Deal Agent's consent;

            (iv) fail to preserve its existence as an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, or without the prior written consent of the Deal Agent, amend, modify, terminate, fail to comply with the provisions of its Certificate of Incorporation, or fail to observe corporate formalities;

            (v) own any subsidiary or make any investment in any Person without the consent of the Deal Agent;



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            (vi) commingle its assets or funds with the assets or funds of any of its Affiliates, or of any other Person, except for (A) Dealer Collections,
(B) erroneous deposits or (C) prior to the identification and separation of such funds or assets by the Servicer in accordance with the Servicer's normal and customary business practices;

            (vii) incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than indebtedness to the Lenders hereunder or in conjunction with a repayment of Aggregate Unpaids owed to the Lenders except for trade payables in the ordinary course of its business, provided that such debt is not evidenced by a note and paid when due;

            (viii) become insolvent or fail to pay its debts and liabilities from its assets as the same shall become due;

            (ix) fail to maintain its records, books of account and bank accounts separate and apart from those of its principal and Affiliates, and any other Person;

            (x) enter into any contract or agreement with any of its principals or Affiliates or any other Person, except upon terms and conditions that are commercially reasonable and intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than any principal or Affiliates;

            (xi) seek its dissolution or winding up in whole or in part;

            (xii) fail to correct any known misunderstandings regarding the separate identity of Borrower or Affiliate thereof or any other Person;

            (xiii) guarantee, become obligated for, or hold itself out to be responsible for the debt of another Person;

            (xiv) make any loan or advances to any third party, including Affiliate, or hold evidence of indebtedness issued by any other Person (other than cash and investment-grade securities);

            (xv) fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name in order not (A) to mislead others as to the identity with which such other party is transacting business, or (B) to suggest that it is responsible for the debts of any third party (including any of its Affiliates);

            (xvi) fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

            (xvii) file or consent to the filing or any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, or make an assignment for the benefit of creditors;

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            (xviii) share any common logo with or hold itself out as or be considered as a department or division of (A) any of its Affiliates or (B) any other Person;

            (xix) permit any transfer (whether in any one or more transactions) of more than a 49% direct or indirect ownership interest in the Borrower, unless the Borrower delivers to the Deal Agent an acceptable non-consolidation opinion;

            (xx) fail to maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person, or have its assets listed on the financial statement of any other Person;

            (xxi) fail to pay its own liabilities and expenses only out of its own funds;

            (xxii) fail to pay the salaries of its own employees in light of its contemplated business operations;

            (xxiii) acquire the obligations or securities of its Affiliates or stockholders;

            (xxiv) fail to allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate;

            (xxv) to the extent it has invoices or checks, fail to use separate invoices or checks bearing its own name;

            (xxvi) pledge its assets for the benefit of any other Person, other than with respect to payment of the indebtedness to the Lenders hereunder;

            (xxvii) fail at any time to have at least two (2) independent directors (each, an "Independent Director") on its board of directors that is not and has not been for at least five (5) years a director, officer, employee, trade creditor or shareholder (or spouse, parent, sibling or child of the foregoing) of (A) the Servicer, (B) the Borrower, or (C) any Affiliate of the Servicer or Borrower; provided, however, such Independent Director may be an independent director or manager of another special purpose entity affiliated with the Servicer;

            (xxviii) fail to provide that the unanimous consent of all directors (including the consent of the Independent Directors) is required for the Borrower to (A) dissolve or liquidate, in whole or part, or institute proceedings to be adjudicated bankrupt or insolvent, (B) institute or consent to the institution of bankruptcy or insolvency proceedings against it, (C) file a petition seeking or consent to reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, (D) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the Borrower, (E) make any assignment for the benefit of the Borrower's creditors, (F) admit in writing its inability to pay its debts generally as they become due, or (G) take any action in furtherance of any of the foregoing; and


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            (xxix) take or refrain from taking, as applicable, each of the activities specified in the non-consolidation opinion of Dykema Gossett, delivered on the Closing Date, upon which the conclusions expressed therein are based.

      Section 5.3. Covenant of the Borrower Relating to the Hedging Agreement. At all times during, on and after the Initial Funding until the Collection Date, a Hedging Agreement shall be in place.

      Section 5.4. Affirmative Covenants of the Servicer. From the date hereof until the Collection Date:

      (a) Compliance with Law. The Servicer will comply in all material respects with all Applicable Laws, including those with respect to the Contracts, the Loans and the Dealer Agreements or any part thereof.

      (b) Preservation of Existence. The Servicer will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.

      (c) Obligations and Compliance with Loans and Contracts. The Servicer will duly fulfill and comply with all obligations on the part of the Borrower to be fulfilled or complied with under or in connection with each Loan and each Contract and will do nothing to impair the rights of the Collateral Agent as agent for the Secured Parties or of the Secured Parties in, to and under the Collateral.

      (d) Keeping of Records and Books of Account. The Servicer will maintain and implement administrative and operating procedures (including without limitation, an ability to recreate records evidencing the Loans and Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Loans.

      (e) Preservation of Security Interest. The Servicer will file such financing and continuation statements and any other documents that may be required by any law or regulation of any Governmental Authority to preserve and protect fully the security interest of the Collateral Agent as agent for the Secured Parties in, to and under the Collateral. In its capacity as Custodian, it will maintain possession of the Contract Files and Records, as Custodian for the Secured Parties, as set forth in Section 6.2(c).

      (f) Collection Guidelines. (i) The Servicer will (a) comply in all material respects with the Collection Guidelines in regard to each Loan and Contract, and (b) furnish to the Deal Agent quarterly, prompt notice of any material change in the Collection Guidelines and will deliver a copy of such changes to the Deal Agent and each Liquidity Agent, quarterly.

            (ii) The Servicer will not agree to or otherwise permit to occur any material change in the Collection Guidelines, which change would impair the collectibility of any Loan or Contract or otherwise adversely affect the interests or remedies of the Deal

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Agent, the Collateral Agent or the Secured Parties under this Agreement or any other Transaction Document, without the prior written consent of the Deal Agent.

      (g) Amortization Events and Termination Events. The Servicer will furnish to the Deal Agent and each Liquidity Agent, as soon as possible and in any event within two (2) Business Days after the occurrence of each Amortization Event, each Termination Event and each Unmatured Termination Event, a written statement of the chief financial officer or chief accounting officer of the Servicer setting forth the details of such event and the action that the Servicer purposes to take with respect thereto.

      (h) Other. The Servicer will furnish to the Deal Agent, any Liquidity Agent or the Collateral Agent, as applicable, promptly, from time to time, such other information, documents, records or reports respecting the Collateral or the condition or operations, financial or otherwise, of Borrower or the Servicer as the Deal Agent, any Liquidity Agent or the Collateral Agent may from time to time reasonably request in order to protect the interests of the Collateral Agent or the Secured Parties under or as contemplated by this Agreement.

      (i) Losses, Etc. In any suit, proceeding or action brought by the Deal Agent, the Collateral Agent or any Secured Party for any sum owing thereto, the Servicer shall save, indemnify and keep the Deal Agent, the Collateral Agent and the Secured Parties harmless from and against all expense, loss or damage suffered by reason of any defense, setoff, counterclaim, recoupment or reduction of liability whatsoever of the Obligor under a Loan or Contract, arising out of a breach by the Servicer of any obligation under the related Loan or Contract or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such Obligor or its successor from the Servicer, and all such obligations of the Servicer shall be and remain enforceable against and only against the Servicer and shall not be enforceable against the Deal Agent, the Collateral Agent or any Secured Party.

      (j) Notice of Liens The Servicer shall advise the Collateral Agent, each Liquidity Agent and the Deal Agent promptly, in reasonable detail of: (i) any Lien asserted or claim made against any portion of the Collateral; (ii) the occurrence of any breach by the Servicer of any of its representations, warranties and covenants contained herein or in any other Transaction Document; and (iii) the occurrence of any other event which would have a Material Adverse Effect.

      (k) Realization on Loans or Contracts. In the event that the Servicer realizes upon any Loan or Contract, the methods utilized by the Servicer to realize upon such Loan or Contract or otherwise enforce any provisions of such Loan or Contract will not subject the Servicer, the Borrower, any Secured Party, the Deal Agent or the Collateral Agent to liability under any federal, state or local law, and that such enforcement by the Servicer will be conducted in accordance with the provisions of the Credit Guidelines, the Collection Guidelines, Applicable Law and, in the case of Credit Acceptance, this Agreement, and in the case of the Backup Servicer if it has become the Servicer, the Backup Servicing Agreement.

      (l) Backup Servicing Agreement. The Servicer shall provide the Backup Servicer with all information, data and reports as required by the terms of the Backup Servicing Agreement.


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
      (m) Change in Accounting Policies or Debt Rating. The Servicer shall notify the Collateral Agent of any material change in or amendment to the Servicer's accounting policies within ten (10) days after the date such change or amendment has been made. Within five (5) days after the date of any change in the Borrower's or Credit Acceptance's public or private debt ratings, if any, a written certification of the Borrower's or Credit Acceptance's public and private debt ratings after giving effect to any such change;

      (n) Monthly Reports. Not later than the Determination Date preceding each Payment Date, the Servicer will furnish to the Deal Agent, each Liquidity Agent and the Backup Servicer a Monthly Report relating to the immediately preceding Collection Period

      Section 5.5. Negative Covenants of the Servicer. From the date hereof until the Collection Date.

      (a) Mergers, Acquisition, Sales, etc. The Servicer will not consolidate with or merge into any other Person or convey or transfer its properties and assets substantially as an entirety to any Person, unless the Servicer is the surviving entity and unless:

            (i) the Servicer has delivered to the Deal Agent and the Backup Servicer an Officer's Certificate and an Opinion of Counsel each stating that any consolidation, merger, conveyance or transfer and such supplemental agreement comply with this Section 5.5 and that all conditions precedent herein provided for relating to such transaction have been complied with and, in the case of the Opinion of Counsel, that such supplemental agreement is legal, valid and binding with respect to the Servicer and such other matters as the Deal Agent may reasonably request;

            (ii) the Servicer shall have delivered notice of such consolidation, merger, conveyance or transfer to the Deal Agent;

            (iii) after giving effect thereto, no Termination Event, Unmatured Termination Event or Servicer Termination Event or event that with notice or lapse of time, or both, would constitute a Servicer Termination Event shall have occurred.

      (b) Change of Name or Location of Records. The Servicer shall not (x) change its name or its state of organization, move the location of its principal place of business and chief executive office, and the offices where it keeps records concerning the Loans from the location referred to in Section 14.2 or
(y) move, or consent to the Custodian moving, the Records from the location thereof on the Closing Date, unless the Servicer has given at least thirty (30) days' written notice to the Deal Agent and has taken all actions required under the UCC of each relevant jurisdiction in order to continue the first priority perfected security interest of the Collateral Agent as agent for the Secured Parties in the Collateral.

      (c) Change in Payment Instructions to Obligors. The Servicer will not make any change in its instructions to Obligors regarding where payments in respect of Contracts are to be made, unless the Deal Agent has consented to such change and has received duly executed documentation related thereto.

      (d) [Reserved].



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
      (e) No Instruments. The Servicer shall take no action to cause any Loan to be evidenced by any instrument (as defined in the UCC as in effect in the Relevant UCC).

      (f) No Liens. The Servicer shall not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien (other than the Lien described in Section 4.2(a)(iii)) on the Collateral or any interest therein; the Servicer will notify the Collateral Agent and the Deal Agent of the existence of any Lien on any portion of the Collateral immediately upon discovery thereof, and the Servicer shall defend the right, title and interest of the Collateral Agent on behalf of the Secured Parties in, to and under the Collateral against all claims of third parties claiming through or under the Servicer.

      (g) Information. The Servicer shall, within two (2) Business Days of its receipt thereof, respond to reasonable written directions or written requests for information that the Backup Servicer, the Borrower, the Deal Agent, any Liquidity Agent or the Collateral Agent might have with respect to the administration of the Loans.

      (h) Consent. The Servicer will promptly advise the Borrower, the Backup Servicer, the Deal Agent and the Collateral Agent of any inquiry received from an Obligor which requires the consent of the Borrower, the Deal Agent or the Collateral Agent.

      (i) Credit Guidelines and Collection Guidelines. The Servicer will not amend, modify, restate or replace in any material way the Credit Guidelines or the Collection Guidelines, which change would impair the collectibility of any Loan or Contract or otherwise adversely affect the interests or the remedies of the Deal Agent, Collateral Agent or the Secured Parties under this Agreement or any other Transaction Document, without the prior written consent of the Liquidity Agent for each of the VFCC Purchaser Group and the PARCO Purchaser Group in the case of the Credit Guidelines or without the prior written consent of the Deal Agent and each Liquidity Agent with respect to the Collection Guidelines.

      Section 5.6. Negative Covenants of the Backup Servicer. From the date hereof until the Collection Date.

      (a) No Changes in Backup Servicer Fee. The Backup Servicer will not make any changes to the Backup Servicer Fee without the prior written approval of the Deal Agent and the Liquidity Agent for the PARCO Purchaser Group.

                                   ARTICLE VI
                    ADMINISTRATION AND SERVICING OF CONTRACTS

      Section 6.1. Servicing. (a) The Borrower, the Deal Agent and the Collateral Agent hereby appoint Credit Acceptance as servicer hereunder and Credit Acceptance hereby accepts such appointment and agrees to manage, collect and administer each of the Loans and Contracts as Servicer. In the event of a Servicer Termination Event, the Deal Agent shall have the right to terminate Credit Acceptance as servicer hereunder. Upon termination of Credit Acceptance as servicer of the Loans pursuant to Section 6.11 hereof, the Deal Agent shall have the right to appoint a Successor Servicer and enter into a servicing agreement with such Successor Servicer at such time and exercise all of its rights under Section 6.3 hereof. Such servicing agreement shall specify the duties and obligations of such Successor Servicer, and all references herein to

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the Servicer shall be deemed to refer to such Successor Servicer.
Notwithstanding the above, the Deal Agent may appoint any established financial institution having a net worth of not less than $50,000,000 and whose regular business includes the servicing of automobile installment sales contracts as the Successor Servicer hereunder.

      (b) The Borrower shall cause the Servicer to deposit all Collections to the Collection Account no later than two Business Days after receipt. The Servicer agrees to deposit all Collections to the Collection Account no later than two (2) Business Days after receipt.

      (c) On or before 120 days after the end of each fiscal year of the Servicer, beginning with the fiscal year ending December 31, 2003, the Servicer shall cause a firm of independent public accountants (who may also render other services to the Servicer or the Borrower) to furnish a report to the Collateral Agent, the Deal Agent and the Secured Parties to the effect that they have (i) compared the information contained in the Monthly Reports delivered during such fiscal year, based on a sample size provided by the Collateral Agent, with the information contained in the Loans, the Contracts and the Servicer's records and computer systems for such period, and that, on the basis of such agreed upon procedures, such firm is of the opinion that the information contained in the Monthly Reports reconciles with the information contained in the Loans and the Contracts and the Servicer's records and computer system and that the servicing of the Loans and the Contracts has been conducted in compliance with this Agreement, (ii) verified the Aggregate Outstanding Eligible Loan Balance as of the end of each Collection Period during such fiscal year, and (iii) verified that a sample of Loans and Contracts treated by the Servicer as Eligible Loans and as Eligible Contracts, as applicable, in fact satisfied the requirements of the definition thereof contained herein and (iv) conducted a "negative confirmation" of a sample of the Loans and Contracts and verified that the Servicer's records and computer system used in servicing the Loans and Contracts contained correct information with regard to due dates and outstanding balances, except, in each case for (a) such exceptions as such firm shall believe to be immaterial (which exceptions need not be enumerated) and (b) such other exceptions as shall be set forth in such statement.

      Section 6.2. Duties of the Servicer and Custodian.

      (a) The Servicer shall take or cause to be taken all such action as may be necessary or advisable to collect all amounts due under the Loans and Contracts from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Collection Guidelines and Credit Guidelines, it being understood that there shall be no recourse to the Servicer with regard to the Loans and Contracts except as otherwise provided herein and in the other Transaction Documents. In performing its duties as Servicer, the Servicer shall use the same degree of care and attention it employs with respect to similar contracts and loans which it services for itself or others. Each of the Borrower, the Deal Agent, the Collateral Agent and the Secured Parties hereby appoints as its agent the Servicer, from time to time designated pursuant to Section 6.1 hereof, to enforce its respective rights and interests in and under the Collateral. The Servicer shall hold in trust for the Secured Parties all Records and any amounts it receives in respect of the Collateral. In the event that a Successor Servicer is appointed, the outgoing Servicer shall deliver to the Successor Servicer and the Successor Servicer shall hold in trust for the Borrower and the Secured Parties all records which evidence or relate to all or any part of the Collateral.

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
      (b) The Servicer, if other than Credit Acceptance, shall as soon as practicable upon demand, deliver to the Borrower all records in its possession which evidence or relate to indebtedness of an Obligor which is not a Loan or a Contract.

      (c) (i) The Borrower, Deal Agent and Collateral Agent hereby revocably appoint Credit Acceptance as custodian, and Credit Acceptance hereby accepts such appointment, to hold and maintain physical possession of the Contract Files and all Records (in such capacity together with its successors in such capacity, the "Custodian"). The Contract Files and Records are to be delivered to the Custodian or its designated bailee by or on behalf of the Borrower, the Deal Agent and Collateral Agent within two (2) Business Days preceding the Funding Date or within 2 Business Days after each Addition Date, as the case may be, with respect to each Loan acquired on the Funding Date or Addition Date.

            (ii) The Custodian shall within 180 days after the Closing Date or Funding Date, as applicable, review 100% of the Contract Files to verify the presence of the original retail installment contract and security agreement and/or installment loans with respect to each Contract, provided, however, that the Certificate of Title or other evidence of lien with respect to a Contract need not be verified. If the number of Contracts for which any of the foregoing documents have not been delivered to the Custodian within 180 days of the Closing Date or relevant Funding Date, as the case may be, or corrected (each such Contract, a "Nonconforming Contract"), exceeds 2% of the aggregate Contract Files required to be reviewed pursuant to this Section 6.2(c)(ii), the Borrower shall make a deposit to the Reserve Account only with respect to the excess number of Nonconforming Contracts, in an amount equal to the related Nonconforming Contract Payment Amount. Once per month, the amount on deposit in the Reserve Account in respect of Nonconforming Contracts shall be adjusted to account for increases or decreases in the excess number of Nonconforming Contracts and for changes in the Outstanding Balance of such Nonconforming Contracts. The Borrower shall, in the case of an increase, promptly deposit to the Reserve Account the amount of any such increase. In the case of a decrease, the amount of any such decrease shall be deemed to be part of the Excess Reserve Amount. During the Revolving Period, payments required under this Section 6.2(c)(ii) shall not be required if the Capital is equal to or less than the Borrowing Base by the amount of the payment that would otherwise be required to be made by this clause.

            (iii) The Custodian agrees to maintain the Contract Files and Records which are delivered to it at the offices of the Custodian as shall from time to time be identified to the Deal Agent by written notice. Subject to the foregoing, Credit Acceptance may temporarily move individual Contract Files or Records, or any portion thereof without notice as necessary to allow the Servicer to conduct collection and other servicing activities in accordance with its customary practices and procedures.

            (iv) The Custodian shall have the following powers and perform the following duties:

                  (A) hold the Contract Files and Records for the benefit of the Secured Parties and maintain a current inventory thereof; and

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
                  (B) carry out such policies and procedures in accordance with its customary actions with respect to the handling and custody of the Contract Files and Records so that the integrity and physical possession of the Contract Files and Records will be maintained.

      In performing its duties as custodian, the Custodian agrees to act with reasonable care, using that degree of skill and care that it exercises with respect to similar Contracts or Loans owned or held by it for its own account or for any other Person.

            (v) Credit Acceptance shall have the obligation (i) to physically segregate the Contract Files from the other custodial files it is holding for its own account or on behalf of any other Person and (ii) to physically mark the Contract folders to demonstrate the transfer of Contract Files and the Collateral Agent's security interest hereunder.

      (d) (i) If (A) an Unsatisfactory Audit occurs or (B) a Servicer Termination Event or potential Servicer Termination Event occurs, the Deal Agent shall have the right to terminate Credit Acceptance as the Custodian hereunder and the Deal Agent shall have the right to appoint a successor Custodian hereunder who shall assume all the rights and obligations of the "Custodian" hereunder. On the effective date of the termination of Credit Acceptance as Servicer, Credit Acceptance shall be released of all of its obligations as Custodian arising on or after such date. The Contract Files and Records shall be delivered by Credit Acceptance to the successor Custodian, on or before the date which is two (2) Business Days prior to such date.

            (ii) Upon the occurrence of a Servicer Termination Event or potential Servicer Termination Event, the Servicer and the Borrower shall, at the request of the Deal Agent, in its sole discretion, take all steps necessary to cause the Certificate of Title or other evidence of ownership of each Financed Vehicle to be revised to name the Collateral Agent on behalf of the Secured Parties as lienholder. Any costs associated with such revision of the Certificate of Title ("Reliening Expenses") shall be paid by the Servicer and, and to the extent such costs are not paid by the Servicer such unpaid costs shall be recovered as described in Section 2.7 hereof. In no event shall the Collateral Agent be required to expend funds in connection with this Section 6.2(d).

            (iii) The Custodian shall provide to the Deal Agent access to the Contract Files and Records and all other documentation regarding the Contracts, Dealer Agreement and the Loans and the related Financed Vehicles in such cases where the Collateral Agent is required in connection with the enforcement of the rights or interests of the Secured Parties, or by applicable statutes or regulations to review such documentation, such access being afforded without charge.

      (e) Two times per calendar year, at the expense of the Servicer, the Deal Agent and any Liquidity Agent may review the Servicer's collection and administration of the Loans, Dealer Agreements and Contracts in order to assess compliance by the Servicer with the Servicer's written policies and procedures, as well as with this Agreement and may conduct an audit of the Loans, Dealer Agreements and Contracts and Contract Files in conjunction with such a review. On and after the occurrence of a Termination Event or Servicer Termination Event, the


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Deal Agent or any Liquidity Agent may conduct such reviews and audits without limitation, at the Servicer's expense.

      Section 6.3. Rights After Designation of Successor Servicer. At any time following the designation of a Successor Servicer pursuant to Section 6.12(a):

            (i) The Collateral Agent may intercept payments made by or on behalf of Obligors and direct that payment of all amounts payable under any Loan or Contract be made directly to the Collateral Agent or its designee; provided, that the Collateral Agent shall pay to any Dealer, to the extent to which such Dealer is entitled, all related Dealer Collections.

            (ii) The Borrower shall, at the Collateral Agent's request and at the Borrower's expense, give notice of the Collateral Agent's interest in the Loans and Contracts to each Obligor and direct that payments be made directly to the Collateral Agent or its designee.

            (iii) The Borrower shall, at the Collateral Agent's request, (A) assemble all of the records relating to the Collateral, including all Records with respect to the Loans and Contracts, and shall make the same available to the Collateral Agent at a place selected by the Collateral Agent or its designee, and (B) segregate all cash, checks and other instruments received by it from time to time constituting collections of Collateral in a manner acceptable to the Collateral Agent and shall, promptly upon receipt but in any event within two (2) Business Days, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Collateral Agent or its designee.

            (iv) The Borrower hereby authorizes the Collateral Agent to take any and all steps in the Borrower's name and on behalf of the Borrower necessary or desirable, in the determination of the Collateral Agent, to collect all amounts due under any and all of the Collateral with respect thereto, including, without limitation, endorsing the Borrower's name on checks and other instruments representing Collections and enforcing the Loans and Contracts.

      Section 6.4. Responsibilities of the Borrower. Anything herein to the contrary notwithstanding, the Borrower shall (i) perform all of its obligations under the Loans and Contracts to the same extent as if a security interest in such Loans and Contracts had not been granted hereunder and the exercise by the Collateral Agent of its rights hereunder shall not relieve the Borrower from such obligations and (ii) pay when due any taxes, including without limitation, any sales taxes payable in connection with the Loans or Contracts and their creation and satisfaction. Neither the Collateral Agent, the Deal Agent nor any Secured Party shall have any obligation or liability with respect to any Loan, nor shall any of them be obligated to perform any of the obligations of the Borrower thereunder.

      Section 6.5. Reports.

      (a) Monthly Report. On each Determination Date, the Servicer shall deliver to the Deal Agent, each Liquidity Agent and the Collateral Agent a report in substantially the form of Exhibit C attached hereto (the "Monthly Report") for the related Collection Period. The Deal Agent shall provide to the Borrower, the Servicer and the Backup Servicer by the third Business Day prior to each Payment Date, information relating to the amount of each obligation which

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comprises Carrying Costs, Increased Costs, Indemnified Amounts and Additional
Amounts for such Collection Period. The Monthly Report shall specify whether an Amortization Event, Termination Event or Unmatured Termination Event has occurred with respect to the Collection Period preceding such Determination Date. Upon receipt of the Monthly Report, the Deal Agent and the Collateral Agent shall rely (and shall be fully protected in so relying) on the information contained therein for the purposes of making distributions and allocations as provided for herein. Each Monthly Report shall be certified by a Responsible Officer of the Servicer.

      (b) Credit Agreement. The Servicer shall deliver to the Deal Agent and each Liquidity Agent all reports or certificates required to be delivered under
Section 7.3 of the Credit Agreement at the times set forth therein.

      (c) Financial Statements. The Servicer will submit to the Deal Agent, the Collateral Agent, each Liquidity Agent and the Backup Servicer, within 60 days of the end of each of its fiscal quarters, commencing September 30, 2003 unaudited financial statements as of the end of each such fiscal quarter. The Servicer will submit to the Deal Agent, each Liquidity Agent and the Collateral Agent, within 120 days of the end of each of its fiscal years, commencing with the fiscal year ending December 31, 2003 audited financial statements as of the end of each such fiscal year. The Servicer will submit to the Deal Agent, the Collateral Agent, each Liquidity Agent and the Backup Servicer an analysis of the static pool performance of Credit Acceptance for each fiscal quarter.

      (d) Annual Statement as to Compliance. The Servicer will provide to the Deal Agent, each Liquidity Agent and the Collateral Agent, within 120 days following the end of each fiscal year of the Servicer, commencing with the fiscal year ending on December 31, 2003, an annual report signed by a Responsible Officer of the Servicer certifying that (a) a review of the activities of the Servicer, and the Servicer's performance pursuant to this Agreement, for the period ending on the last day of such fiscal year has been made under such Person's supervision and (b) the Servicer has performed or has caused to be performed in all material respects all of its obligations under this Agreement throughout such year (or in the case of a Successor Servicer which has been Servicer for less than one year, for so long as such Successor Servicer has been Servicer) and no Servicer Termination Event or potential Servicer Termination Event has occurred and is continuing (or if a Servicer Termination Event has so occurred and is continuing, specifying each such event, the nature and status thereof and the steps necessary to remedy such event, and, if a Servicer Termination Event or potential Servicer Termination Event occurred during such year and no notice thereof has been given to the Deal Agent and the Collateral Agent, specifying such Servicer Termination Event or potential Servicer Termination Event and the steps taken to remedy such event).

      Section 6.6. Additional Representations and Warranties of Credit Acceptance as Servicer. Credit Acceptance, in its capacity as Servicer, represents and warrants to the Collateral Agent, the Deal Agent and each Liquidity Agent as of the Closing Date, the Effective Date and the Funding Date, that the only material servicing computer systems and related software utilized by the Servicer to service the Loans and Contracts are: (i) provided by Ontario Systems Corporation under an agreement (and related nonexclusive license) and related letter agreements dated May 18, 2001 and (ii) the "loan servicing system" software developed by Credit Acceptance, which is owned by Credit Acceptance. Should the Servicer or any of its Affiliates

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
develop or implement computer software for servicing that is owned by or exclusively licensed to the Servicer or an Affiliate and utilize such software in the servicing of the Loans and Contracts, the Collateral Agent shall be entitled to compel a license or sublicense for the benefit of the Collateral Agent or its designee of any such rights to the extent the Collateral Agent deems reasonably necessary and appropriate to assure that it or a duly appointed Successor Servicer would be able to continue to service the Loans and Contracts should that be required in accordance with the terms hereof.

      Section 6.7. Establishment of the Accounts.

      (a) Establishment of the Collection Account and Reserve Account. The Servicer shall cause to be established, on or before the Closing Date, and maintained in the name of the Collateral Agent as agent for the Secured Parties, with an office or branch of a depository institution or trust company (i) a segregated corporate trust account entitled "Collection Account for WCM, as agent for the Secured Parties" (the "Collection Account") and (ii) a segregated corporate trust account entitled "Reserve Account for WCM" as agent for the Secured Parties (the "Reserve Account"), in each case, over which the Collateral Agent as agent for the Secured Parties shall have sole dominion and control and from which neither the Originator, the Servicer nor the Borrower shall have any right of withdrawal; provided, however, that at all times such depository institution or trust company shall be a depository institution organized under the laws of the United States of America or any one of the States thereof or the District of Columbia (or any domestic branch of a foreign bank), (i) (A) that has either (1) a long-term unsecured debt rating of AA- or better by S&P and Aa3 or better by Moody's or (2) a short-term unsecured debt rating or certificate of deposit rating of A-1 or better by S&P or P-1 or better by Moody's, (B) the parent corporation which has either (1) a long-term unsecured debt rating of AA-or better by S&P and Aa3 or better by Moody's or (2) a short-term unsecured debt rating or certificate of deposit rating of A-1 or better by S&P and P-1 or better by Moody's or (C) is otherwise acceptable to the Deal Agent and (ii) whose deposits are insured by the Federal Deposit Insurance Corporation (any such depository institution or trust company, a "Qualified Institution").

      (b) Adjustments. If (i) the Servicer makes a deposit into the Collection Account in respect of a Collection of a Loan and such Collection was received by the Servicer in the form of a check that is not honored for any reason or (ii) the Servicer makes a mistake with respect to the amount of any Collection and deposits an amount that is less than or more than the actual amount of such Collection, the Servicer shall appropriately adjust the amount subsequently deposited into the Collection Account to reflect such dishonored check or mistake. Any payment in respect of which a dishonored check is received shall be deemed not to have been paid.

      (c) Eligible Investments. Funds on deposit in the Collection Account and the Reserve Account shall be invested in Eligible Investments by or at the written direction of the Borrower, provided that if a Termination Event or Unmatured Termination Event shall have occurred, such investments shall be made as directed by the Collateral Agent. Any such written directions shall specify the particular investment to be made and shall certify that such investment is an Eligible Investment and is permitted to be made under this Agreement. Funds on deposit in the Collection Account and the Reserve Account shall be invested in Eligible Investments that will mature so that such funds will be available no later than the Business Day

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
prior to the next Payment Date, except that in the case of funds representing Collections with respect to a succeeding Collection Period, such Eligible Investments may mature so that such funds will be available no later than the Business Day prior to the Payment Date for such Collection Period. No Eligible Investment may be liquidated or disposed of prior to its maturity. All proceeds of any Eligible Investment shall be deposited in the Collection Account or the Reserve Account, as applicable. Investments may be made in either account on any date (provided such investments mature in accordance herewith), only after giving effect to deposits to and withdrawals from such account on such date. Realized losses, if any, on amounts invested in Eligible Investments shall be charged against investment earnings on amounts on deposit in the Collection Account or the Reserve Account, as applicable.

      Section 6.8. Payment of Certain Expenses by Servicer. The Servicer will be required to pay all expenses incurred by it in connection with its activities under this Agreement, including fees and disbursements of independent accountants, Taxes imposed on the Servicer, expenses incurred in connection with payments and reports pursuant to this Agreement, and all other fees and expenses not expressly stated under this Agreement for the account of the Borrower. The Servicer will be required to pay all reasonable fees and expenses owing to any bank or trust company in connection with the maintenance of the Collection Account, the Reserve Account and the Credit Acceptance Payment Account. The Servicer shall be required to pay such expenses for its own account and shall not be entitled to any payment therefor other than the Servicing Fee.

      Section 6.9. Annual Independent Public Accountant's Servicing Reports. The Servicer will cause a firm of nationally recognized independent public accountants (who may also render other services to the Servicer) to furnish to the Deal Agent and each Liquidity Agent, within 120 days following the end of each fiscal year of the Servicer, commencing with the fiscal year ending on December 31, 2003: (i) a report relating to such fiscal year to the effect that
(A) such firm has reviewed certain documents and records relating to the servicing of the Loans and Contracts included in the Collateral, and (B) based on such examination, such firm is of the opinion that the Monthly Reports for such year were prepared in compliance with this Agreement, except for such exceptions as it believes to be immaterial and such other exceptions as will be set forth in such firm's report and (ii) a report covering such fiscal year to the effect that such accountants have applied certain agreed-upon procedures, as set forth in Section 6.1(c) (which procedures shall have been approved by the Deal Agent and each Liquidity Agent) to certain documents and records relating to the Loans under any Transaction Document, compared the information contained in the Monthly Reports delivered during the period covered by such report which such documents and records and that no matters came to the attention of such accountants that caused them to believe that such servicing was not conducted in compliance with Article VI of this Agreement, except for such exceptions as such accountants shall believe to be immaterial and such other exception as shall be set forth in such statement.

      Section 6.10. The Servicer Not to Resign. The Servicer shall not resign from the obligations and duties hereby imposed on it hereunder except upon the Servicer's determination that (i) the performance of its duties hereunder is or becomes impermissible under Applicable Law and (ii) there is no reasonable action that the Servicer could take to make the performance of its duties hereunder permissible under Applicable Law. Any such determination permitting the resignation of the Servicer shall be evidenced as to clause (i) above by an Opinion of Counsel

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
to such effect delivered to the Deal Agent, the Collateral Agent and the Backup Servicer. No such resignation shall become effective until a Successor Servicer shall have assumed the responsibilities and obligations of the Servicer in accordance with Section 6.12.

      Section 6.11. Servicer Termination Events. If any one of the following events (a "Servicer Termination Event") shall occur and be continuing:

      (a) any failure by the Servicer to make any payment, transfer or deposit as required by this Agreement or any other Transaction Document, other than any such failure resulting from an administrative or technical error of the Servicer in the amount so paid, transferred or deposited; provided that within one (1) Business Day after the Servicer becomes aware that, as a result of an administrative or technical error of the Servicer, any amount previously paid, transferred or deposited by the Servicer was less than the amount required to be paid, transferred or deposited by the Servicer, the Servicer pays, transfers or deposits the amount of such shortfall;

      (b) any failure by the Servicer to give instructions or notice to the Deal Agent as required by this Agreement or any other Transaction Document, or to deliver any required Monthly Report or other required reports hereunder on or before the date occurring two (2) Business Days after the date such instruction, notice or report is required to be made or given, as the case may be, under the terms of this Agreement or the relevant Transaction Document;

      (c) any failure on the part of the Servicer duly to observe or perform in any material respect any other covenants or agreements of the Servicer set forth in this Agreement or the other Transaction Documents (other than as set forth in clauses (a) or (b) above) to which the Servicer is a party, which continues unremedied for a period of 10 days;

      (d) any material representation, warranty or certification made by the Servicer in any Transaction Document or in any certificate delivered pursuant to any Transaction Document shall prove to have been incorrect when made;

      (e) an Insolvency Event shall occur with respect to the Servicer;

      (f) any delegation of the Servicer's duties that is not permitted by
Section 7.1;

      (g) any financial information related to the Collateral reasonably requested by the Deal Agent, the Collateral Agent, any Liquidity Agent or any Lender as provided herein is not reasonably provided as requested;

      (h) the rendering against the Servicer of one or more final judgments, decrees or orders for the payment of money in excess of United States $5,000,000 in the aggregate, and the continuance of such judgment, decree or order unsatisfied and in effect for any period of more than 60 consecutive days without a stay of execution;

      (i) the Servicer shall fail to pay any principal of or premium or interest on any indebtedness in an aggregate outstanding principal amount of $5,000,000 or more ("Material Debt"), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Material

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Debt; or any other default under any agreement or instrument relating to any
Material Debt or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Material Debt; or any such Material Debt shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof;

      (j) any change in the control of the Servicer that takes the form of either a merger or consolidation in which the Servicer is not the surviving entity;

      (k) a Material Adverse Effect shall have occurred; or

      (l) a Termination Event shall have occurred and such Termination Event has not been waived by the Deal Agent;

then notwithstanding anything herein to the contrary, so long as any such Servicer Termination Event shall not have been remedied, within any applicable cure period prior to the date of the Servicer Termination Notice (defined below), the Deal Agent may, or at the direction of the Required Investors, by written notice to the Servicer (with a copy to the Backup Servicer) (a "Servicer Termination Notice"), shall terminate all of the rights and obligations of the Servicer as Servicer under this Agreement. The Deal Agent may not waive any Servicer Termination Event without the consent of the Liquidity Agent for the PARCO Purchaser Group.

      Section 6.12. Appointment of Successor Servicer.

      (a) On and after the receipt by the Servicer of a Servicer Termination Notice pursuant to Section 6.11 or Section 10.2, the Servicer shall continue to perform all servicing functions under this Agreement until the date specified in the Servicer Termination Notice or otherwise specified by the Deal Agent in writing or, if no such date is specified in such Servicer Termination Notice or otherwise specified by the Deal Agent, until a date mutually agreed upon by the Servicer and the Deal Agent. The Deal Agent may at the time described in the immediately preceding sentence at the direction of the Required Investors appoint the Backup Servicer by written notice as the Servicer hereunder, and the Backup Servicer shall on such date (which date shall be no less than 30 days after receipt of such written notice) assume all obligations of the Servicer hereunder (except as specifically set forth herein or in the Backup Servicing Agreement), and all authority and power of the Servicer under this shall pass to and be vested in the Backup Servicer. In the event that the Deal Agent does not so appoint the Backup Servicer, there is no Backup Servicer or the Backup Servicer is unable to assume such obligations on such date, the Deal Agent shall as promptly as possible appoint a successor servicer (the "Successor Servicer") who shall be acceptable to the Required Investors, and such Successor Servicer shall accept its appointment by a written assumption in a form acceptable to the Deal Agent. In the event that a Successor Servicer has not accepted its appointment at the time when the Servicer ceases to act as Servicer, the Deal Agent shall petition a court of competent jurisdiction to appoint any established financial institution having a net worth of not less than United States $50,000,000 and whose regular business includes the servicing of Loans as the Successor Servicer hereunder.


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
      (b) Upon its assumption as Successor Servicer, the Backup Servicer (except as specifically set forth herein or in the Backup Servicing Agreement and subject to Section 6.12(a)) or any other Successor Servicer, as applicable, shall be the successor in all respects to the Servicer with respect to servicing functions under this Agreement and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Servicer by the terms and provisions hereof, and all references in this Agreement and the other Transaction Documents to the Servicer shall be deemed to refer to the Backup Servicer or the Successor Servicer, as applicable. In no event shall the Backup Servicer be liable for any actions or omissions of any predecessor Servicer.

      (c) All authority and power granted to the Servicer under this Agreement shall automatically cease and terminate upon termination of this Agreement and shall pass to and be vested in the Borrower and, without limitation, the Borrower is hereby authorized and empowered to execute and deliver, on behalf of the Servicer, as attorney-in-fact or otherwise, all documents and other instruments, and to do and accomplish all other acts or things necessary or appropriate to effect the purposes of such transfer of servicing rights. The Servicer agrees to cooperate with the Borrower in effecting the termination of the responsibilities and rights of the Servicer to conduct servicing on the Loans and the Contracts.

      (d) Within 30 days of receiving notice that the Backup Servicer is required to serve as the Servicer hereunder pursuant to the foregoing provisions of this Section 6.12 the Backup Servicer will begin the transition to its role as Servicer.

      Section 6.13. Responsibilities of the Borrower. Anything herein to the contrary notwithstanding, the Borrower shall (i) perform all of its obligations under the Loans to the same extent as if a security interest in such Loans had not been granted hereunder and (ii) pay when due, from funds available to the Borrower under Section 2.7 hereto, any taxes. Neither the Deal Agent, Collateral Agent nor any Secured Party shall have any obligation or liability with respect to any Loan, nor shall any of them be obligated to perform any of the obligations of the Borrower thereunder.

      Section 6.14. Segregated Payment Account. Upon the occurrence of a Servicer Termination Event, a potential Servicer Termination Event or an Unsatisfactory Audit, the Deal Agent shall have the right to require the Borrower and the Servicer (i) to establish a segregated payment trust account in the name of the Collateral Agent for Collections related to the Collateral and
(ii) to direct all Obligors to make payments into such account.

                                   ARTICLE VII
                                 BACKUP SERVICER

      Section 7.1. Designation of the Backup Servicer. The backup servicing role with respect to the Collateral shall be conducted by the Person designated as Backup Servicer under the Backup Servicing Agreement, which shall initially be SST.

      Section 7.2. Duties of the Backup Servicer. On or before the Closing Date, and until its removal pursuant to the Backup Servicing Agreement, the Backup Servicer shall perform, on

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 behalf of the Servicer, the Borrower, the Deal Agent, the Collateral Agent and
the Secured Parties, the duties and obligations set forth in the Backup Servicing Agreement.

      Section 7.3. Backup Servicing Compensation. As compensation for its backup servicing activities hereunder and under the Backup Servicing Agreement, the Backup Servicer shall be entitled to receive the Backup Servicing Fee pursuant to the provisions of Section 2.7(a). The Backup Servicer's entitlement to receive the Backup Servicing Fee shall cease on the earliest to occur of: (i) it becoming the Successor Servicer; (ii) its removal as Backup Servicer pursuant to the terms of the Backup Servicing Agreement; or (iii) the termination of this Agreement.

                                  ARTICLE VIII
                                   [Reserved]

                                   ARTICLE IX
                                SECURITY INTEREST

      Section 9.1. Security Agreement. (a) The parties hereto intend that this Agreement constitute a security agreement and the transactions effected hereby constitute secured loans by the Lender to the Borrower under Applicable Law.

      (b) The Borrower hereby authorizes the Collateral Agent to file one or more financing or continuation statements, and amendments thereto, relating to all or any part of the Collateral and Proceeds thereof without the signature of the Borrower where permitted by law. A photographic or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

      (c) Except as set forth in Section 2.16, Section 4.5 and Section 9.2, the Deal Agent shall not release its security interest in the Loans or Related Security without the consent of the Liquidity Agent for the PARCO Purchaser Group.

      Section 9.2. Release of Lien. At the same time as any Loan by its terms and all amounts in respect thereof has been paid by the related Obligor and deposited in the Collection Account, the Deal Agent as agent for the Lender will, to the extent requested by the Servicer, release its interest in such Loan and Related Security. The Deal Agent as agent for the Lenders will after the deposit by the Servicer of the proceeds of such sale into the Collection Account, at the sole expense of the Servicer, execute and deliver to the Servicer any assignments, termination statements and any other releases and instruments as the Servicer may reasonably request in order to effect such release and transfer; provided, that the Deal Agent as agent for the Lenders will make no representation or warranty, express or implied, with respect to any such Loan and Related Security in connection with such sale or transfer and assignment.

      Section 9.3. Further Assurances. The provisions of Section 14.12 shall apply to the security interest granted under Section 2.2(a) as well as to each Funding hereunder.

      Section 9.4. Remedies. Upon the occurrence of a Termination Event, the Deal Agent, the Collateral Agent and Secured Parties shall have, with respect to the Collateral granted pursuant to Section 2.2(a), and in addition to all other rights and remedies available to the Deal

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

Agent, the Collateral Agent and Secured Parties under this Agreement or other Applicable Law, all rights and remedies of a secured party upon default under the UCC.

      Section 9.5. Waiver of Certain Laws. Each of the Borrower and the Servicer agrees, to the full extent that it may lawfully so agree, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption law now or hereafter in force in any locality where all or any portion of the Collateral may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale of all any portion of the Collateral, or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and each of the Borrower and the Servicer, for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may be lawful so to do, the benefit of all such laws, and any and all right to have any of the properties or assets constituting the Collateral marshaled upon any such sale, and agrees that the Deal Agent, the Collateral Agent or any court having jurisdiction to foreclosure the security interests granted in this Agreement may sell the Collateral as an entirety or in such parcels as the Deal Agent, the Collateral Agent or such court may determine.

      Section 9.6. Power of Attorney. The Borrower hereby irrevocably appoints the Deal Agent and the Servicer and any Successor Servicer as its true and lawful attorney (with full power of substitution) in its name, place and stead and at is expense, in connection with the enforcement of the rights and remedies provided for in this Agreement, including without limitation the following powers: (a) to give any necessary receipts or acquittance for amounts collected or received hereunder, (b) to make all necessary transfers of the Collateral in connection with any such sale or other disposition made pursuant hereto, (c) to execute and deliver for value all necessary or appropriate bills of sale, assignments and other instruments in connection with any such sale or other disposition, the Borrower hereby ratifying and confirming all that such attorney (or any substitute) shall lawfully do hereunder and pursuant hereto, and (d) to sign any agreements, orders or other documents in connection with or pursuant to any Transaction Document or Hedging Agreement. Nevertheless, if so requested by the Deal Agent, the Servicer or any Successor Servicer, the Collateral Agent or a purchaser of the Collateral, the Borrower shall ratify and confirm any such sale or other disposition by executing and delivering to the Deal Agent, the Collateral Agent or such purchaser all proper bills of sale, assignments, releases and other instruments as may be designated in any such request.

                                    ARTICLE X
                               TERMINATION EVENTS

      Section 10.1. Termination Events. The following events shall be termination events ("Termination Events") hereunder:

      (a) the Payment Rate averaged for any three (3) consecutive Collection Periods is less than 4.0%; or

      (b) [Reserved.]; or

      (c) the Termination Date shall have occurred; or

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      (d) the Weighted Average Performing Advance Rate exceeds 50.0%; or

      (e) the Net Yield Percentage is less than 6.5%; or

      (f) a Servicer Termination Event occurs and is continuing; or

      (g) (i) failure on the part of the Borrower or the Originator to make any payment or deposit required by the terms of any Transaction Document on the day such payment or deposit is required to be made; or

            (ii) failure on the part of the Borrower or the Originator to observe or perform any of its covenants or agreements set forth in this Agreement or any Transaction Document and such failure continues unremedied for more than five (5) Business Days after written notice to the Borrower or the Originator;

      (h) any representation or warranty made or deemed to be made by the Borrower or the Originator under or in connection with this Agreement, any of the other Transaction Documents or any information required to be given by the Borrower or the Originator to the Deal Agent or the Collateral Agent to identify Loans or Contracts pursuant to any Transaction Document, shall prove to have been false or incorrect in any material respect when made, deemed made or delivered; or

      (i) the occurrence of an Insolvency Event relating to the Originator, the Borrower or the Servicer; or

      (j) the Borrower shall become an "investment company" within the meaning of the Investment Company Act of 1940, as amended or the arrangements contemplated by the Transaction Document shall require registration as an "investment company" within the meaning of the 40 Act; or

      (k) a regulatory, tax or accounting body has ordered that the activities of the Borrower or any Affiliate of the Borrower, contemplated hereby be terminated or, as a result of any other event or circumstance, the activities of the Borrower contemplated hereby may reasonably be expected to cause the Borrower or any of its respective Affiliates to suffer materially adverse regulatory, accounting or tax consequences; or

      (l) there shall exist any event or occurrence that has a reasonable possibility of causing a Material Adverse Effect; or

      (m) the Borrower, the Servicer or Credit Acceptance shall enter into any merger, consolidation or conveyance transaction, unless in the case of Credit Acceptance or the Servicer, the Servicer or Credit Acceptance, as applicable, is the surviving entity; or

      (n) the Internal Revenue Service shall file notice of a lien pursuant to
Section 6323 of the Code with regard to any assets of the Borrower or the Originator and such lien shall not have been released within five (5) Business Days, or the Pension Benefit Guaranty Corporation shall file notice of a lien pursuant to Section 4068 of ERISA with regard to any of the assets of the

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 Borrower or the Originator and such lien shall not have been released within five (5) Business Days; or

      (o) the Collateral Agent, as agent for the secured parties, shall fail for any reason to have a first priority perfected security interest in the Collateral; or

      (p) any Change-in-Control shall occur; or

      (q) (i) any Transaction Document, or any lien or security interest granted thereunder, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Borrower, the Originator, or the Servicer (ii) the Borrower, the Originator or the Servicer shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability or
(iii) any security interest securing any obligation under any Transaction Document shall, in whole or in part, cease to be a perfected first priority security interest; or

      (r) the occurrence of the thirtieth (30th) day after the end of the fiscal quarter in which a breach of any covenant set forth in Sections 7.4, 7.5, 7.6 and 7.7 of the Credit Agreement shall occur unless prior to such date, such breach is cured or waived by the Deal Agent in the Deal Agent's sole discretion; or

      (s) Credit Acceptance shall fail to pay any principal of or premium or interest on any Material Debt, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Material Debt; or any other default under any agreement or instrument relating to any Material Debt or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Material Debt; or any such Material Debt shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof; or

      (t) Collections are less than 65.0% of Forecasted Collections for any three consecutive Collection Periods; or

      (u) a Take-Out has not occurred within 90 days of the Effective Date, or within 360 days of the most recent Take-Out occurring after the Effective Date.

      Section 10.2. Remedies.

      (a) Upon the occurrence of a Termination Event (other than a Termination Event described in Section 10.1(i), the Deal Agent may, or at the direction of the Required Investors, shall by notice to the Borrower declare the Termination Date to have occurred.

      (b) Upon the occurrence of a Termination Event described in Section 10.1(i), the Termination Date shall automatically occur.

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      (c) Upon any Termination Date pursuant to this Section 10.2: (i) if any CP
Conduit is a Lender, each such CP Conduit shall, in the case of VFCC, and may in the case of any other CP Conduit, assign its interest in the related Note and the Capital to its related Liquidity Agent for the benefit of the related Investors and each Liquidity Agent shall, in the case of VFCC, or in the case of any other CP Conduit, if such CP Conduit exercises its option to assign its interest in the related Note and the Capital, on behalf of its related
Investors, accept such assignment without any further action; (ii) the applicable Yield Rate on the Capital outstanding with respect to each Purchaser Group shall be equal to the rate set forth in the Fee Letter related to such Purchaser Group; (iii) the Deal Agent may, and shall at the direction of the Required Investors by delivery of a Servicer Termination Notice, terminate the Servicer; (iv) the Deal Agent, may, and at the direction of the Required Investors, shall declare the entire outstanding principal amount of the Notes be immediately due and payable. The Deal Agent, the Collateral Agent and the Secured Parties shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided of a secured party under the UCC of each applicable jurisdiction and other applicable laws, which rights shall be cumulative.

      (d) If the Notes have been declared due and payable pursuant to Section 10.2(c), the Collateral Agent may institute proceedings to collect amounts due, exercise remedies as a secured party (including foreclosure or sale of the Collateral) or elect to maintain the Collateral and continue to apply the proceeds from the Collateral as if there had been no declaration of acceleration.

      (e) Upon the declaration of the Termination Date, the Borrower may not request and no Lender shall be required to effect any Funding.

      (f) The Deal Agent shall not waive any Termination Event without the consent of the Liquidity Agent for the PARCO Purchaser Group.

                                   ARTICLE XI
                                 INDEMNIFICATION

      Section 11.1. Indemnities by the Borrower.

      (a) Without limiting any other rights that any such Person may have hereunder or under Applicable Law, the Borrower hereby agrees to indemnify the Deal Agent, the Backup Servicer, the Collateral Agent, the Successor Servicer, the Liquidity Agents, the Secured Parties, and each of their respective Affiliates and officers, directors, employees and agents thereof (collectively, the "Indemnified Parties"), forthwith on demand, from and against any and all damages, losses, claims, liabilities and related costs and expenses, including attorneys' fees and disbursements (all of the foregoing being collectively referred to as the "Indemnified Amounts") awarded against or incurred by such Indemnified Party or other non-monetary damages of any such Indemnified Party any of them arising out of or as a result of this Agreement or the financing or maintenance of the Capital or in respect of any Loan or any Contract, excluding, however, (a) Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Indemnified Party or (b) Indemnified Amounts that have the effect of recourse for non-payment of the Loans due to credit problems of the Obligors (except as otherwise specifically provided in this Agreement). If the Borrower has made any indemnity payment pursuant to this
Section 11.1 and such payment fully indemnified the recipient thereof

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and the recipient thereafter collects any payments from others in respect of such Indemnified Amounts then, the recipient shall repay to the Borrower an amount equal to the amount it has collected from others in respect of such indemnified amounts. Without limiting the foregoing, the Borrower shall indemnify each Indemnified Party for Indemnified Amounts relating to or resulting from:

                        (i) any Contract or Loan treated as or represented by Credit Acceptance to be an Eligible Contract or Eligible Loan that is not at the applicable time an Eligible Contract or Eligible Loan;

                        (ii) reliance on any representation or warranty made or deemed made by the Borrower or any of its officers under or in connection with this Agreement, which shall have been false or incorrect in any material respect when made or deemed made or delivered;

                        (iii) the failure by the Borrower to comply with any term, provision or covenant contained in this Agreement or any agreement executed in connection with this Agreement, or with any Applicable Law, with respect to any Loan, Dealer Agreement, any Contract, or the nonconformity of any Loan, Dealer Agreement or Contract with any such Applicable Law;

                        (iv) the failure to vest and maintain vested in the Collateral Agent for the Secured Parties a first priority perfected security interest in the Collateral, together with all Collections, free and clear of any Lien whether existing at the time of any Funding or at any time thereafter;

                        (v) the failure to file, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Laws with respect to the Collateral, whether at the time of the Funding or at any subsequent time;

                        (vi) any dispute, claim, offset or defense (other than the discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Loan or Contract (including, without limitation, a defense based on such Loan or Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms);

                        (vii) any failure of the Borrower to perform its duties or obligations in accordance with the provisions of this Agreement or any failure by the Borrower to perform its respective duties under the Loans;

                        (viii) the failure by Borrower to pay when due any Taxes for which the Borrower is liable, including without limitation, sales, excise or personal property taxes payable in connection with the Collateral;

                        (ix) any repayment by the Deal Agent, any Liquidity Agent or a Secured Party of any amount previously distributed in reduction of Capital or payment of Yield or any other amount due hereunder or under any Hedging Agreement, in each case which amount

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the Deal Agent, any Liquidity Agent or a Secured Party believes in good faith is required to be repaid;

                        (x) the commingling of Collections of the Collateral at any time with other funds;

                        (xi) any investigation, litigation or proceeding related to this Agreement or the use of proceeds of the Funding or the funding of or maintenance of Capital or in respect of any Loan or Contract;

                        (xii) any failure by the Borrower to give reasonably equivalent value to the Originator in consideration for the transfer by the Originator to the Borrower of the Loans, Related Security or any portion thereof or any attempt by any Person to void or otherwise avoid any such transfer under any statutory provision or common law or equitable action, including, without limitation, any provision of the Bankruptcy Code;

                        (xiii) the use of the Proceeds of the Funding in a manner other than as provided in this Agreement and the Contribution Agreement; or

                        (xiv) the failure of the Borrower or any of its agents or representatives to remit to the Servicer, the Deal Agent, the Collateral Agent or any other Secured Party, any Collections of the Collateral remitted to the Borrower or any such agent or representative.

      (b) Any amounts subject to the indemnification provisions of this Section
11.1 shall be paid by the Borrower to the relevant Indemnified Party on the next Payment Date.

      (c) The obligations of the Borrower under this Section 11.1 shall survive the resignation or removal of the Deal Agent, the Collateral Agent, the Successor Servicer, any Liquidity Agent, any Lender or the Backup Servicer or the termination of this Agreement.

      Section 11.2. Indemnities by the Servicer.

      (a) Without limiting any other rights that any such Person may have hereunder or under Applicable Law, the Servicer hereby agrees to indemnify each Indemnified Party, forthwith on demand, from and against any and all Indemnified Amounts awarded against or incurred by any such Indemnified Party by reason of any acts, omissions or alleged acts or omissions of the Servicer, including, but not limited to: (i) any representation or warranty made by the Servicer under or in connection with any Transaction Document, any Monthly Report or any other information or report delivered by or on behalf of the Servicer pursuant hereto, which shall have been false, incorrect or misleading in any material respect when made or deemed made; (ii) the failure by the Servicer to comply with any Applicable Law; (iii) the failure of the Servicer to comply with its duties or obligations in accordance with the Agreement or any other Transaction Document to which it is a party; (iv) any litigation, proceedings or investigation against the Servicer; (v) the commingling of Collections at any time with other funds; or (vi) the failure of the Servicer or any of its agents or representatives to remit to the Collection Account, Deal Agent or Collateral Agent any Collections or Proceeds of the Collateral. The provisions of

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this indemnity shall run directly to and be enforceable by an Indemnified Party subject to the limitations hereof.

      (b) Any amounts subject to the indemnification provisions of this Section
11.2 shall be paid by the Servicer to the relevant Indemnified Party within five
(5) Business Days following such Person's demand therefor.

      (c) The Servicer shall have no liability for making indemnification hereunder to the extent any such indemnification constitutes recourse for uncollectible Contracts.

      (d) The obligations of the Servicer under this Section 11.2 shall survive the resignation or removal of the Deal Agent, the Collateral Agent, the Successor Servicer, any Liquidity Agent, any Lender or the Backup Servicer and the termination of this Agreement.

      (e) Any indemnification pursuant to this Section 11.2 shall not be payable from the Collateral.

      Section 11.3. After-Tax Basis. Indemnification under Sections 11.1 and
11.2 shall be in an amount necessary to make the Indemnified Party whole after taking into account any tax consequences to the Indemnified Party of the receipt of the indemnity provided hereunder, including the effect of such tax or refund on the amount of tax measured by net income or profits that is or was payable by the Indemnified Party.

                                   ARTICLE XII
                     THE DEAL AGENT AND THE LIQUIDITY AGENTS

      Section 12.1. Authorization and Action.

      (a) Each Secured Party hereby designates and appoints WCM as Deal Agent hereunder, and authorizes the Deal Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to the Deal Agent by the terms of this Agreement together with such powers as are reasonably incidental thereto. The Deal Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Secured Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Deal Agent shall be read into this Agreement or otherwise exist for the Deal Agent. In performing its functions and duties hereunder, the Deal Agent shall act solely as agent for the Secured Parties and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Borrower or any of its successors or assigns. The Deal Agent shall not be required to take any action that exposes the Deal Agent to personal liability or that is contrary to this Agreement or Applicable Law. The appointment and authority of the Deal Agent hereunder shall terminate upon the indefeasible payment in full of the Aggregate Unpaids.

      (b) Each VFCC Investor hereby designates and appoints Wachovia Bank as Liquidity Agent hereunder, and authorizes such Liquidity Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to the Liquidity Agent by the terms of this Agreement together with such powers as are reasonably incidental thereto. The Liquidity Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any

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fiduciary relationship with any Investor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Liquidity Agent shall be read into this Agreement or otherwise exist for the Liquidity Agent. In performing its functions and duties hereunder, Wachovia Bank shall act solely as agent for the VFCC Investors and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Borrower or any of its successors or assigns. The Liquidity Agent shall not be required to take any action that exposes the Liquidity Agent to personal liability or that is contrary to this Agreement or Applicable Law. The appointment and authority of the Liquidity Agent hereunder shall terminate upon the indefeasible payment in full of the Aggregate Unpaids.

      (c) Each PARCO Investor hereby designates and appoints JPMorgan as Liquidity Agent hereunder, and authorizes such Liquidity Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to the Liquidity Agent by the terms of this Agreement together with such powers as are reasonably incidental thereto. The Liquidity Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Investor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Liquidity Agent shall be read into this Agreement or otherwise exist for the Liquidity Agent. In performing its functions and duties hereunder, JPMorgan shall act solely as agent for the PARCO Investors and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Borrower or any of its successors or assigns. The Liquidity Agent shall not be required to take any action that exposes the Liquidity Agent to personal liability or that is contrary to this Agreement or Applicable Law. The appointment and authority of the Liquidity Agent hereunder shall terminate upon the indefeasible payment in full of the Aggregate Unpaids.

      (d) Each Secured Party hereby designates and appoints WCM as Collateral Agent hereunder, and authorizes the Collateral Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms of this Agreement together with such powers as are reasonably incidental thereto. The Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Secured Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Collateral Agent shall be read into this Agreement or otherwise exist for the Collateral Agent. In performing its functions and duties hereunder, the Collateral Agent shall act solely as agent for the Secured Parties and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Borrower or any of its successors or assigns. The Collateral Agent shall not be required to take any action that exposes the Collateral Agent to personal liability or that is contrary to this Agreement or Applicable Law. The appointment and authority of the Collateral Agent hereunder shall terminate upon the indefeasible payment in full of the Aggregate Unpaids.

      Section 12.2. Delegation of Duties.

      (a) The Deal Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Deal Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.


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         (b)      Each Liquidity Agent may execute any of its duties under this
Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Liquidity Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

         (c) The Collateral Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Collateral Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

         Section 12.3.     Exculpatory Provisions.

         (a) Neither the Deal Agent nor any of its directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement (except for its, their or such Person's own gross negligence or willful misconduct or, in the case of the Deal Agent, the breach of its obligations expressly set forth in this Agreement), or (ii) responsible in any manner to any of the Secured Parties for any recitals, statements, representations or warranties made by the Borrower contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other document furnished in connection herewith, or for any failure of the Borrower to perform its obligations hereunder, or for the satisfaction of any condition specified in
Article III. The Deal Agent shall not be under any obligation to any Secured Party to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Borrower. The Deal Agent shall not be deemed to have knowledge of any Amortization Event, Unmatured Termination Event, Termination Event or Servicer Termination Event unless the Deal Agent has received notice from the Borrower or a Secured Party.

         (b) No Liquidity Agent nor any of its directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement (except for its, their or such Person's own gross negligence or willful misconduct or, in the case of a Liquidity Agent, the breach of its obligations expressly set forth in this Agreement), or (ii) responsible in any manner to the Deal Agent or any of the Secured Parties for any recitals, statements, representations or warranties made by the Borrower contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other document furnished in connection herewith, or for any failure of the Borrower to perform its obligations hereunder, or for the satisfaction of any condition specified in Article III. No Liquidity Agent shall be under any obligation to the Deal Agent or any Secured Party to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Borrower. No Liquidity Agent shall be deemed to have knowledge of any Amortization Event, Unmatured Termination Event, Termination Event unless such Liquidity Agent has received notice from the Borrower, the Deal Agent or a Secured Party.


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         (c)      Neither the Collateral Agent nor any of its directors,
officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement (except for its, their or such Person's own gross negligence or willful misconduct or, in the case of the Collateral Agent, the breach of its obligations expressly set forth in this Agreement), or (ii) responsible in any manner to any of the Secured Parties for any recitals, statements, representations or warranties made by the Borrower contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other document furnished in connection herewith, or for any failure of the Borrower to perform its obligations hereunder, or for the satisfaction of any condition specified in Article III. The Collateral Agent shall not be under any obligation to any Secured Party to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Borrower. The Collateral Agent shall not be deemed to have knowledge of any Amortization Event, Unmatured Termination Event, Termination Event or Servicer Termination Event unless the Collateral Agent has received notice from the Borrower or a Secured Party.

         Section 12.4.     Reliance.

         (a) The Deal Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Deal Agent. The Deal Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other document furnished in connection herewith unless it shall first receive such advice or concurrence of VFCC or the Required Investors or all of the Secured Parties, as applicable, as it deems appropriate or it shall first be indemnified to its satisfaction by the Secured Parties, provided that unless and until the Deal Agent shall have received such advice, the Deal Agent may take or refrain from taking any action, as the Deal Agent shall deem advisable and in the best interests of the Secured Parties. The Deal Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with a request of VFCC or the Required Investors or all of the Secured Parties, as applicable, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Secured Parties.

         (b) Each Liquidity Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by such Liquidity Agent. Each Liquidity Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other document furnished in connection herewith unless it shall first receive such advice or concurrence of its related Investors as it deems appropriate or it shall first be indemnified to its satisfaction by its related Investors, provided that unless and until such Liquidity Agent shall have received such advice, such Liquidity Agent may take or refrain from taking any action, as such Liquidity Agent shall deem advisable and in the best interests of its related Investors. Each


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Liquidity Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with a request of its related Investors and such request and any action taken or failure to act pursuant thereto shall be binding upon all the related Investors.

         (c) The Collateral Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Collateral Agent. The Collateral Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other document furnished in connection herewith unless it shall first receive such advice or concurrence of the Required Investors or all of the Secured Parties, as applicable, as it deems appropriate or it shall first be indemnified to its satisfaction by the Secured Parties, provided that unless and until the Collateral Agent shall have received such advice, the Collateral Agent may take or refrain from taking any action, as the Collateral Agent shall deem advisable and in the best interests of the Secured Parties. The Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with a request of the Required Investors or all of the Secured Parties, as applicable, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Secured Parties.

         Section 12.5. Non-Reliance on Deal Agent, Liquidity Agents, Collateral Agent and Other Lenders. Each Secured Party expressly acknowledges that neither the Deal Agent, any Liquidity Agent, the Collateral Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Deal Agent, any Liquidity Agent or the Collateral Agent hereafter taken, including, without limitation, any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Deal Agent, any Liquidity Agent or the Collateral Agent. Each Secured Party represents and warrants to the Deal Agent, each Liquidity Agent and the Collateral Agent that it has and will, independently and without reliance upon the Deal Agent, any Liquidity Agent, the Collateral Agent or any other Secured Party and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Borrower and made its own decision to enter into this Agreement or Hedging Agreement, as the case may be.

         Section 12.6. Reimbursement and Indemnification. The Investors agree to reimburse and indemnify the Deal Agent, the related Liquidity Agent, the Collateral Agent and each of their respective officers, directors, employees, representatives and agents ratably according to their pro rata shares, to the extent not paid or reimbursed by the Borrower (i) for any amounts for which a Liquidity Agent, acting in its capacity as Liquidity Agent for its related Investors, the Deal Agent, acting in its capacity as Deal Agent, or the Collateral Agent, acting in its capacity as Collateral Agent is entitled to reimbursement by the Borrower hereunder and (ii) for any other expenses incurred by a Liquidity Agent, acting in its capacity as Liquidity Agent for its related Investors, the Deal Agent, in its capacity as Deal Agent or the Collateral Agent, acting in its capacity as Collateral Agent and acting on behalf of the Secured Parties, in connection with the administration and enforcement of this Agreement.


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         Section 12.7. Deal Agent, Liquidity Agents and Collateral Agent in
their Individual Capacities. The Deal Agent, the Liquidity Agents, the Collateral Agent and each of their respective Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as though the Deal Agent, the Liquidity Agents or the Collateral Agent, as the case may be, were not the Deal Agent, a Liquidity Agent or the Collateral Agent, as the case may be, hereunder. With respect to each Funding pursuant to this Agreement, the Deal Agent, the Liquidity Agents, the Collateral Agent and each of their respective Affiliates shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Deal Agent, a Liquidity Agent or the Collateral Agent, as the case may be, and the terms "Investor," "Lender," "Investors" and "Lenders" shall include the Deal Agent, the Collateral Agent or the Liquidity Agents, as the case may be, each in its individual capacity.

         Section 12.8. Successor Deal Agent, Liquidity Agents or Collateral
Agent.

         (a) The Deal Agent may, upon 5 days' notice to the Borrower and the Secured Parties, and the Deal Agent will, upon the direction of VFCC resign as Deal Agent. If the Deal Agent shall resign, then VFCC during such 5-day period shall appoint a successor agent. If for any reason no successor Deal Agent is appointed by VFCC during such 5-day period, then effective upon the expiration of such 5-day period, the Secured Parties shall perform all of the duties of the Deal Agent hereunder and the Borrower shall make all payments in respect of the Aggregate Unpaids or under any fee letter delivered in connection herewith directly to the applicable Secured Party and for all purposes shall deal directly with each Secured Party. After any retiring Deal Agent's resignation hereunder as Deal Agent, the provisions of Article XI and Article XII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Deal Agent under this Agreement.

         (b) Each Liquidity Agent may, upon 5 days' notice to the Borrower, the Deal Agent and its related Investors, and a Liquidity Agent will, upon the direction of all of the related Investors (other than such Liquidity Agent, in its individual capacity) resign as Liquidity Agent for such Investors. If a Liquidity Agent shall resign, then the related Investors during such 5-day period shall appoint from among such Investors a successor Liquidity Agent. If for any reason no successor Liquidity Agent is appointed by the related Investors during such 5-day period, then effective upon the expiration of such 5-day period, the related Investors shall perform all of such duties of such Liquidity Agent hereunder and all payments in respect of the Aggregate Unpaids. After any retiring Liquidity Agent's resignation hereunder as a Liquidity Agent, the provisions of Article XI and Article XII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was a Liquidity Agent under this Agreement.

         (c) The Collateral Agent may, upon 5 days' notice to the Borrower and the Secured Parties, and the Collateral Agent will, upon the direction of all of the Secured Parties resign as Collateral Agent. If the Collateral Agent shall resign, then the Secured Parties, during such 5-day period shall appoint a successor agent. If for any reason no successor Collateral Agent is appointed by the Secured Parties during such 5-day period, then effective upon the expiration of such 5-day period, the Secured Parties shall perform all of the duties of the Collateral Agent hereunder and the Borrower shall make all payments in respect of the Aggregate Unpaids or under any fee letter delivered in connection herewith directly to the applicable Secured Party and


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for all purposes shall deal directly with each Secured Party. After any retiring
Collateral Agent's resignation hereunder as Collateral Agent, the provisions of
Article XI and Article XII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent under this Agreement.

                                  ARTICLE XIII
                           ASSIGNMENTS; PARTICIPATIONS

         Section 13.1.     Assignments and Participations.

         (a) Each Investor may upon at least 30 days notice to its related CP Conduit, the Deal Agent, the Collateral Agent, the related Liquidity Agent and S&P and Moody's, assign to one or more banks or other entities all or a portion of its rights and obligations under this Agreement; provided, however, that (i) each such assignment shall be of a constant, and not a varying percentage of all of the assigning Investor's rights and obligations under this Agreement; (ii) the amount of the Commitment of the assigning Investor being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than the lesser of (A) $15,000,000 or an integral multiple of $1,000,000 in excess of that amount and (B) the full amount of the assigning Investor's Commitment; (iii) each such assignment shall be to an Eligible Assignee; (iv) the parties to each such assignment shall execute and deliver to the Deal Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of $3,500 or such lesser amount as shall be approved by the Deal Agent; (v) the parties to each such assignment shall have agreed to reimburse the Deal Agent, the Liquidity Agents, the Collateral Agent and the CP Conduits for all fees, costs and expenses (including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for each of the Deal Agent, the Liquidity Agents and the CP Conduits) incurred by the Deal Agent, the Liquidity Agents, the Collateral Agent and the CP Conduits, respectively, in connection with such assignment; and (vi) there shall be no increased costs, expenses or taxes incurred by the Deal Agent, the Liquidity Agents, the Collateral Agent or the CP Conduits upon such assignment or participation, and provided further that upon the effective date of such assignment the provisions of Section 3.03(f) of the Administration Agreement shall be satisfied. Upon such execution, delivery and acceptance by the Deal Agent, the Collateral Agent and the Liquidity Agents and the recording by the Deal Agent, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be the date of acceptance thereof by the Deal Agent, the Collateral Agent and the Liquidity Agents, unless a later date is specified therein, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of an Investor hereunder and (ii) the Investor assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Investor's rights and obligations under this Agreement, such Investor shall cease to be a party hereto).

         (b) By executing and delivering an Assignment and Acceptance, the Investor assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning


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Investor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Investor makes no representation or warranty and assumes no responsibility with respect to the financial condition of its related CP Conduit or any other CP Conduit or the performance or observance by its related CP Conduit or any other CP Conduit of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of such financial statements and other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Deal Agent, the Collateral Agent or the Liquidity Agents, such assigning Investor or any other Investor and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assigning Investor and such assignee confirm that such assignee is an Eligible Assignee; (vi) such assignee appoints and authorizes each of the Deal Agent, the Collateral Agent and the Liquidity Agents to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as an Investor.

         (c) The Deal Agent shall maintain at its address referred to herein a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Investors and the Commitment of, and the Capital of the Funding (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and each CP Conduit, the Borrower and the Investors may treat each Person whose name is recorded in the Register as an Investor hereunder for all purposes of this Agreement. The Register shall be available for inspection by each CP Conduit, the Liquidity Agents or any Investor at any reasonable time and from time to time upon reasonable prior notice.

         (d) Subject to the provisions of Section 13.1(a), upon its receipt of an Assignment and Acceptance executed by an assigning Investor and an assignee, the Deal Agent, the Collateral Agent and the Liquidity Agents shall each, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit D hereto, accept such Assignment and Acceptance, and the Deal Agent shall then (i) record the information contained therein in the Register and (ii) give prompt notice thereof to each CP Conduit.

         (e) Each Investor may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and its portion of the Funding and related Collateral); provided, however, that (i) such Investor's obligations under this Agreement (including, without limitation, its Commitment hereunder) shall remain unchanged; (ii) such Investor shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) the Deal Agent and the other Investors shall continue to deal solely and directly with such Investor in connection with such Investor's rights and obligations under this


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Agreement; and, provided, further, that the Deal Agent shall have confirmed that upon the effective date of such participation the provisions of Section 3.03(f) of the Administration Agreement shall be satisfied. Notwithstanding anything herein to the contrary, each participant shall have the rights of an Investor (including any right to receive payment) under Sections 2.13 and 2.14; provided, however, that no participant shall be entitled to receive payment under either such Section in excess of the amount that would have been payable under such Section by the Borrower to the Investor granting its participation had such participation not been granted, and no Investor granting a participation shall be entitled to receive payment under either such Section in an amount that exceeds the sum of (i) the amount to which such Investor is entitled under such Section with respect to any portion of the Capital that is not subject to any participation plus (ii) the aggregate amount to which its participants are entitled under such Sections with respect to the amounts of their respective participations. With respect to any participation described in this Section
13.1, the participant's rights as set forth in the agreement between such participant and the applicable Investor to agree to or to restrict such Investor's ability to agree to any modification, waiver or release of any of the terms of this Agreement or to exercise or refrain from exercising any powers or rights that such Investor may have under or in respect of this Agreement shall be limited to the right to consent to any of the matters set forth in Section
14.1 of this Agreement.

         (f) Each Investor may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 13.1, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower or its related CP Conduit furnished to such Investor by or on behalf of the Borrower or its related CP Conduit.

         (g) In the event (i) an Investor ceases to qualify as an Eligible Assignee, or (ii) an Investor makes demand for compensation pursuant to Section
2.13 or Section 2.14, the related CP Conduit may, and, upon the direction of the Borrower and prior to the occurrence of a Termination Event, shall, in any such case, notwithstanding any provision to the contrary herein, replace such Investor with an Eligible Assignee by giving three (3) Business Days prior written notice to such Investor. In the event of the replacement of an Investor, such Investor agrees (i) to assign all of its rights and obligations hereunder to an Eligible Assignee selected by the related CP Conduit upon payment to such Investor of the amount of such Investor's Capital together with any accrued and unpaid Yield thereon, all accrued and unpaid commitment fees owing to such Investor and all other amounts owing to such Investor hereunder and (ii) to execute and deliver an Assignment and Acceptance and such other documents evidencing such assignment as shall be necessary or reasonably requested by the related CP Conduit or the Deal Agent. In the event that any Investor ceases to qualify as an Eligible Assignee, such affected Investor agrees (1) to give the Deal Agent, the Borrower and the related CP Conduit prompt written notice thereof and (2) subject to the following proviso, to reimburse the Deal Agent, the related Liquidity Agent, the Borrower, the related CP Conduit and the relevant assignee for all fees, costs and expenses (including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for each of the Deal Agent, the Liquidity Agents, the Collateral Agent, the Borrower and the related CP Conduit and such assignee) incurred by the Deal Agent, the related Liquidity Agent, the Collateral Agent, the Borrower, the related CP Conduit and such assignee, respectively, in connection with any assignment made pursuant to this Section 13.1(g) by such affected Investor; provided, however, that such affected Investor's liability for such costs, fees


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and expenses shall be limited to the amount of any up-front fees paid to such affected Investor at the time that it became a party to this Agreement.

         (h) Nothing herein shall prohibit any Investor from pledging or assigning as collateral any of its rights under this Agreement to any Federal Reserve Bank in accordance with Applicable Law and any such pledge or collateral assignment may be made without compliance with Section 13.1(a) or Section 13.1(b).

         (i) In the event any Investor causes increased costs, expenses or taxes to be incurred by the Deal Agent, Liquidity Agents, the Collateral Agent or the CP Conduits in connection with the assignment or participation of such Investor's rights and obligations under this Agreement to an Eligible Assignee, then such Investor agrees that it will make reasonable efforts to assign such increased costs, expenses or taxes to such Eligible Assignee in accordance with the provisions of this Agreement.

         (j) VFCC or PARCO, as applicable, may at any time assign, or grant a security interest in or sell a participation interest in the Capital and the Collateral (or portion thereof) to any Person. The parties to any such assignment, grant or sale of participation interest, shall execute and deliver to the related Liquidity Agent, for its acceptance and recording in its books and records, such agreement or document as may be satisfactory to such parties and the related Liquidity Agent.

                                   ARTICLE XIV
                                  MISCELLANEOUS

         Section 14.1.     Amendments and Waivers.

         (a) Except as provided in this Section 14.1, no amendment, waiver or other modification of any provision of this Agreement shall be effective without the written agreement of the Borrower, the Deal Agent, the Collateral Agent and the Required Investors; provided, however, that no such amendment, waiver or modification shall affect the rights or obligations of any Hedge Counterparty or the Backup Servicer without the written agreement of such Person. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

         (b) No amendment, waiver or other modification of this Agreement shall:

                  (i) without the consent of each affected Lender, (A) extend the Commitment Termination Date or the date of any payment or deposit of Collections by the Borrower or the Servicer, (B) reduce the rate or extend the time of payment of Yield (or any component thereof), (C) reduce any fee payable to the Deal Agent for the benefit of the Lenders, (D) except pursuant to Article XIII hereof, change the amount of the Capital of any Lender, an Investor's pro rata share or an Investor's Commitment, (E) amend, modify or waive any provision of the definition of Required Investors or this Section 14.1(b), (F) consent to or permit the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement or (G) amend or modify any defined term (or any defined term used directly or indirectly in such defined term) used in clauses
(A) through (F) above in a manner that would circumvent the intention of the restrictions set forth in such clauses;


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                  (ii) without the written consent of the Deal Agent or the
Collateral Agent, as applicable, amend, modify or waive any provision of this Agreement if the effect thereof is to affect the rights or duties of the Deal Agent or the Collateral Agent, as applicable; or

                  (iii) without the consent of the Deal Agent and the Liquidity Agent for the PARCO Purchaser Group, amend or modify (A) Section 10.1, (B) the definitions of "Amortization Event," "Eligible Dealer Agreement," "Hedging Agreement," "Net Advance Rate," "Initial Facility Limit," "Termination Date" and "Required Reserve Account Amount" as set forth in Section 1.1, (C) Section 2.7(a) or (D) Section 5.3.

         (c) Notwithstanding the foregoing provisions of this Section 14.1, without the consent of the Investors, the Deal Agent may, with the consent of the Borrower amend this Agreement solely to add additional Persons as Investors hereunder. Any modification or waiver shall apply to each of the Lenders equally and shall be binding upon the Borrower, the Lenders, the Collateral Agent and the Deal Agent.

         Section 14.2. Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including telex communication and communication by facsimile copy) and mailed, telexed, transmitted or delivered, as to each party hereto, at its address set forth under its name on the signature pages hereof, in the Joinder related to such party or specified in such party's Assignment and Acceptance, as the case may be, or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, upon receipt, or in the case of (a) notice by mail, five days after being deposited in the United States mail, first class postage prepaid, (b) notice by telex, when telexed against receipt of answer back, or
(c) notice by facsimile copy, when verbal communication of receipt is obtained, except that notices and communications pursuant to Article XIV shall not be effective until received with respect to any notice sent by mail or telex.

         Section 14.3. Ratable Payments. If any Secured Party, whether by setoff or otherwise, has payment made to it with respect to any portion of the Aggregate Unpaids owing to such Secured Party (other than payments received pursuant to Section 11.1 in a greater proportion than that received by any other Secured Party), such Secured Party agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of the Aggregate Unpaids held by the other Secured Parties so that after such purchase each Secured Party will hold its ratable proportion of the Aggregate Unpaids; provided, however, that if all or any portion of such excess amount is thereafter recovered from such Secured Party, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

         Section 14.4. No Waiver; Remedies. No failure on the part of the Deal Agent, the Collateral Agent, the Backup Servicer or a Secured Party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies herein provided are cumulative and not exclusive of any rights and remedies provided by law.


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         Section 14.5. Binding Effect; Benefit of Agreement. This Agreement
shall be binding upon and inure to the benefit of the Borrower, the Deal Agent, the Backup Servicer, the Collateral Agent, the Secured Parties and their respective successors and permitted assigns and, in addition, the provisions of 2.7(a)(i) and 2.7(a)(xi) shall inure to the benefit of each Hedge Counterparty, whether or not that Hedge Counterparty is a Secured Party.

         Section 14.6. Term of this Agreement. This Agreement, including, without limitation, the Borrower's representations, warranties and covenants set forth in Articles IV and V, and the Servicer's representations, warranties and covenants set forth in Articles V and VI hereof, create and constitute the continuing obligation of the parties hereto in accordance with its terms, and shall remain in full force and effect until the Collection Date; provided, however, that the rights and remedies with respect to any breach of any representation and warranty made or deemed made by the Borrower or Servicer pursuant to Articles III and IV and the indemnification and payment provisions of Article XI and Article XII and the provisions of Section 14.10 and Section
14.11 shall be continuing and shall survive any termination of this Agreement.

         Section 14.7. Governing Law; Consent to Jurisdiction; Waiver of Objection to Venue. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO AND EACH HEDGE COUNTERPARTY HEREBY AGREES TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL COURT LOCATED WITHIN THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO AND EACH SECURED PARTY HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER IN ANY OF THE AFOREMENTIONED COURTS AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.

         Section 14.8. Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO AND EACH HEDGE COUNTERPARTY HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE BETWEEN THE PARTIES HERETO ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP BETWEEN ANY OF THEM IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. INSTEAD, ANY SUCH DISPUTE RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

         Section 14.9.     Costs, Expenses and Taxes.

         (a) In addition to the rights of indemnification granted to the Deal Agent, the Liquidity Agents, the Backup Servicer, the Collateral Agent, the Secured Parties and its or their Affiliates and officers, directors, employees and agents thereof under Article XI hereof, the Borrower agrees to pay on demand all costs and expenses of the Deal Agent, the Liquidity Agents, the Backup Servicer, the Collateral Agent and the Secured Parties incurred in connection with the preparation, execution, delivery, administration (including periodic auditing), amendment or modification of, or any waiver or consent issued in connection with, this Agreement, the other Transaction Documents and the other documents to be delivered hereunder


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or thereunder, or in connection herewith or therewith (excluding any Hedging
Agreement), including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Deal Agent, the Liquidity Agents, the Backup Servicer, the Collateral Agent and the Secured Parties with respect thereto and with respect to advising the Deal Agent, the Liquidity Agents, the Backup Servicer, the Collateral Agent and the Secured Parties as to their respective rights and remedies under this Agreement, the other Transaction Documents and the other documents to be delivered hereunder or thereunder, or in connection herewith or therewith (excluding any Hedging Agreement), and all costs and expenses, if any (including reasonable counsel fees and expenses), incurred by the Deal Agent, the Liquidity Agents, the Backup Servicer, the Collateral Agent or the Secured Parties in connection with the enforcement of this Agreement, the other Transaction Documents and the other documents to be delivered hereunder or thereunder, or in connection herewith or therewith (including any Hedging Agreement).

         (b) The Borrower shall pay on demand any and all stamp, sales, excise and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement, the other Transaction Documents, the other documents to be delivered hereunder or any agreement or other document providing liquidity support, credit enhancement or other similar support to the Lender in connection with this Agreement or the funding or maintenance of any Funding hereunder.

         (c) The Borrower shall pay on demand all other costs, expenses and Taxes (excluding income taxes) incurred by any Issuer or any shareholder of such Issuer ("Other Costs"), including, without limitation, all costs and expenses incurred by the Deal Agent in connection with periodic audits of the Borrower's or the Servicer's books and records and the cost of rating such Issuer's commercial paper with respect to financing any Advance hereunder by independent financial rating agencies.

         Section 14.10.    No Proceedings.

         (a) Each of the parties hereto (other than each CP Conduit, as to itself only) and each Hedge Counterparty (by accepting the benefits of this Agreement) hereby agrees that it will not institute against, or join any other Person in instituting against any CP Conduit (other than itself) any Insolvency Proceeding so long as any commercial paper issued by such CP Conduit shall be outstanding and there shall not have elapsed one year and one day since the last day on which any such commercial paper shall have been outstanding.

         (b) Each of the parties hereto (other than the Deal Agent and each CP Conduit) hereby agrees that it will not institute against, or join any other Person in instituting against the Borrower any Insolvency Proceeding so long as there shall not have elapsed one year and one day since the Collection Date.

         Section 14.11.    Recourse Against Certain Parties.

         (a) No recourse under or with respect to any obligation, covenant or agreement (including, without limitation, the payment of any fees or any other obligations) of any Secured Party as contained in this Agreement or any other agreement, instrument or document entered into by it pursuant hereto or in connection herewith shall be had against any administrator of


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such Secured Party or any incorporator, affiliate, stockholder, officer, employee or director of such Secured Party or of any such administrator, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of such Secured Party contained in this Agreement and all of the other agreements, instruments and documents entered into by it pursuant hereto or in connection herewith are, in each case, solely the corporate obligations of such Secured Party, and that no personal liability whatsoever shall attach to or be incurred by any administrator of such Secured Party or any incorporator, stockholder, affiliate, officer, employee or director of such Secured Party or of any such administrator, as such, or any other of them, under or by reason of any of the obligations, covenants or agreements of such Secured Party contained in this Agreement or in any other such instruments, documents or agreements, or that are implied therefrom, and that any and all personal liability of every such administrator of such Secured Party and each incorporator, stockholder, affiliate, officer, employee or director of such Secured Party or of any such administrator, or any of them, for breaches by such Secured Party of any such obligations, covenants or agreements, which liability may arise either at common law or at equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement. The provisions of this Section 14.11 shall survive the termination of this Agreement.

         (b) Notwithstanding anything in this Agreement to the contrary, no CP Conduit shall have any obligation to pay any amount required to be paid by it hereunder in excess of any amount available to such CP Conduit after paying or making provision for the payment of its Commercial Paper Notes. All payment obligations of each CP Conduit hereunder are contingent on the availability of funds in excess of the amounts necessary to pay its Commercial Paper Notes; and each of the other parties hereto agrees that it will not have a claim under
Section 101(5) of the Bankruptcy Code if and to the extent that any such payment obligation owed to it by any CP Conduit exceeds the amount available to such CP Conduit to pay such amount after paying or making provision for the payment of its Commercial Paper Notes.

         Section 14.12. Protection of Right, Title and Interest in Assets; Further Action Evidencing the Funding.

         (a) Each of the Borrower and the Servicer shall cause this Agreement, all amendments hereto and/or all financing statements and continuation statements and any other necessary documents covering the right, title and interest of the Deal Agent as agent for the Secured Parties and of the Secured Parties to the Assets to be promptly recorded, registered and filed, and at all times to be kept recorded, registered and filed, all in such manner and in such places as may be required by law fully to preserve and protect the right, title and interest of the Deal Agent as agent for the Secured Parties hereunder to all property comprising the Assets. Each of the Borrower and the Servicer shall deliver to the Deal Agent file-stamped copies of, or filing receipts for, any document recorded, registered or filed as provided above, as soon as available following such recording, registration or filing. The Borrower shall cooperate fully with the Servicer in connection with the obligations set forth above and will execute any and all documents reasonably required to fulfill the intent of this Section 14.12(a).

         (b) Each of the Borrower and the Servicer agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions,


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that the Deal Agent may reasonably request in order to perfect, protect or more fully evidence the Funding hereunder, or to enable the Deal Agent or the Secured Parties to exercise and enforce their rights and remedies hereunder or under any Transaction Document.

         (c) If the Borrower or the Servicer fails to perform any of its obligations hereunder, the Deal Agent or any Secured Party may (but shall not be required to) perform, or cause performance of, such obligation; and the Deal Agent's or such Secured Party's costs and expenses incurred in connection therewith shall be payable by the Borrower (if the Servicer that fails to so perform is the Borrower or an Affiliate thereof) as provided in Article XI, as applicable. The Borrower irrevocably authorizes the Deal Agent and appoints the Deal Agent as its attorney-in-fact to act on behalf of the Borrower (i) to execute on behalf of the Borrower as debtor and to file financing statements necessary or desirable in the Deal Agent's sole discretion to perfect and to maintain the perfection and priority of the interest of the Secured Parties in the Assets and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Assets as a financing statement in such offices as the Deal Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Secured Parties in the Assets. This appointment is coupled with an interest and is irrevocable.

         (d) Without limiting the generality of the foregoing, Borrower will, not earlier than six (6) months and not later than three (3) months prior to the fifth anniversary of the date of filing of the financing statement referred to in Section 3.1 or any other financing statement filed pursuant to this Agreement or in connection with the Funding hereunder, unless the Collection Date shall have occurred:

                  (i) execute and deliver and file or cause to be filed an appropriate continuation statement with respect to such financing statement; and

                  (ii) deliver or cause to be delivered to the Deal Agent an opinion of the counsel for Borrower, in form and substance reasonably satisfactory to the Deal Agent, confirming and updating the opinion delivered pursuant to Section 3.1 with respect to perfection and priority and otherwise to the effect that the grant of the security interest in the Collateral hereunder continues to be an enforceable and perfected first priority security interest, subject to no other Liens of record except as provided herein or otherwise permitted hereunder, which opinion may contain usual and customary assumptions, limitations and exceptions.

         Section 14.13.    Confidentiality; Tax Treatment Disclosure.

         (a) Each of the Deal Agent, the Secured Parties, the Liquidity Agents, the Servicer, the Collateral Agent, the Backup Servicer and the Borrower shall maintain and shall cause each of its employees and officers to maintain the confidentiality of the Agreement and all information with respect to the other parties, including all information regarding the business of the Borrower and the Servicer hereto and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that each such party and its officers and employees may (i) disclose such information to its external accountants, attorneys, investors, potential investors and the agents of such Persons ("Excepted Persons"), provided, however, that each Excepted Person shall, as a condition to any such disclosure, agree for the benefit of the Deal Agent, the Secured Parties, the Liquidity Agents, the Servicer, the Collateral Agent, the Backup Servicer and the Borrower that such information shall be used solely in connection with such Excepted Person's evaluation of, or relationship with, the Borrower and its affiliates, (ii) disclose the existence of the Agreement, but not the financial terms thereof, (iii) disclose such information as is required by the Transaction Documents or Applicable Law and (iv) disclose the Agreement and such information in any suit, action, proceeding or investigation (whether in law or in equity or pursuant to arbitration) involving any of the Transaction Documents or any Hedging Agreement for the purpose of defending itself, reducing its liability, or protecting or exercising any of its claims, rights, remedies, or interests under or in connection with any of the Transaction Documents or any Hedging Agreement. It is understood that the financial terms that may not be disclosed except in compliance with this Section 14.13(a) include, without limitation, all fees and other pricing terms, and all Termination Events, Servicer Termination Events, and priority of payment provisions.

         (b) Anything herein to the contrary notwithstanding, each of the Borrower and the Servicer hereby consents to the disclosure of any nonpublic information with respect to it (i) to the Deal Agent, the Liquidity Agents, the Collateral Agent, the Backup Servicer or the Secured Parties by each other, (ii) by the Deal Agent or the Lender to any prospective or actual assignee or participant of any of them or (iii) by the Deal Agent, the Collateral Agent, any Liquidity Agent or a Lender to any Rating Agency, commercial paper dealer or provider of a surety, guaranty or credit or liquidity enhancement to a Lender and to any officers, directors, employees, outside accountants and attorneys of any of the foregoing, provided each such Person is informed of the confidential nature of such information. In addition, the Secured Parties, the Liquidity Agents, the Backup Servicer and the Deal Agent may disclose any such nonpublic information as required pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).

         (c) Notwithstanding anything herein to the contrary, the foregoing shall not be construed to prohibit (i) disclosure of any and all information that is or becomes publicly known, (ii) disclosure of any and all information
(A) if required to do so by any applicable statute, law, rule or regulation, (B) to any government agency or regulatory body having or claiming authority to regulate or oversee any respects of the Collateral Agent's or Backup Servicer's business or that of their affiliates, (C) pursuant to any subpoena, civil investigative demand or similar demand or request of any court, regulatory authority, arbitrator or arbitration to which the Collateral Agent or Backup Servicer or an affiliate or an officer, director, employer or shareholder thereof is a party, (D) in any preliminary or final offering circular, registration statement or contract or other document pertaining to the transactions contemplated herein approved in advance by the Borrower or Servicer or (E) to any affiliate, independent or internal auditor, agent, employee or attorney of the Collateral Agent or Backup Servicer having a need to know the same, provided that the Collateral Agent or Backup Servicer advises such recipient of the confidential nature of the information being disclosed, or
(iii) any other disclosure authorized by the Transaction Documents or the Borrower or Servicer.

         (d) Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided, however, that such disclosure may not be made to the extent required to be kept confidential to comply with any applicable federal or state securities laws; and provided further that (to the extent not inconsistent with the foregoing) such disclosure shall be made without disclosing the names or other identifying information of any party.

         Section 14.14. Execution in Counterparts; Severability; Integration. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. This Agreement and any agreements or letters (including fee letters) executed in connection herewith contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings other than any fee letter delivered by the Originator to the Deal Agent and the Lenders.

         Section 14.15. Waiver of Setoff. Each of the parties thereto (other than each CP Conduit, as to itself) hereby waives any right of setoff it may have or to which it may be entitled under this Agreement from time to time against any CP Conduit or its assets.


                  [Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE BORROWER:                       CAC WAREHOUSE FUNDING CORPORATION II



                                    By: /s/ Douglas W. Busk
                                       -------------------------------
                                    Name: Douglas W. Busk
                                         -----------------------------
                                    Title: Treasurer
                                          ----------------------------



                                    CAC Warehouse Funding Corporation II
                                    Silver Triangle Building
                                    25505 West Twelve Mile Road
                                    Southfield, Michigan 48034-8339
                                    Attention: Wendy A. Rummler
                                    Facsimile No. 866-249-3138
                                    Confirmation No.: 248-353-2700 (ext. 4217)



THE SERVICER:                       CREDIT ACCEPTANCE CORPORATION



                                    By: /s/ Douglas W. Busk
                                       -------------------------------
                                    Name: Douglas W. Busk
                                         -----------------------------
                                    Title: Treasurer
                                          ----------------------------



                                    CAC Warehouse Funding Corporation II
                                    Silver Triangle Building
                                    25505 West Twelve Mile Road
                                    Southfield, Michigan 48034-8339
                                    Attention: Wendy A. Rummler
                                    Facsimile No. 866-249-3138
                                    Confirmation No.: 248-353-2700 (ext. 4217)



                  [SIGNATURES CONTINUED ON THE FOLLOWING PAGE]

THE INVESTOR                        WACHOVIA BANK, NATIONAL
FOR THE VFCC                        ASSOCIATION
PURCHASER GROUP:
                                    By: /s/ Justin Zakocs
                                       -------------------------------
                                    Name: Justin Zakocs
                                         -----------------------------
                                    Title: Vice President
                                          ----------------------------


                                    Wachovia Bank, National Association
                                    One Wachovia Center
                                    Charlotte, North Carolina 28288-0610
                                    Attention:           Investment Management
                                    Facsimile No.:       (704) 383-9106
                                    Confirmation No:     (704) 374-3455


VFCC:                               VARIABLE FUNDING CAPITAL
                                    COMPANY, LLC

                                    By:      Wachovia Capital Markets, LLC,
                                             as attorney-in-fact


                                    By: /s/ Douglas R. Wilson, Sr.
                                       -------------------------------
                                    Name: Douglas R. Wilson, Sr.
                                         -----------------------------
                                    Title: Vice President
                                          ----------------------------


                                    Variable Funding Capital Company, LLC
                                    c/o Wachovia Capital Markets, LLC
                                    One Wachovia Center
                                    Charlotte, North Carolina  28288-0610
                                    Attention:           Conduit Administration
                                    Facsimile No.:       (704) 383-9579
                                    Confirmation No.:    (704) 383-9343

With respect to notices required pursuant to Section 14.2, a copy of notices sent to VFCC shall be sent to:

                                    Lord Securities Corp.
                                    2 Wall Street, 19th Floor
                                    New York, New York  10005
                                    Attention:           Vice President
                                    Facsimile No.:       (212) 346-9012
                                    Confirmation No.:    (212) 346-9008

                  [SIGNATURES CONTINUED ON THE FOLLOWING PAGE]

THE DEAL AGENT:                     WACHOVIA CAPITAL MARKETS, LLC


                                    By:  /s/ Chad Kobos
                                         -----------------------------
                                    Name: Chad Kobos
                                         -----------------------------
                                    Title: Director
                                         -----------------------------


                                    Wachovia Capital Markets, LLC
                                    One Wachovia Center
                                    Charlotte, North Carolina 28288-0610
                                    Attention:           Conduit Administration
                                    Facsimile No.:       (704) 383-9579
                                    Telephone No.:       (704) 383-9343


THE LIQUIDITY AGENT                 WACHOVIA BANK, NATIONAL
FOR THE VFCC                        ASSOCIATION
PURCHASER GROUP:

                                    By:  /s/ Justin Zakocs
                                         -----------------------------
                                    Name: Justin Zakocs
                                         -----------------------------
                                    Title: Vice President
                                         -----------------------------

                                    Wachovia Bank, National Association
                                    One Wachovia Center
                                    Charlotte, North Carolina 28288-0610
                                    Attention:           Conduit Administration
                                    Facsimile No.:       (704) 383-9579
                                    Telephone No.:       (704) 383-9343

                  [SIGNATURES CONTINUED ON THE FOLLOWING PAGE]

THE INVESTOR                        JPMORGAN CHASE BANK, N.A.
FOR THE PARCO
PURCHASER GROUP:
                                    By:   /s/ Ronald J. Atkins
                                          --------------------
                                    Name:    Ronald J. Atkins
                                          --------------------
                                    Title:   Vice President
                                          --------------------


                                    Chase Tower
                                    10 S. Dearborn Street
                                    13th Floor, IL1-0612
                                    Chicago, Illinois 60670
                                    Attention:          Transaction Management
                                    Facsimile No.:      312-732-1844
                                    Confirmation No:    312-732-7206


PARCO:                              PARK AVENUE RECEIVABLES COMPANY
                                    LLC


                                    By: JPMorgan Chase Bank, N.A.,
                                             its attorney-in-fact

                                    By:  /s/ Ronald J. Atkins
                                          --------------------
                                    Name:    Ronald J. Atkins
                                          --------------------
                                    Title:   Vice President
                                          --------------------


                                    Chase Tower
                                    10 S. Dearborn Street
                                    13th Floor, IL1-0612
                                    Chicago, Illinois 60670
                                    Attention:          Transaction Management
                                    Facsimile No.:      312-732-1844
                                    Confirmation No.:   312-732-7206





                  [SIGNATURES CONTINUED ON THE FOLLOWING PAGE]

THE LIQUIDITY AGENT                 JPMORGAN CHASE BANK, N.A.
FOR THE PARCO
PURCHASER GROUP:
                                    By: /s/ Ronald J. Atkins
                                        ------------------------
                                    Name:   Ronald J. Atkins
                                    Title:  Vice President



                                    Chase Tower
                                    10 S. Dearborn Street
                                    13th Floor, IL1-0612
                                    Chicago, Illinois 60670
                                    Attention:           Conduit Administration
                                    Facsimile No.:       312-732-1844
                                    Telephone No.:       312-732-7206

                  [SIGNATURES CONTINUED ON THE FOLLOWING PAGE]

THE COLLATERAL AGENT:               WACHOVIA CAPITAL MARKETS, LLC, as
                                    Collateral Agent


                                    By:   /s/ Chad Kobos
                                          --------------------------
                                    Title:    Director
                                          --------------------------


                                    Wachovia Capital Markets, LLC
                                    One Wachovia Center, TW-9
                                    Charlotte, North Carolina 28288
                                    Attention:          Conduit Administration
                                    Facsimile No.:      (704) 383-9579
                                    Telephone No.:      (704) 383-9343


THE BACKUP SERVICER:                SYSTEMS & SERVICES TECHNOLOGIES, INC.
                                    as Backup Servicer


                                    By:   /s/ Joseph Booz
                                          --------------------------
                                    Title: EVP/Secretary
                                          --------------------------


                                    Systems & Services Technologies, Inc.
                                    4315 Pickett Road
                                    St. Joseph, MO 64503
                                    Attention:  John Chappell, President,
                                                Joseph Booz, EVP/General Counsel
                                    Facsimile:  (816) 671-2029
                                    Telephone:  (816) 671-2022; (816) 671-2028

                                                                       Exhibit A


                             FORM OF FUNDING NOTICE

Reference is made to the First Amended and Restated Loan and Security Agreement, dated as of February 15, 2006 (as amended, supplemented or otherwise modified and in effect from time to time, the "Agreement"), by and among CAC Warehouse Funding Corporation II, as borrower (in such capacity, the "Borrower"), Credit Acceptance Corporation, as servicer (in such capacity, the "Servicer"), Variable Funding Capital Company, LLC ("VFCC") and Park Avenue Receivables Company LLC ("PARCO"), as Lenders, the Investors named therein, Wachovia Bank, National Association and JPMorgan Chase Bank, N.A., as Liquidity Agents, Wachovia Capital Markets, LLC, as Deal Agent and Collateral Agent, Systems & Services Technologies, Inc., as the Backup Servicer and each other CP Conduit, Investor and Liquidity Agent party thereto. Terms defined in the Agreement, or incorporated therein by reference, are used herein as therein defined.

                           (A) Funding Request. The Borrower hereby requests the
Funding pursuant to Section 2.1 and Section 2.3 of the Loan Agreement.

                           (B) Funding Information. The Funding shall (a) take
place on [__________] and (b) shall be in an amount equal to $[_______]. Each Purchaser Group's pro rata share of the Funding shall be: [(i) ______________; and (ii) ______________.]

                           (C) Representations. The Borrower hereby represents
and warrants that (i) all conditions precedent to the Funding described in
Article III of the Agreement have been satisfied and (ii) no Termination Event or Unmatured Termination Event shall have occurred. This Funding Notice has been made in accordance with the provisions of Section 2.1(a) of the Agreement.

                           (D) Irrevocable. This Funding Notice shall be
irrevocable.

                           (E) Governing Law. This Funding Notice shall be
governed by, and construed in accordance with, the laws of the State of New
York.

      IN WITNESS WHEREOF, the undersigned has caused this Funding Notice to be duly executed and delivered by its duly authorized officer as of the date first above written.

                                            CAC Warehouse Funding Corporation II



                                            By
                                              ----------------------------------
                                               Name:
                                               Title:

                                                                       Exhibit B

                        FORM OF ASSIGNMENT AND ACCEPTANCE

                                                                       Exhibit B

                        FORM OF ASSIGNMENT AND ACCEPTANCE

                             Dated __________, 20__

      Reference is made to the First Amended and Restated Loan and Security Agreement dated as of February 15, 2006 (as amended or modified from time to time, the "Agreement") among CAC Warehouse Funding Corporation II, as borrower (the "Borrower"), Credit Acceptance Corporation, as servicer (the "Servicer"), the investors named therein, Variable Funding Capital Company, LLC, as a lender, Park Avenue Receivables Company LLC, as a lender, Wachovia Capital Markets, LLC, as deal agent and as collateral agent (the "Deal Agent" and the "Collateral Agent"), Systems & Services Technologies, Inc., as backup servicer, Wachovia Bank, National Association, a national banking association, as a liquidity agent ("Wachovia" and a "Liquidity Agent"), JPMorgan Chase Bank, N.A., as a liquidity agent ("JPMorgan,," a "Liquidity Agent," and collectively with Wachovia and any other Liquidity Agent, the "Liquidity Agents") and each other CP Conduit, Investor and Liquidity Agent party thereto. Terms defined in the Agreement are used herein with the same meaning.

      __________________ (the "Assignor") and ___________________ (the
"Assignee") agree as follows:

      1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to all of the Assignor's rights and obligations under the Agreement as of the date hereof which represents the percentage interest specified in Section 1 of Schedule 1 of all outstanding rights and obligations of the Assignor under the Agreement, including, without limitation, such interest in the Investor's Commitment of the Assignor and the Advance made by the Assignor. After giving effect to such sale and assignment, the Investor's Commitment and the amount of the Capital made by the Assignee will be as set forth in Section 2 of Schedule 1.

      2. The Assignor: (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any Adverse Claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Agreement or any other instrument or document furnished pursuant thereto;
(iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of [its related CP Conduit] or the performance or observance by [its related CP Conduit] of any of its obligations under the Agreement or any other instrument or document furnished pursuant thereto; and (iv) confirms that the Assignee is an Eligible Assignee.

      3. The Assignee: (i) confirms that it has received a copy of the Agreement, together with copies of such financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Deal Agent, the Liquidity Agents, the Collateral Agent, the Assignor or any other Investor and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Agreement; (iii) confirms that it is an Eligible Assignee; (iv) appoints and authorizes the Deal Agent, the Collateral Agent and the related Liquidity Agent each to take such action as agent on its behalf and to exercise such powers under the Agreement as are delegated to the Deal Agent and the related Liquidity Agent, respectively, by the terms thereof, together with such powers as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Agreement are required to be performed by it as an Investor; and (vi) agrees and acknowledges that the Assignee, as Investor and Secured Party is bound by the confidentiality provisions of Section 14.13 of the Agreement.

      4. Following the execution of this Assignment and Acceptance by the Assignor and the Assignee, it will be delivered to each of the Deal Agent, the Collateral Agent and the related Liquidity Agent for acceptance and recording by the Deal Agent. The effective date of this Assignment and Acceptance (the "Assignment Date") shall be the date of acceptance thereof by the Deal Agent and the related Liquidity Agent, unless a later date is specified in Section 3 of
Schedule 1.

      5. Upon such acceptance by the Deal Agent, the Collateral Agent and the related Liquidity Agent and upon such recording by the Deal Agent, as of the Assignment Date, (i) the Assignee shall be a party to the Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of an Investor thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Agreement.

      6. Upon such acceptance by the related Liquidity Agent and upon such recording by the Deal Agent, from and after the Assignment Date, the Deal Agent, the Collateral Agent and the related Liquidity Agent shall make, or cause to be made, all payments under the Agreement in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and Facility Fee with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Agreement for periods prior to the Assignment Date directly between themselves.

      7. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

      IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed by their respective officers thereunto duly authorized, as of the date first above written, such execution being made on
Schedule 1 hereto.

                                          [ASSIGNOR]

                                          By:
                                             -----------------------------------
                                              Name:
                                              Title:

                                          Address for notices

                                                   [Address]

                                          [ASSIGNEE]

                                          By:
                                             -----------------------------------
                                              Name:
                                              Title:

                                          Address for notices

                                                   [Address]

Acknowledged and accepted this ___ day of ___________, ____

[______________________________],
as Liquidity Agent for the [___________] Purchaser Group

By:
   ---------------------------------
    Name:
    Title:

Acknowledged and accepted this ___ day of ___________, ____

WACHOVIA CAPITAL MARKETS, LLC,
as Deal Agent and Collateral Agent

By:
   ---------------------------------
    Name:
    Title:

                                   Schedule 1
                                       to
                            Assignment and Acceptance
                              Dated _________, 200_

             Section 1.

                      Percentage Interest:                          ________%

             Section 2.

                      Assignee's Commitment:                        $___________

                      Aggregate Outstanding Advance owing to the

                      Assignee:                                     $___________

             Section 3.

                      Assignment Date:  _____________, 200_

                                                                       Exhibit C

                             Form of Monthly Report

                                                                       Exhibit D

                                 Form of Joinder

                                     JOINDER

      JOINDER, dated as of _______________, 20__ (this "Joinder"), among the commercial paper conduit identified in Item 2 of Schedule I hereto (the "Proposed Conduit"), the Liquidity Agent for the Proposed Conduit named in Item 3 of Schedule I hereto (a "Liquidity Agent"), its related investors ("Investors"), CAC Warehouse Funding Corporation II (the "Borrower"), Credit Acceptance Corporation , as originator and servicer ("Credit Acceptance"), and Wachovia Capital Markets, LLC, as deal agent (the "Deal Agent").

                              W I T N E S S E T H:

      WHEREAS, this Joinder is being executed and delivered under the First Amended and Restated Loan and Security Agreement, dated as of February 15, 2006 among the Borrower, Credit Acceptance, Wachovia Bank, National Association, as an investor for the VFCC Purchaser Group (an "Investor"), JPMorgan Chase Bank, N.A., as an investor for the PARCO Purchaser Group (an "Investor") and the other Investors from time to time party thereto, Variable Funding Capital Company, LLC (a "CP Conduit"), Park Avenue Receivables Company LLC (a "CP Conduit") and the other CP Conduits from time to time party thereto, the Deal Agent, Wachovia Bank, National Association, as Liquidity Agent for the VFCC Purchaser Group, JPMorgan Chase Bank, N.A., as Liquidity Agent for the PARCO Purchaser Group and the other Liquidity Agents from time to time party thereto, Systems & Services Technologies, Inc. (the "Backup Servicer") and Wachovia Capital Markets, LLC, as collateral agent (the "Collateral Agent") (as from time to time amended, supplemented or otherwise modified in accordance with the terms thereof, the "Loan Agreement" and

      WHEREAS, the Proposed Conduit wishes to become an Additional Conduit designated as a CP Conduit party to the Loan Agreement;

      NOW, THEREFORE, the parties hereto hereby agree as follows:

      (a) Upon receipt by the Deal Agent of an executed counterpart of this Joinder, to which is attached a fully completed Schedule I and Schedule II, each of which has been executed by the Proposed Conduit, its related Investors, its related Liquidity Agent, the Borrower, Credit Acceptance and the Deal Agent, the Deal Agent will transmit to the Proposed Conduit, its related Investors and its related Liquidity Agent, a Joinder Effective Notice, substantially in the form of Schedule III to this Joinder (a "Joinder Effective Notice"). Such Joinder Effective Notice shall be executed by the Deal Agent and shall set forth, inter alia, the date on which the joinder effected by this Joinder shall become effective (the "Joinder Effective Date"). From and after the Joinder Effective Date, the Proposed Conduit shall be an Additional Conduit designated as a CP Conduit party to the Loan Agreement for all purposes thereof.

      (b) Each of the parties to this Joinder agrees and acknowledges that at any time and from time to time upon the written request of any other party, it will execute and deliver such further documents and do such further acts and things as such other party may reasonably request in order to effect the purposes of this Joinder.

      (c) By executing and delivering this Joinder, the Proposed Conduit confirms to and agrees with the Deal Agent, the Liquidity Agents, the Borrower, Credit Acceptance and the CP Conduits as follows: (i) none of the Deal Agent, the Liquidity Agents or the CP Conduits makes any representation or warranty or assumes any responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any other instrument or document furnished pursuant thereto, or with respect to the Note issued to the Deal Agent pursuant to
Section 2.1(c) the Loan Agreement, or the Collateral or the financial condition of the Borrower or Credit Acceptance, or the performance or observance by the Borrower or Credit Acceptance of any of their respective obligations under the Loan Agreement, any other Transaction Document or any other instrument or document furnished pursuant thereto; (ii) the Proposed Conduit confirms that it has received a copy of such documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Joinder; (iii) the Proposed Conduit will, independently and without reliance upon the Deal Agent, any Liquidity Agent or any other CP Conduit and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Agreement; (iv) the Proposed Conduit appoints and authorizes its Liquidity Agent to take such action as agent on its behalf and to exercise such powers under the Loan Agreement as are delegated to the Liquidity Agent by the terms thereof, together with such powers as are reasonably incidental thereto, all in accordance with Article 12 of the Loan Agreement; (v) the Proposed Conduit appoints and authorizes the Deal Agent to take such action as agent on its behalf and to exercise such powers under the Loan Agreement as are delegated to the Deal Agent by the terms thereof, together with such powers as are reasonably incidental thereto, all in accordance with Article 12 of the Loan Agreement; (vi) the Proposed Conduit agrees (for the benefit of the parties hereto and the other CP Conduits) that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Agreement are required to be performed by it as an Additional Conduit designated as a CP Conduit; (vii) the Proposed Conduit agrees that its related Liquidity Agent shall not have any duties or responsibilities, except those expressly set forth in the Loan Agreement, or any fiduciary relationship with any Investor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of its related Liquidity Agent shall be read into this Joinder or otherwise exist for its related Liquidity Agent; (viii) the Proposed Conduit agrees that its related Liquidity Agent, in performing its functions and duties under the Loan Agreement, shall act solely as agent for its related Investors and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Borrower or any of its successors or assigns; (ix) the Proposed Conduit agrees that its related Liquidity Agent shall not be required to take any action that exposes such Liquidity Agent to personal liability or that is contrary to the Loan Agreement or Applicable Law; and (x) the Proposed Conduit agrees that the appointment and authority of its related Liquidity Agent hereunder shall terminate upon the indefeasible payment in full of the Aggregate Unpaids.

      (d) Schedule II hereto sets forth administrative information with respect to the Proposed Conduit.

      (e) This Joinder shall be governed by, and construed in accordance with, the laws of the State of New York.

      (f) Capitalized terms used herein and not defined herein have the meanings given such terms in the Loan Agreement.

      IN WITNESS WHEREOF, the parties hereto have caused this Joinder to be executed by their respective duly authorized officers on Schedule I hereto as of the date set forth in Item 1 of Schedule I hereto.

                                                                   SCHEDULE I TO
                                                                         JOINDER

                          COMPLETION OF INFORMATION AND
                             SIGNATURES FOR JOINDER

Re: First Amended and Restated Loan and Security Agreement, dated as of February 15, 2006, among CAC Warehouse Funding Corporation II, as borrower, Credit Acceptance Corporation, as servicer and custodian, Wachovia Bank, National Association, as an investor for the VFCC Purchaser Group (an "Investor"), JPMorgan Chase Bank, N.A., as an investor for the PARCO Purchaser Group (an "Investor") and the other Investors from time to time party hereto, Variable Funding Capital Company, LLC (a "CP Conduit"), Park Avenue Receivables Company LLC (a "CP Conduit") and the other CP Conduits from time to time party hereto, Wachovia Capital Markets, LLC, as deal agent, Wachovia Bank, National Association, as liquidity agent for the VFCC Purchaser Group (a "Liquidity Agent"), JPMorgan Chase Bank, N.A., as liquidity agent for the PARCO Purchaser Group (a "Liquidity Agent") and the other Liquidity Agents from time to time party hereto, Systems & Services Technologies, Inc., as backup servicer and Wachovia Capital Markets, LLC, as collateral agent.


Item 1:    Date of Joinder:                          ___________________________

Item 2:    Proposed Conduit:                         ___________________________

Item 3:    Name of Liquidity Agent:                  ___________________________

Item 4:    Name of Purchaser Group:                  ___________________________

Item 5:    Name(s) of Investor(s) and Commitment:    ___________________________

                                                     ___________________________

                                                     ___________________________

Item 6:    Proposed Conduit's Commitment (if any):   ___________________________

Item 7:    Purchaser Group Facility Limit:           ___________________________

Item 8:    Purchaser Group CP Rate:                  ___________________________

Item 9:    Purchaser Group Yield Rate upon the
           Termination Date:                         ___________________________

Item 10:   Signatures of Parties to Joinder:

PROPOSED CONDUIT:                          [NAME OF PROPOSED CONDUIT]


                                           By:
                                               --------------------------------
                                                 Name:
                                                 Title:
NEW PURCHASER GROUP'S                      [NAME OF LIQUIDITY AGENT]
LIQUIDITY AGENT:

                                           By:
                                               --------------------------------
                                                 Name:
                                                 Title:
DEAL AGENT:                                WACHOVIA CAPITAL MARKETS, LLC


                                           By:
                                               --------------------------------
                                                 Name:
                                                 Title:
ADDITIONAL INVESTOR:                       [NAME OF NEW INVESTOR]


                                           By:
                                               --------------------------------
                                                 Name:
                                                 Title:
BORROWER:                                  CAC WAREHOUSE FUNDING CORPORATION II


                                           By:
                                               --------------------------------
                                                 Name:
                                                 Title:
ORIGINATOR AND SERVICER:                   CREDIT ACCEPTANCE CORPORATION


                                           By:
                                               --------------------------------
                                                 Name:
                                                 Title:

                                                                  SCHEDULE II TO
                                                                         JOINDER

                       LIST OF INVESTING OFFICES, ADDRESS
                        FOR NOTICES AND WIRE INSTRUCTIONS


Address for Notices:           ________________________
                               ________________________
                               ________________________

Investing Office:              ________________________

Wire Instructions:             ________________________

                                                                 SCHEDULE III TO
                                                                         JOINDER

                                     FORM OF
                            JOINDER EFFECTIVE NOTICE


To:   [Name and address of the Borrower, the Liquidity Agent and Proposed
      Conduit]

      The undersigned, as Deal Agent under the First Amended and Restated Loan and Security Agreement, dated as of February 15, 2006, among the Borrower, Credit Acceptance, the Investors, the CP Conduits, the Deal Agent, the Liquidity Agents, the Backup Servicer and the Collateral Agent (as from time to time amended, supplemented or otherwise modified in accordance with the terms thereof) acknowledges receipt of an executed counterpart of a completed Joinder. [Note: attach copies of Schedules I and II from such Loan Agreement.] Terms defined in such Joinder are used herein as therein defined.

      Pursuant to such Joinder, you are advised that the Joinder Effective Date for [Name of Proposed Conduit] will be _____________ and such Proposed Conduit will be an Additional Conduit designated as a CP Conduit.

                                            Very truly yours,

                                            WACHOVIA CAPITAL MARKETS,
                                            LLC, as Deal Agent

                                            By:
                                                --------------------------------
                                                Name:
                                                Title:

                                                                  SCHEDULE IV TO
                                                                         JOINDER

                           PURCHASER GROUP FEE LETTER

                                                                   SCHEDULE V TO
                                                                         JOINDER

                       PURCHASER GROUP LIQUIDITY AGREEMENT

                                                                       Exhibit E

                            Form of Hedging Agreement

                                                                       Exhibit F

                          Form of Officer's Certificate
                                 as to Solvency

                                                                       Exhibit G

                            FORM OF TAKE-OUT RELEASE

      Reference is hereby made to the First Amended and Restated Loan and Security Agreement dated as of February 15, 2006 among CAC Warehouse Funding Corporation II, as the Borrower, Credit Acceptance Corporation, as the Servicer, the Investors named therein, Variable Funding Capital Company, LLC, as a Lender, Park Avenue Receivables Company LLC, as a Lender, Wachovia Capital Markets, LLC, as the Deal Agent and Collateral Agent, Wachovia Bank, National Association, as a Liquidity Agent, JPMorgan Chase Bank, N.A., as a Liquidity Agent, Systems & Services Technologies, Inc., as the Backup Servicer, and each other CP Conduit, Liquidity Agent and Investor party thereto as it may from time to time be amended, supplemented or otherwise modified in accordance with the terms thereof (the "Agreement").

      Capitalized terms not defined herein shall have the meaning given such terms in the Agreement.

      Pursuant to Section 2.16(a) of the Agreement, the Borrower requests the Collateral Agent to release all of its right, title and interest, including any security interest and Lien, in and to the Loans and Related Security identified on Schedule 1 hereto (the "Released Loans and the Related Security"). The Take-Out Date is as of [_____________________].

      Pursuant to Section 2.16(a)(ii) of the Agreement, the Servicer and the Borrower hereby certify that the Borrower will have sufficient funds on the Take-Out Date to effect the Take-Out in accordance with the Security Agreement.

      Pursuant to Section 2.16(a)(iii) of the Security Agreement, the Servicer and Borrower hereby certify that after giving effect to the Take-Out and the release to the Borrower of the Loans and Related Security on the Take-Out Date,
(x) the representations and warranties contained in Article IV of the Agreement shall continue to be correct in all material respects, except to the extent relating to an earlier date, and (y) neither an Unmatured Termination Event nor a Termination Event has occurred.

      Upon deposit in the Collection Account of $[___________] in immediately available funds, the Collateral Agent hereby releases all of its right, title and interest, including any security interest and Lien, in and to the Loans and the Related Security:

            (i) the Released Loans and the Related Security related thereto, all monies due or to become due with respect thereto, whether accounts, chattel paper, general intangibles or other property, all monies or remittances on deposit in the Credit Acceptance Payment Account which constitute proceeds of such Loans and the Loans;

            (ii) the security interests in the Contracts granted by Obligors pursuant to the related Loan and all security related thereto;

            (iii) all of the Borrower's rights under the Contribution Agreement and each Dealer Agreement with respect to such Loans and the Related Security;

            (iv)  the proceeds of any and all of the foregoing.

               [REMAINDER OF PAGE BLANK. SIGNATURE PAGE FOLLOWS.]

      Executed as of              .
                     -------------

                                Credit Acceptance Corporation, as the Servicer

                                By:
                                    ------------------------------------------
                                Name:
                                Title:

                                CAC Warehouse Funding Corporation II, as the
                                Borrower

                                By:
                                    ------------------------------------------
                                Name:
                                Title:

                                Wachovia Capital Markets, LLC, as the Deal Agent and Collateral Agent

                                By:
                                    ------------------------------------------
                                Name:
                                Title:

                                 Signature Page

                                                                       Exhibit H

                         Form of Contribution Agreement

                                                                       Exhibit I

                          FORM OF VARIABLE FUNDING NOTE

                               New York, New York
                                February 15, 2006

      FOR VALUE RECEIVED, the undersigned, CAC WAREHOUSE FUNDING CORPORATION II, a Nevada corporation (the "Borrower"), promises to pay to the order of Wachovia Capital Markets, LLC, as Deal Agent, on behalf of [the Lender], on the date specified in Section 2.1(c) of the First Amended and Restated Loan and Security Agreement (as hereinafter defined), at One Wachovia Center, Charlotte, North Carolina 28288, in lawful money of the United States of America and in immediately available funds, the principal amount of [ ] ($[ ]), or, if less, the aggregate unpaid principal amount of the all Advances made by the Lenders to the Borrower pursuant to the First Amended and Restated Loan and Security Agreement, and to pay interest at such office, in like money, from the date hereof on the unpaid principal amount of the Advance from time to time outstanding at the rates and on the dates specified in the First Amended and Restated Loan and Security Agreement.

      The Deal Agent is authorized to record, on the schedules annexed hereto and made a part hereof or on other appropriate records of the Deal Agent, the date and the amount of the Advance made by the Lenders, each continuation thereof, the funding period for such Advance and the date and amount of each payment or prepayment of principal thereof. Any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded; provided that the failure of the Deal Agent to make any such recordation (or any error in such recordation) shall not affect the obligations of the Borrower hereunder, under the First Amended and Restated Loan and Security Agreement in respect of the Advance.

      This Variable Funding Note is one of the Notes referred to in the First Amended and Restated Loan and Security Agreement, dated as of February 15, 2006 (as amended, supplemented, or otherwise modified and in effect from time to time, the "Loan and Security Agreement"), among CAC Warehouse Funding Corporation II (the "Borrower"); Credit Acceptance Corporation (the "Servicer"); the financial institutions listed on the signature pages thereto under the heading "The Investors" (the "Investors"); Variable Funding Capital Company, LLC ("VFCC"); Park Avenue Receivables Company LLC ("PARCO"); Wachovia Capital Markets, LLC, as deal agent (the "Deal Agent"); Wachovia Bank, National Association, a national banking association, as liquidity agent (a "Liquidity Agent"); JPMorgan Chase Bank, N.A., a national banking association, as liquidity agent (a "Liquidity Agent"); Systems & Services Technologies, Inc. (the "Backup Servicer"); Wachovia Capital Markets, LLC, as the Collateral Agent (the "Collateral Agent"), and each other CP Conduit, Liquidity Agent and Investor party thereto, and is entitled to the benefits thereof. Capitalized terms used herein and defined herein have the meanings given them in the Loan and Security Agreement.

      This Variable Funding Note is subject to optional and mandatory prepayment as provided in the Loan and Security Agreement.

      Upon the occurrence of a Termination Event, the Secured Parties shall have all of the remedies specified in the Loan and Security Agreement. The Borrower hereby waives presentment, demand, protest, and all notices of any kind.

      THIS VARIABLE FUNDING NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

                                    CAC WAREHOUSE FUNDING CORPORATION
                                    II,
                                      as Borrower

                                    By:
                                       --------------------------------
                                        Name:
                                        Title:

                                  Schedule 1 to
                              VARIABLE FUNDING NOTE

Principal of the    Yield on the         Prepayment          Notation by
Advances            Advances             of the Advances     Date
--------            --------             ---------------     ----

                                                                     Exhibit J-1

                           Form 1 of Dealer Agreement

                                      J-1-1

                                                                     Exhibit J-2

                           Form 2 of Dealer Agreement

                                      J-2-1

                                                                     Exhibit J-3

                           Form 3 of Dealer Agreement

                                      J-3-1

                                                                     Exhibit J-4

                           Form 4 of Dealer Agreement

                                      J-4-1

                                                                       Exhibit K

                                   [Reserved]

                                                                       Exhibit L

                               Forms of Contracts

                                                                       Exhibit M

                                   [Reserved]

                                                                       Exhibit N

                                   [Reserved]

                                                                       Exhibit O

                       Form of Backup Servicing Agreement

                                                                      SCHEDULE I

                          CONDITION PRECEDENT DOCUMENTS

CONDITION PRECEDENT DOCUMENTS                                 RESPONSIBLE PARTY
-----------------------------                                 -----------------
I.    TRANSACTION DOCUMENTS                                        Dechert

      A.    LOAN AND SECURITY AGREEMENT

      EXHIBITS TO LOAN AND SECURITY AGREEMENT

        Exhibit A Form of Funding Notice                             WCM
        Exhibit B Form of Assignment and Acceptance                Dechert
        Exhibit C Form of Monthly Report                             WCM
        Exhibit D Form of Joinder                                  Dechert
        Exhibit E Form of Hedging Agreement (including               WCM
        Schedule and Confirmation)
        Exhibit F Form of Officer's Certificate as to             Borrower
        Solvency
        Exhibit G Form of Take-Out Release                         Dechert
        Exhibit H Form of Contribution Agreement                   Dykema
        Exhibit I Form of Variable Funding Note                    Dechert
        Exhibit J-1 Form 1 of Dealer Agreement                Credit Acceptance
        Exhibit J-2 Form 2 of Dealer Agreement                Credit Acceptance
        Exhibit K [Reserved]
        Exhibit L Form of Contracts                           Credit Acceptance
        Exhibit M [Reserved]
        Exhibit N [Reserved]
        Exhibit O Form of Backup Servicing Agreement               Dechert

      SCHEDULES TO LOAN AND SECURITY AGREEMENT

        Schedule I Condition Precedent Documents                   Dechert
        Schedule II Credit Guidelines                              Dykema
        Schedule III Tradenames, Fictitious Names and         Credit Acceptance
           "Doing Business As" Names
        Schedule IV Location of Records and Contract Files    Credit Acceptance
        Schedule V Loan, Pool and Contract List               Credit Acceptance
        Schedule VI Collection Guidelines                     Credit Acceptance
        Schedule VII Forecasted Collections                   Credit Acceptance
        Schedule VIII Commitment Amount of Each Investor           Dechert
        Schedule IX List of Dealer Agreements and Pools       Credit Acceptance

      B.    Contribution Agreement                                 Dykema


                                    Sch. I-1

      Exhibit A List of Loans                                 Credit Acceptance

II.   DOCUMENTS RELATING TO THE BORROWER

      A. Secretary's Certificate with the following items      Borrower/Dykema
         attached:
         - Resolutions of the Board of Directors of the
         Borrower
         - Certificate of Incorporation of the Borrower
         - Bylaws of the Borrower
         - Incumbency

      B. On the Closing Date, an Officer's Certificate of      Borrower/Dykema
         the Borrower certifying the matters set forth in
         Section 3.1 of the Loan and Security Agreement
         and the Solvency Certificate described in
         Section 4.1(i) of the Loan and Security Agreement

         On the Funding Date, an Officer's Certificate of      Borrower/Dykema
         the Borrower certifying the matters set forth in
         Section 3.1 of the Loan and Security Agreement

      C. Certificate of Incorporation of the Borrower          Borrower/Dykema
         certified by the Secretary of State of Nevada

      D. Good Standing Certificate issued by the               Borrower/Dykema
         Secretary of State of the State of Nevada with
         respect Borrower

      E. Copies of filed financing statement on Form           Borrower/Dykema
         UCC-1 naming the Borrower as debtor and the
         Collateral Agent, for the benefit of the Secured
         Parties, as secured party

III.  DOCUMENTS RELATING TO Credit Acceptance

      A. Secretary's Certificate with the following items attached:

         - Resolutions of the Board of Directors of                Credit
         Credit Acceptance                                    Acceptance/Dykema
         - Certificate of Incorporation of Credit
         Acceptance
         - Bylaws of Credit Acceptance
         - Incumbency

      B. On the Closing Date, an Officer's Certificate of          Credit
         Credit Acceptance certifying the matters set         Acceptance/Dykema
         forth in Section 3.1 of the Loan and Security
         Agreement

         On the Funding Date, an Officer's Certificate of          Credit
         Credit Acceptance certifying that no Unmatured       Acceptance/Dykema
         Termination Event, Termination Event, Servicer
         Termination Event or potential Servicer
         Termination Event shall have occurred


                                    Sch. I-2

      C. Certificate of Incorporation certified by the             Credit
         Secretary of State of the State of Michigan          Acceptance/Dykema

      D. Good Standing Certificate issued by the                   Credit
         Secretary of State of the State of Michigan with     Acceptance/Dykema
         respect to Credit Acceptance

      E. Copies of filed financing statement on Form               Credit
         UCC-1 naming the Originator as the                   Acceptance/Dykema
         debtor/seller, the Borrower as the secured
         party/purchaser, and the Collateral Agent as
         Assignee

IV.   OPINIONS OF COUNSEL

      A. Opinion of Dykema as to true sale matters                 Dykema

      B. Opinion of Dykema covering non-consolidation              Dykema
         matters

      C. Opinion of Dykema as to certain corporate, and            Dykema
         perfection and priority matters

      D. Opinion of counsel to the Backup Servicer as to             S&K
         certain corporate and enforceability matters

V.    ADDITIONAL CLOSING DOCUMENTS/ACTIONS

      A. A certificate of an officer of the Borrower           Borrower/Dykema
         certifying that all of the conditions to funding
         set forth in Sections 3.1 and 3.2 of the
         Contribution Agreement have been satisfied

      B. Funding Notice                                           Borrower

      C. UCC-3 Termination Statements, terminating all             Credit
         security interests in the Collateral pledged to      Acceptance/Dykema
         the Collateral Agent under the Loan and Security
         Agreement and the related Contractual Release

      D. UCC search results (i) for the Borrower in                Dykema
         Nevada and (ii) for Credit Acceptance in Michigan

      E. Evidence that the Collection Account and the         Credit Acceptance
         Reserve Account have been established

      F. Evidence that the Structuring Fee and any other          Borrower
         fees or amounts due and payable on the Closing
         Date in accordance with the Fee Letter have been
         paid in full


                                    Sch. I-3

      G. Evidence that the Reserve Account has been funded        Borrower


Key:

      Wachovia Capital Markets, LLC             WCM, the Deal Agent or
                                                the Collateral Agent
      Wachovia Bank, National Association       WB
      Credit Acceptance Corporation             Credit Acceptance
      CAC Warehouse Funding Corporation II      Borrower
      Dechert                                   Dechert
      Dykema                                    Dykema Gossett
      Systems & Services Technologies, Inc.     Backup Servicer
      Seward & Kissel LLP                       S&K


                                    Sch. I-4

                                   Schedule II

                                Credit Guidelines

                     [On File with Servicer and Deal Agent]

                                    Sch. II-1

                                  Schedule III

            Tradenames, Fictitious Names and "Doing Business As" Name

None

                                   Sch. III-1

                                   Schedule IV

                     Location of Records and Contract Files

                                    Sch. IV-1

                                   Schedule V

                             Loan and Contract List
                         [Disc on File with Deal Agent]

                                    Sch. V-1

                                   Schedule VI

                              Collection Guidelines

                             [On File with Servicer]

                                    Sch. VI-1

                                  Schedule VII

                             Forecasted Collections

                                   Sch. VII-1

                                  Schedule VIII
                       Commitment Amount of Each Investor

      Purchaser Group                                 Investor                           Commitment Amount
      ---------------                                 --------                           -----------------
VFCC Purchaser Group                    Wachovia Bank, National Association              $225,000,000
PARCO Purchaser Group                   JPMorgan Chase Bank, N.A.                        $100,000,000

                                  Sch. VIII-1

                                   Schedule IX

                       List of Dealer Agreements and Pools

                                    Sch. IX-1

                                   Schedule X

       Condition Precedent Documents Relating to Amendment and Restatement

I.       TRANSACTION DOCUMENTS

         A.       FIRST AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT                           Dechert

         EXHIBITS TO LOAN AND SECURITY AGREEMENT

           Exhibit A Form of Funding Notice                                                          WCM
           Exhibit B Form of Assignment and Acceptance                                             Dechert
           Exhibit C Form of Monthly Report                                                          WCM
           Exhibit D Form of Joinder                                                               Dechert
           Exhibit E Form of Hedging Agreement (including Schedule and Confirmation)                 WCM
           Exhibit F Form of Officer's Certificate as to Solvency                                 Borrower
           Exhibit G Form of Take-Out Release                                                      Dechert
           Exhibit H Form of Contribution Agreement                                                Dykema
           Exhibit I Form of Variable Funding Note                                                 Dechert
           Exhibit J-1 Form 1 of Dealer Agreement                                             Credit Acceptance
           Exhibit J-2 Form 2 of Dealer Agreement                                             Credit Acceptance
           Exhibit J-3 Form 3 of Dealer Agreement                                             Credit Acceptance
           Exhibit J-4 Form 4 of Dealer Agreement                                             Credit Acceptance
           Exhibit K [Reserved]
           Exhibit L Form of Contracts                                                        Credit Acceptance
           Exhibit M [Reserved]
           Exhibit N [Reserved]
           Exhibit O Form of Backup Servicing Agreement                                            Dechert

         SCHEDULES TO LOAN AND SECURITY AGREEMENT

           Schedule I Condition Precedent Documents                                                Dechert
           Schedule II Credit Guidelines                                                           Dykema
           Schedule III Tradenames, Fictitious Names and "Doing Business As" Names            Credit Acceptance
           Schedule IV Location of Records and Contract Files                                 Credit Acceptance
           Schedule V Loan, Pool and Contract List                                            Credit Acceptance
           Schedule VI Collection Guidelines                                                  Credit Acceptance
           Schedule VII Forecasted Collections                                                Credit Acceptance
           Schedule VIII Commitment Amount of Each Investor                                        Dechert
           Schedule IX List of Dealer Agreements and Pools                                    Credit Acceptance

                                    Sch. X-1

           Schedule X Condition Precedent Documents Relating to Amendment and                      Dechert
           Restatement
         B.   NOTES                                                                                Dechert
II.      DOCUMENTS RELATING TO THE BORROWER

         A.   Secretary's Certificate with the following items attached:                       Borrower/Dykema
              - Resolutions of the Board of Directors of the Borrower
              - Certificate of Incorporation of the Borrower
              - Bylaws of the Borrower
              - Incumbency

         B.   On the Effective Date, an Officer's Certificate of the Borrower                  Borrower/Dykema
              certifying the matters set forth in Section 3.1 of the Loan and
              Security Agreement and the Solvency Certificate described in Section
              4.1(i) of the Loan and Security Agreement

              On the Funding Date, an Officer's Certificate of the Borrower                    Borrower/Dykema
              certifying the matters set forth in Section 3.1 of the Loan and
              Security Agreement

         C.   Certificate of Incorporation of the Borrower certified by the                    Borrower/Dykema
              Secretary of State of Nevada

         D.   Good Standing Certificate issued by the Secretary of State of the                Borrower/Dykema
              State of Nevada with respect Borrower

III.     DOCUMENTS RELATING TO Credit Acceptance

         A.   Secretary's Certificate with the following items attached:

              - Resolutions of the Board of Directors of Credit Acceptance                Credit Acceptance/Dykema
              - Certificate of Incorporation of Credit Acceptance
              - Bylaws of Credit Acceptance
              - Incumbency

         B.   On the Effective Date, an Officer's Certificate of Credit Acceptance        Credit Acceptance/Dykema
              certifying the matters set forth in Section 3.1 of the Loan and
              Security Agreement

              On the Funding Date, an Officer's Certificate of Credit Acceptance          Credit Acceptance/Dykema
              certifying that no Unmatured Termination Event, Termination Event,
              Servicer Termination Event or potential Servicer Termination Event shall have occurred

         C.   Certificate of Incorporation certified by the Secretary of State of         Credit Acceptance/Dykema
              the State of Michigan

                                    Sch. X-2

         D.   Good Standing Certificate issued by the Secretary of State of the           Credit Acceptance/Dykema
              State of Michigan with respect to Credit Acceptance

IV.        OPINIONS OF COUNSEL

         A.   Opinion of Dykema as to certain corporate and enforceability matters                 Dykema

         B.   Bringdowns addressed to the Lenders relating to the following opinions:              Dykema
               - Opinion of Dykema as to true sale matters
               - Opinion of Dykema covering non-consolidation matters

         C. Opinion of counsel to the Backup Servicer as to certain corporate and enforceability matters

V.       ADDITIONAL DOCUMENTS

         A.  JPMorgan Fee Letter                                                                JPMorgan/K&E

         B.  VFCC Amended & Restated Fee Letter                                                    Dechert

         C.  Conduit Funds Transfer Agreement                                                   JPMorgan/K&E

         D.  Borrowing Base Certificate                                                       Credit Acceptance

         E.  Amended and Restated Katz Waiver                                                      Dykema


Key:

        Wachovia Capital Markets, LLC                          WCM, the Deal Agent or the
                                                               Collateral Agent
        Wachovia Bank, National Association                    WB
        JPMorgan Chase Bank, N.A.                              JPMorgan
        Credit Acceptance Corporation                          Credit Acceptance
        CAC Warehouse Funding Corporation II                   Borrower
        Dechert                                                Dechert
        Dykema                                                 Dykema Gossett
        Systems & Services Technologies, Inc.                  Backup Servicer
        Seward & Kissel LLP                                    S&K
        Kirkland & Ellis LLP                                   K&E

                                    Sch. X-3